          Filed Pursuant to Rule 424(b)(3) Registration No. 333-68642

PROSPECTUS

                              SAFLINK CORPORATION

                               15,943,512 Shares

                                  Common Stock

   The stockholders of SAFLINK Corporation listed on page 11 may offer and sell an aggregate of 15,943,512 shares of our common stock under this prospectus. Of these shares, 6,890,699 shares of common stock are issuable upon the exercise of warrants to purchase common stock and 5,714,309 shares of common stock are issuable upon conversion of the Series E preferred stock. The selling stockholders may offer and sell the common stock on both the Pink Sheets and the OTC Electronic Bulletin Board, in block trades or other types of transactions, at prevailing market prices, or at privately negotiated prices.

   We will not receive any proceeds from the sale of the common stock. We will receive approximately $13.2 million if the warrants are fully exercised, subject to changes in the exercise price of these warrants resulting from any conversion price adjustment penalty provisions of the warrants or modifications in the exercise price of the warrants as authorized by us.

   Our common stock is quoted on both the Pink Sheets and the OTC Electronic Bulletin Board under the symbol SFLK. Prior to November 19, 2001, the effective date of our seven-for-one reverse stock split, the symbol for our common stock was ESAF.

   The shares of common stock being offered by this prospectus are highly speculative and involve a high degree of risk. You should purchase these securities only if you can afford a complete loss of your investment. We urge you to read the "Risk Factors" section of this prospectus beginning on page 4 which describes the specific risks associated with an investment in our company as well as with these particular securities.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


               The date of this prospectus is December 14, 2001.

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
Prospectus Summary.......................................................    1
Summary Consolidated Financial Data......................................    3
Risk Factors.............................................................    4
Special Note Regarding Forward-Looking Statements........................   10
Use of Proceeds..........................................................   10
Dilution ................................................................   10
Selling Stockholders.....................................................   11
Description of Capital Stock.............................................   17
Shares Eligible for Future Sale..........................................   22
Plan of Distribution.....................................................   23
Dividend Policy..........................................................   24
Price Range of Common Stock..............................................   25
Capitalization...........................................................   26
Selected Financial Data..................................................   27
Management's Discussion and Analysis of Financial Condition and Operating
 Results.................................................................   28
Qualitative and Quantitative Disclosure About Market Risk................   36
Business.................................................................   37
Properties...............................................................   44
Legal Proceedings........................................................   45
Management...............................................................   46
Executive Compensation...................................................   49
Certain Relationships and Related Transactions...........................   52
Security Ownership of Certain Beneficial Owners and Management...........   54
Where You Can Find More Information......................................   56
Legal Matters............................................................   56
Experts..................................................................   56
Index to Financial Statements............................................  F-1

                               PROSPECTUS SUMMARY

   This summary highlights information contained elsewhere in this prospectus or incorporated in this prospectus by reference. You should read the entire prospectus carefully, including the "Risk Factors" section beginning on page 4 and our financial statements, before making an investment decision.

   We design, develop and market a variety of data and network security software products. These products use biometric technologies to more securely and conveniently identify and authenticate users on personal computers, workstations, the Internet and servers in networked computer systems. Biometric technologies identify computer users by electronically capturing a specific biological characteristic of an individual, such as a fingerprint, voice or facial shape, and creating a unique digital identifier from that characteristic. That identifier is then matched against users seeking access to information and transactions.

   We were organized on October 23, 1991 and were the surviving corporation following the completion of a merger on February 20, 1992 with Topsearch, Inc., a publicly traded company. Our principal executive office is located at 11911 N.E. 1st Street, Suite B-304, Bellevue, WA 98005-3032 and our telephone number is (425) 278-1100.

                                  THE OFFERING

 Common stock to be offered by the
  selling stockholders.................. 15,943,512 shares

 Common stock outstanding as of December
  3, 2001............................... 4,555,559 shares

 Common stock issuable upon conversion
  or exercise of outstanding convertible
  securities............................ 13,863,708 shares

 Use of proceeds........................ We will not receive any proceeds from the sale of common stock covered by
                                         this prospectus. We will receive
                                         approximately $13.2 million if the
                                         warrants are fully exercised, subject
                                         to changes in the exercise price of
                                         these warrants resulting from the
                                         anti-dilution provisions of the
                                         warrants or modifications in the
                                         exercise price of the warrants as
                                         authorized by us.

 Pink Sheets and OTC Electronic Bulletin
  Board symbol.......................... SFLK

                      SUMMARY CONSOLIDATED FINANCIAL DATA

   The following financial information should be read together with the "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Operating Results" included elsewhere in this prospectus. Operating results for the nine months ended September 30, 2001 are not necessarily indicative of the results that may be expected for the year ended December 31, 2001.

                                                                       Nine Months Ended
                                                                         September 30,
                                  Year Ended December 31,                 (unaudited)
                          -------------------------------------------  ------------------
                           2000     1999     1998     1997     1996      2001      2000
                          -------  -------  -------  -------  -------  --------  --------
                                    (in thousands except per share data)
Summary Operating Data
Revenue.................  $ 1,523  $ 1,303  $ 4,920  $ 1,585  $ 2,305  $    380  $  1,156
Net loss................   (8,956)  (3,927)  (1,384)  (7,424)  (7,340)  (12,165)  (5,906)
Preferred stock deemed
 dividend...............      --       --       --     1,470    1,412       --        --
Preferred stock dividend
 and accretion..........     (348)    (104)    (278)    (350)    (303)   (1,485)     (348)
Net loss attributable to
 common stockholders....   (9,304)  (4,031)  (1,662)  (9,244)  (9,055)  (13,650)   (6,254)
Net loss per common
 share..................    (3.12)   (1.61)   (1.61)  (11.02)  (13.54)    (3.04)    (2.21)
Weighted average number
 of common shares.......    2,983    2,506    1,031      839      669     4,492     2,826

                                 As of December 31,
                         ---------------------------------- September 30, September 30,
                          2000   1999   1998   1997   1996      2001          2000
                         ------ ------ ------ ------ ------ ------------- -------------
                                                             (unaudited)   (unaudited)
Summary Balance Sheet
 Data
Total assets............ $7,997 $6,782 $2,685 $2,578 $2,832    $ 1,784       $2,877
Total liabilities.......  6,395  1,184    716  1,807  1,348      4,446        1,884
Stockholders' equity
 (deficit)..............  1,602  5,598  1,969    771  1,484     (2,662)         993

                                  RISK FACTORS

   The shares of common stock being offered by this prospectus are highly speculative and involve a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before deciding to invest in these securities.

Our failure to obtain the substantial financing we need for our operations on acceptable terms, or at all, would severely impact our ability to run our business, which could result in a loss in stockholder value and possibly termination of our operations.

   As a result of bridge loan financing, we have sufficient funds to continue our operations through December 31, 2001. We are seeking to raise additional funds for our short- and long-term operational needs by means of further bridge financing and the exercise of outstanding warrants, but there can be no assurance that we will be able to obtain such funds.

   In order to sustain our operations at current levels through December 31, 2002, and repay the $1.0 million note plus accrued interest to RMS Limited Partnership which is due May 13, 2002, we need to raise more than $9.0 million in additional funds. A portion of these funds may come from the exercise of the Series A and B warrants issued in the Series E preferred stock financing. If all of the warrants were to be exercised we would have proceeds of approximately $10.0 million of additional capital after payment of the debt owed to RMS Limited Partnership.

   If we cannot raise sufficient additional financing on acceptable terms, or at all, we would experience severe financial and operating difficulties, including the probable discontinuance of operations. If we discontinue operations our company will likely liquidate and our stock will become worthless. In order to raise additional working capital, we may need to issue additional shares of common stock or securities that are convertible into common stock. Our issuances of these securities could dilute the interests of stockholders. Additional financing may be unavailable to us or only available on terms unacceptable to us. We have, to date, had no success in raising this $9.0 million. Additionally, the terms of our Series E financing prohibit us from raising additional capital by selling equity securities that are discounted or that have a variable conversion price until 180 days after the effective date of the registration statement of which this prospectus forms a part. For more information on our liquidity and how we plan to meet our capital needs, see the section of the prospectus called "Management's Discussion and Analysis of Financial Condition and Operating Results -- Liquidity and Capital Resources."

We have accumulated significant losses since we started doing business and may not be able to generate significant revenues or any net income in the future, which would negatively impact our ability to run our business, and potentially result in a loss of your investment.

   We may continue to accumulate losses. We have accumulated net losses of approximately $72.3 million on revenue of $12.1 million from our inception through September 30, 2001. We have continued to accumulate losses after September 30, 2001 to date and we may be unable to generate significant revenues or any net income in the future. We have funded our operations through issuances of debt and equity securities to investors and may not be able to generate a positive cash flow. For more information, see the section of the prospectus called "Management's Discussion and Analysis of Financial Condition and Operating Results."

Our independent auditors have stated that there is doubt about our ability to continue as a going concern and in the event of a liquidation of our assets the value received may be less than the value of our assets as presented in our financial statements.

   As a result of our recurring losses from operations and our working capital deficit, our independent auditors, in their audit opinion covering our 2000 financial statements, stated there was substantial doubt about our ability to continue as a going concern. We are exploring options that would provide additional capital for our objectives and operating needs, such as:

  . the sale and issuance of additional stock;

  . the sale and issuance of debt;

  . the sale of certain assets; and

  . entering into an additional strategic relationship or relationships to obtain the needed funding or create what we believe would be a better opportunity to obtain such funds.

   Our failure to obtain additional capital could cause our company to cease or curtail operations and potentially result in a loss of your investment.

   The accompanying financial statements assume that we will be able to meet our obligations as they become due and that we will continue as a going concern. We may, in fact, not be able to meet our obligations or we may be forced to curtail or shut down our business. Our financial statements do not take into account any adjustments that might result from the outcome of this uncertainty, which means that if we had to liquidate, the funds received may be less than the value of our assets as presently recorded in our financial statements.

   An opinion by our independent auditors which expresses doubt about our ability to continue as a going concern may impact our dealings with third parties, including customers, suppliers and creditors, because of their concerns about our financial condition. Any such impact could harm our business and results of operation.

You may be unable to sell your common stock if you are a resident of a state in which our common stock is not registered or if an exemption from registration is unavailable.

   Since sales of our common stock must be made pursuant to applicable state securities laws, you may be unable to sell your common stock if you live in a jurisdiciton in which the common stock is not registered or if an exemption from registration is unavailable. We are not currently registered and you may not qualify for an exemption in the State of New York. In certain states, you may be required to make a filing in order to take advantage of certain exemptions from registration. We cannot guarantee that we will be able to effect any required registration or qualification for exemption in such states.

Our success depends on significant growth in the biometrics market and on broad acceptance of products in this market.

   Because almost all of our revenues will come from the sale of products that use biometric technologies, our success will depend largely on the expansion of markets for biometric products domestically and internationally. Even if use of biometric technology gains market acceptance, our products may not achieve sufficient market acceptance to ensure our viability. We cannot accurately predict the future growth rate of this industry or the ultimate size of the biometric technology market.

Because they own approximately 55% of our company, a few stockholders will be able to significantly influence our affairs which may preclude other stockholders from being able to influence stockholder votes.

   Given that RMS Limited Partnership, Jotter Technologies, Inc., and Francis
M. Santangelo own 54.6% of our currently outstanding common stock, they are able to significantly influence the vote on those corporate matters to be decided by our stockholders. RMS, Jotter and Mr. Santangelo, are parties to voting agreements which govern the parties' voting arrangements and further affect their influence over our corporate matters. In addition, the holders of the recently issued Series E preferred stock will be able to convert their shares into

5,714,309 shares of common stock, which would equal 55.6% of the then outstanding common stock. If the holders of the Series E preferred stock were to convert their preferred stock into common stock and exercise the Series A and Series B warrants held by them for an additional 6,353,685 shares, they would own 12,067,994 shares, or 72.6% of the then outstanding common stock.

We may not be able to compete with our competitors with greater financial and technical resources and greater ability to respond to market changes, which would affect our ability to promote and sell our technology and services.

   We may not be able to compete successfully in our markets against our competitors. We will face intense competition in both the biometric software and Internet toolbar markets. Many of our competitors, such as BioNetrix, Inc., Digital Persona, Inc., Ankari, Inc., Precise Biometrics, A.B., Keyware, Inc., and I/O Software, Inc. have greater resources than we do. In addition, there are smaller competitors that may be able to respond more rapidly to changes in the market. Our competitors may also be able to adapt more quickly to new or emerging technologies and standards or changes in customer requirements or devote greater resources to the promotion and sale of their products.

We may not be able to take advantage of sales opportunities in the future given the reduction in our workforce of sales and marketing personnel, which could cause our business to suffer.

   Given the reduced number of our sales and marketing personnel as a result of our recent restructuring, we may not be able to meet demand for our products and/or take advantage of sales opportunities, if this type of demand or these types of opportunities arise. If we cannot meet demand for our products, we may not be able to compete with our competitors and our business may suffer.

We depend on attracting and retaining skilled employees, which may be difficult due to the competitive employment market.

   If we lose any of our key, highly skilled technical, managerial and marketing personnel due to the intense competition in the technology industry, our operations may suffer. The success of our company will depend largely upon our ability to hire and retain this type of personnel. If we are unable to raise capital it is likely that our employees will leave or be terminated.

Certain key executive officers have not held their positions for very long and so we are dependent on their subordinates for some aspects of operating our business.

   Our future success depends to a significant degree on the skills, experience and efforts of our executive officers and management personnel. Our chief executive officer and chief financial officer, who were hired to replace our former chief executive and chief financial officers when they resigned, as well as certain other executive officers, have held their positions for less than a year. This means that our senior executives do not know the company as well as their predecessors, and are dependent, to some degree, on their subordinates, who, in turn, may not have the requisite skill and experience to advise our upper management.

Our stock has been delisted from the Nasdaq SmallCap Market and there is a limited public market for our common stock. As a result, our stockholders may not be able to sell their common stock easily or may experience higher transaction costs resulting from pricing inefficiencies.

   Historically, there has been a limited public market for the shares of our common stock. On August 9, 2001, our stock was delisted from the Nasdaq SmallCap Market and there is no certainty that our stock will be permitted to trade again on Nasdaq or that there will be an active trading market for our common stock. Our common stock is currently quoted on both the Pink Sheets and the OTC Electronic Bulletin Board and investors may find it more difficult to obtain accurate price quotations of our common stock than they would if the stock were quoted on the Nasdaq SmallCap Market. This means that you may not be able to sell your SAFLINK stock readily and there may be inefficiencies in the pricing of our stock that could result in broader spreads between the bid and ask prices for our stock.

Since our common stock is listed on the Pink Sheets and the OTC Electronic Bulletin Board, which can be volatile markets, you may realize a loss on the disposition of your shares.

   Our common stock is quoted on both the Pink Sheets and the OTC Electronic Bulletin Board, which are more limited trading markets than the Nasdaq SmallCap Market. Timely and accurate quotations of the price of our common stock may not always be available and trading volume in this market is relatively small. Consequently, the activity of trading only a few shares may affect the market and may result in wide swings in price and in volume. The price of our common stock may fall below the price at which an investor in this offering purchased shares, and an investor may receive less than the amount invested if the investor sells its shares. Our shares of common stock may be subject to sudden and large falls in value, and an investor could experience the loss of the investor's entire investment.

Since our common stock is considered "penny stock," and additional rules apply to sales of penny stocks, broker-dealers may be less likely to trade our common stock which could cause investors to find it difficult to sell their shares.

   Since our stock has a market price of less than $5.00 per share, it is subject to rules regarding so-called "penny stocks" that may limit trading in the secondary market. These rules impose additional sales practice requirements on broker-dealers if they sell penny stock securities to ordinary investors. As a result, broker-dealers may be unable or unwilling to trade "penny stocks." This could result in investors finding it more difficult to sell their shares of our common stock.

If the market price of our common stock continues to be volatile, the value of your stockholdings may decline.

   Like many other technology companies, the market price of our common stock has been, and may continue to be, volatile, which means the value of your SAFLINK stock may fluctuate. Factors that are difficult to predict such as

  . quarterly revenue,
  . statements and ratings by financial analysts, . overall market performance, and
  . announcements by our competitors concerning new product developments contribute to volatility and may have a significant impact on the market price of our common stock. If we are unable to raise additional capital our common stock may become worthless.

The issuance of common stock reserved for our stock option plans and the exercise of warrants could dilute your investment and may create a negative public perception of the value of our stock.

   Our issuance of a large number of additional shares of our common stock upon the exercise of outstanding stock options or warrants could decrease the market price of our common stock. The market price of our common stock could decline as a result of sales of a large number of shares of our common stock in the market or the perception that these sales could occur. We have an aggregate of

  . 403,557 shares reserved for issuance upon exercise of options granted or that may be granted under our 1992 Stock Incentive Plan;
  . 2,142,858 shares reserved for issuance upon exercise of options granted or that may be granted under the 2000 Stock Incentive Plan;

  . 59,187 shares reserved for issuance upon the exercise of options granted outside the 1992 and 2000 Stock Incentive Plans; and
  . 6,897,396 shares of common stock reserved for issuance upon the exercise of outstanding warrants.

   If we issue our common stock to option and warrant holders, it will dilute your ownership interest. In addition, if a large number of option or warrant holders sell their shares of our common stock, it could create a negative public perception of the value of our stock.

We are partly dependent on third parties for our product distribution and if these parties do not promote our products, it may limit our ability to generate revenue.

   We utilize third parties such as resellers, distributors and makers of complementary technology to complement our full-time sales staff in promoting sales of our products. If these third parties do not actively promote our products, our ability to generate revenue may be limited. We cannot control the amount and timing of resources that these third parties devote to marketing activities on our behalf. Some of these business relationships are formalized in agreements which can be terminated with little or no notice and may be subject to amendment. We also may not be able to negotiate acceptable distribution relationships in the future and cannot predict whether current or future distribution relationships will be successful.

Since a large percentage of our historic revenues have been derived from a limited number of customers, our sales have experienced wide fluctuations.

   Four customers accounted for approximately 38%, 20%, 17% and 10% of our 2000 revenues. Two customers accounted for approximately 45% and 22% of our 1999 revenues. Approximately 80% of our 1998 revenue was from the sale of software licenses and related services to one customer. No other significant customer accounted for significant sales in 1998. As a result of this concentration of sales to a limited number of customers, our sales have experienced wide fluctuations.

In order to succeed, we will have to keep up with rapid technological change in the software industry and various factors could impact our ability to keep pace with these changes.

   Software design and the biometric technology industry are characterized by rapid development and technological improvements. Because of these changes, our success will depend on our ability to keep pace with a changing marketplace and integrate new technology into our software and introduce new products and product enhancements to address the changing needs of the marketplace. Various technical problems and resource constraints may impede the development, production, distribution and marketing of our products and services. In addition, laws, rules, regulations or industry standards may be adopted in response to these technological changes which, in turn, could materially adversely affect how we do business.

We are not experienced in doing business outside the United States and the application of Canadian laws or regulations not previously applicable to our business and which we have little experience in dealing with may have a negative effect on the business.

   We will have to become familiar with doing business in Canada which is a new corporate and legal environment for us, and we may experience difficulties in this regard. Prior to the asset purchase transaction with Jotter, we only had operations in the United States. Jotter, on the other hand, had a facility in Alberta, Canada, which now serves our company.

Provisions in our certificate of incorporation and our Certificate of Designation, Preferences and Rights of the Series E preferred stock may prevent or impact the value of a takeover of our company even if a takeover is beneficial to stockholders.

   Our certificate of incorporation authorizes our board of directors to issue up to 1,000,000 shares of preferred stock, which may adversely affect our common stockholders. We may issue shares of preferred stock without stockholder approval and upon terms and conditions, and having those types of rights, privileges and preferences, as the board of directors determines. Specifically, the issuance of preferred stock may make it more difficult for a third party to acquire, or may discourage a third party from acquiring, voting control of our company even if the acquisition would benefit stockholders. In addition, the issuance of the Series E preferred stock may impact the value of a takeover to common stockholders because the holders of the Series E preferred stock are entitled to demand that we redeem their stock for cash equal to 125% of the price paid for this stock by the holders in connection with certain acquisitions in which more than 40% of our stock is issued. For a detailed description of the terms of our preferred stock, see "Description of Capital Stock."

A significant number of shares of our common stock eligible for future sale could drive down the market price for our common stock and the availability of a large number of our shares on the open market could make it difficult for us to raise capital.

   As of December 3, 2001, 4,555,959 shares of our common stock were outstanding before the issuance of an additional 238,645 shares of common stock to Jotter pursuant to our recent agreement to issue these shares in exchange for cancellation of the note payable issued to Jotter as partial consideration for the intellectual property and fixed assets acquired from Jotter in December 2000, for which we recently received stockholder approval. In addition, we are required to register the 12,067,994 shares of common stock issuable upon the conversion of the recently issued preferred stock and Series A and Series B warrants, which shares will be able to be resold in the public market once the registration statement, of which this prospectus is a part, registering those shares, is declared effective by the SEC. Furthermore, substantially all of the currently outstanding shares will be able to be resold in the public market once this registration statement, of which this prospectus is a part, registering the shares, is declared effective by the SEC. Sales of shares of common stock in the public market or the perception that sales of large numbers of our shares may occur could adversely affect the market price of our common stock. These sales or perceptions of possible sales could also impair our ability to raise capital. It is possible that this volatility will have an adverse effect on the market price of the common stock.

If we fail to register the shares issuable upon the conversion of the Series E preferred stock and the Series A warrants and Series B warrants by December 31, 2001, we will be penalized by being required to issue additional shares of common stock upon conversion of the Series E preferred stock which could depress the price of our common stock.

   We were required to file by August 29, 2001 a registration statement, of which this prospectus is a part, to register the shares of common stock issuable upon conversion of the Series E preferred stock and upon exercise of the Series A and Series B warrants issued to the purchasers. If this registration statement is not declared effective by the SEC by December 31, 2001, we will be required to reduce the conversion price of the shares of Series E preferred stock by 20% and by 1.5% each month thereafter during which this registration failure continues. A reduced conversion price means that more common stock will be issuable upon conversion of the Series E preferred stock. The issuance of additional shares of common stock for no additional payment may drive down the price of our stock. Furthermore, if the registration statement, of which this prospectus is a part, is not declared effective by the SEC by December 31, 2001, the expiration dates of the Series A and B warrants may be adjusted. If this were to happen, it would be advantageous to the warrant holders, but may be disadvantageous to holders of our common stock. These expiration date adjustments are described in more detail on page 19 in the section of this prospectus called "Description of Capital Stock-- Warrants-- Warrants issued in connection with the recent financing."

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

   Some of the statements contained or incorporated by reference in this prospectus constitute forward-looking statements within the meaning of the Securities Act of 1933 or the Securities Exchange Act of 1934. These forward-looking statements involve risks and uncertainties. Words such as "believe," "expect," "intend," "plan," "anticipate," "likely," "will," and similar expressions are intended to identify these forward-looking statements. Our actual results may differ significantly from the results discussed in these forward-looking statements.

   These forward-looking statements are subject to risks, uncertainties and occurrences which could cause actual results to differ materially from future results expressed or implied by the statements. See "Risk Factors" above and our periodic reports and other documents filed with the SEC for further discussions of some of the risks, uncertainties and other factors applicable to us, our business and the shares proposed to be sold by this prospectus.

                                USE OF PROCEEDS

   We will not receive any proceeds from any sales by the selling stockholders of common stock under this prospectus. If all the warrants to purchase the common stock covered by this prospectus are exercised in full, we would receive gross proceeds of approximately $13.2 million. These amounts would be added to and used by us for working capital and general corporate purposes. In addition, we have agreed to apply 50% of any proceeds received from the exercise of Series A and Series B warrants issued in the recently completed financing towards principal and interest payments during the one year extension period of the $1.0 million note issued to RMS Limited Partnership.

                                    DILUTION

   This offering is for sales of stock by our existing stockholders on a continuous or delayed basis in the future. Sales of common stock by stockholders will not result in any substantial change to the net tangible book value per share before and after the distribution of shares by the selling stockholders. There will be no change in net tangible book value per share attributable to cash payments made by purchasers of the shares being offered. Prospective investors should be aware, however, that the price of our shares may not bear any rational relationship to net tangible book value per share. The market price of our common stock could decline as a result of sales of a large number of shares of our common stock in the market or the perception that these sales could occur. We have an aggregate of

  . 403,557 shares reserved for issuance upon exercise of options granted or that may be granted under our 1992 Stock Incentive Plan;
  . 2,142,858 shares reserved for issuance upon exercise of options granted or that may be granted under the 2000 Stock Incentive Plan;
  . 59,187 shares reserved for issuance upon the exercise of options granted outside the 1992 and 2000 Stock Incentive Plans;
  . 6,897,396 shares of common stock reserved for issuance upon the exercise of outstanding warrants; and
  . 5,660,737 shares reserved for issuance upon the conversion of our Series E preferred stock.

                              SELLING STOCKHOLDERS

   The table below presents information about persons for whom we are registering the shares for resale to the public. Unless otherwise indicated below in the footnotes, to our knowledge each of the persons listed below has sole voting and investment power with respect to the shares listed. Because the selling stockholders may sell all, some or none of their shares, no definitive estimate as to the number of shares that will be held by the selling stockholders after such offering can be provided and the following table has been prepared on the assumption that all shares offered under this prospectus will be sold. The shares being registered under the registration statement of which this prospectus is a part will be sold, if at all, by the selling stockholders listed below:

                                                                      Shares of Common
                            Shares of Common          Number             Stock To Be
                           Stock Beneficially      of Shares of         Beneficially
                          Owned Prior to this      Common Stock       Owned After this
                                Offering           Being Offered          Offering
                          ------------------------ -------------      -----------------
   Selling Stockholder     Amount       Percentage                    Amount Percentage
   -------------------    ---------     ----------                    ------ ----------
Allan Ennis SEP IRA.....     18,000          *          18,000(1)        0        *
Amit Bhatia.............      8,572          *           8,572(1)        0        *
Amy Factor..............     71,430          *          71,430(1)        0        *
Anzalone Investments LLC
 (aa)...................     36,286          *          36,286(1)        0        *
Amando Delgado..........     35,716          *          35,716(1)        0        *
Brendalyn K. Norton fbo
 Callilyn Norton........     17,716          *          17,716(1)        0        *
Brendalyn K. Norton fbo
 Connor Norton..........     17,716          *          17,716(1)        0        *
Bushrod Burns...........    107,144          *         107,144(1)        0        *
The Carrey Family Trust
 (bb)...................     17,716          *          17,716(1)        0        *
Charles P. Strogen......     36,286          *          36,286(1)        0        *
Christopher P. Choma....     36,286          *          36,286(1)        0        *
Dalewood Associates, LP
 (cc) ..................     35,716          *          35,716(1)        0        *
Dana Bowler (A).........    326,432        1.9%        326,432(1)(10)    0        *
Dana Ennis..............     36,286          *          36,286(1)        0        *
David Garmus & Caren
 Garmus.................     18,000          *          18,000(1)        0        *
Dean R. Poirier.........     35,716          *          35,716(1)        0        *
DTMFS, LP (dd)..........     18,000          *          18,000(1)        0        *
F. Berdon & Co., LP
 (A)(ee)................    233,930        1.3%        233,930(1)(10)    0        *
Forum Partners (A)(ff)..  1,120,600        6.4%      1,120,600(1)(10)    0        *
Fredric M. Bauthier.....     36,286          *          36,286(1)        0        *
Freya Fanning &
 Co.(gg)................  1,157,574        6.7%      1,157,574(1)(10)    0        *
Glenn Argenbright (B)...      9,144(14)      *           9,144(1)        0        *
Harry Falterhauer.......     36,286          *          36,286(1)        0        *
H.C. Wainwright & Co.,
 Inc. (C)(hh)...........    213,573        1.2%        213,573(1)(3)     0        *
Jason Adelman...........    167,716          *         167,716(1)(3)     0        *
Jeffrey & Helene
 Grantz.................     14,286          *          14,286(1)        0        *
John O. Johnston........     18,000          *          18,000(1)        0        *
John Somody.............     36,286          *          36,286(1)        0        *
Joseph Haselwander......    142,858          *         142,858(1)        0        *
Joshua M. Grantz........     18,572          *          18,572(1)        0        *
Ken Wilton (D)..........     38,572          *          38,572(1)        0        *
Loredana Biffoni........     71,430          *          71,430(1)        0        *
Lynn Factor.............     28,572          *          28,572(1)        0        *
Malia Group, Inc.(ii)...     28,572          *          28,572(1)        0        *
Margaret L. Argenbright
 (E)....................     14,286          *          14,286(1)        0        *
Matthew Balk............     84,215          *          84,215(1)(3)     0        *
Michael T. McGrath......     21,430          *          21,430(1)        0        *
Cree & Jennifer Edwards
 Family Trust(jj).......     97,430          *          97,430(2)        0        *

                                                                      Shares of Common
                               Shares of                                 Stock To Be
                           Common Stock Owned                           Beneficially
                             Prior to this                            Owned After this
                                Offering              Number              Offering
                          ------------------------   of Shares        -----------------
   Selling Stockholder     Amount       Percentage Being Offered      Amount Percentage
   -------------------    ---------     ---------- -------------      ------ ----------
William H. Draper, III
 Revocable Trust(kk)....     91,144           *         91,144(2)         0       *
Fred M. Gibbons.........    132,000           *        132,000(2)         0       *
Micro Cap Partners,
 L.P(ll)................  1,942,288        11.2%     1,942,288(2)         0       *
Micro-Mousse Partners,
 L.P.(mm)...............    223,144         1.3%       223,144(2)         0       *
Paul C. Edwards.........     97,430           *         97,430(2)         0       *
UBTI Free, L.P.(nn).....    179,144         1.0%       179,144(2)         0       *
William C. Edwards
 Revocable Trust U/A
 9/22/88(oo)............    380,288         2.2%       380,288(2)         0       *
PCE Defined Benefit Plan
 (A)(pp)................     39,179           *         39,179(1)(10)     0       *
Peconic Fund,
 Ltd.(N)(qq)............    142,858           *        142,858(1)         0       *
Peter D. Brim (A).......     52,502           *         52,502(1)(10)     0       *
Peter A. Kirby..........     14,286           *         14,286(1)         0       *
Philip C. Bird..........     36,286           *         36,286(1)         0       *
Pinetree Capital
 Corp.(rr)..............     71,430           *         71,430(1)         0       *
Rainer Bullinger........     35,716           *         35,716(1)         0       *
Ralph Rybacki...........     36,286           *         36,286(1)         0       *
Robert E. Dettle........     18,000           *         18,000(1)         0       *
Ronald H. Wise..........     36,286           *         36,286(1)         0       *
Scot A. Kane............     54,572           *         54,572(1)         0       *
Scott Weisman...........     84,215           *         84,215(1)(3)      0       *
SDS Merchant Fund, LP
 (A)(ss)................  2,331,787        13.4%     2,331,787(2)         0       *
SAC Capital Associates,
 LLC(tt)................  1,571,430         9.0%     1,571,430(2)         0       *
Sid Schribstien.........     18,000           *         18,000(1)         0       *
Spotlight Interactive,
 Inc. (O)(uu)...........    106,858           *        106,858(1)         0       *
Velma I. Goedert........    142,858           *        142,858(1)         0       *
Wade T. Accomazzo
 Trust(vv)..............     14,286           *         14,286(1)         0       *
Walter Kush.............     18,000           *         18,000(1)         0       *
William Gitow...........     14,286           *         14,286(1)         0       *
Yoel Altman.............     30,000           *         30,000(1)         0       *
Global Capital
 Securities(ww).........     14,286           *         14,286(3)         0       *
Brian Herman............      9,000           *          9,000(3)         0       *
James St. Clair.........      1,429           *          1,429(3)         0       *
Mark Ford...............      2,143           *          2,143(3)         0       *
Sean Callahan...........      1,715           *          1,715(3)         0       *
Capital Placement
 Holdings(xx)...........    135,715           *        135,715(3)         0       *
Jotter Technologies,
 Inc. (yy)..............    967,160         5.6%       967,160(4)(9)      0       *
Home Shopping Network
 Inc. (zz)..............    371,505         2.1%       371,505(5)         0       *
RMS Limited Partnership
 (M)(aaa)...............  1,712,402         9.8%     1,712,402            0       *
Carr America Realty
 Corporation (F)(bbb)...      3,572           *          3,572(6)         0       *
Anovea, Inc.(ccc).......     21,429           *         21,429(7)         0       *
Solthree Software
 Corporation(ddd).......     35,715           *         35,715(8)         0       *
J. Anthony Forstmann
 (A)(G).................        358           *            358(10)        0       *
Chris Bonang (A)........        893           *            893(10)        0       *
Robert Klein, M.D. (A)..      3,572           *          3,572(10)        0       *
Francis R. Santangelo
 (G)....................     48,572(14)       *         48,572(11)        0       *
Frank M. Devine (H).....     47,382(14)       *         40,477(11)    6,905       *

                                                              Shares of Common
                                Shares of                       Stock To Be
                            Common Stock Owned               Beneficially Owned
                              Prior to this                      After this
                                 Offering         Number          Offering
                            ------------------   of Shares   ------------------
    Selling Stockholder     Amount  Percentage Being Offered Amount  Percentage
    -------------------     ------- ---------- ------------- ------- ----------
Hector J. Alcalde(H)......   15,715      *         7,143       8,572      *
Jeffrey P. Anthony(G)(M)..  156,191      *           596     155,599      *
Timothy J. Brown(I).......    8,317      *           119       8,199      *
Mary L. Collins(I)........      895      *           119         776      *
Cherylann M. George(I)....    5,057      *           191       4,866      *
Walter G. Hamilton(J).....   19,740      *         1,668      18,072      *
Gregory C. Jensen(K)......    9,279      *           239       9,040      *
Colleen M. Madigan(I).....   11,623      *         1,191      10,432      *
William A. Rogers(I)......      119      *           119           0      *
Maril Zbik(I).............      918      *           179         739      *
Abington Capital(eee).....   21,429      *        21,429           0      *
Jim Agate.................   10,715      *        10,715           0      *
Bridget L. Rice
 Batkin(fff)..............   10,358      *        10,358           0      *
 Rollover IRA
Nicholas Colabella........    3,572      *         3,572           0      *
Richard P. Crane, Jr......   14,286      *        14,286           0      *
David H. Furukawa.........    6,429      *         6,429           0      *
James T. Gallagher........    3,572      *         3,572           0      *
Michael Hilbert...........    7,143      *         7,143           0      *
Societus, LLC.............    3,572      *         3,572           0      *
Lynn Hinkle...............    5,358      *         5,358           0      *
Don Klosterman(G).........   21,429      *        21,429           0      *
Anthony J. Knapp, Jr......    2,381      *         2,381           0      *
Deadbug Partnership(ggg)..   10,715      *        10,715           0      *
Nob Hill Capital
 Associates(hhh)..........    2,858      *         2,858           0      *
Nob Hill Capital
 Partners(iii)............   11,429      *        11,429           0      *
Ralph Olson...............    5,358      *         5,358           0      *
Donald P. Scanlon.........    8,572      *         8,572           0      *
James W. Shepperd(L)(M)...   43,217      *         3,572      39,645      *
Martin Sumichrast.........   21,429      *        21,429           0      *
International Interest
 Group, Inc.(jjj).........    7,775      *         7,775           0      *
Andrew S. Reiner..........    1,429      *         1,429           0      *
Chris Carlson.............    1,429      *         1,429           0      *

--------
*    Less than 1%.
(1) Represents shares of common stock issuable upon conversion of Series E preferred stock and exercise of Series A warrants with an exercise price of $1.75.
(2) Represents shares of common stock issuable upon conversion of Series E preferred stock and exercise of Series A warrants and Series B warrants with an exercise price of $1.75.
(3) Represents shares of common stock issuable upon exercise of the placement warrants issued in connection with the Series E financing with an exercise price of $1.40.
(4) Represents shares of common stock issuable upon conversion of the balance of the $1.7 million promissory note issued to Jotter. The shares issuable to Jotter will be held in escrow on behalf of Jotter and released in monthly distributions after Jotter satisfies certain Canadian tax obligations related to the asset purchase.
(5) Represents shares of common stock issued upon conversion of Series A preferred stock.
(6) Represents shares of common stock issuable upon exercise of a warrant with an exercise price of $1.40.
(7) Represents shares of common stock issuable upon exercise of a warrant with an exercise price of $3.50.

(8) Represents shares of common stock issuable upon exercise of a warrant with an exercise price of $15.33.
(9) Includes shares of common stock issued as partial consideration pursuant to the asset purchase transaction between our company and Jotter. The shares issued to Jotter will be held in escrow on behalf of Jotter and released in monthly distributions after Jotter satisfies certain Canadian tax obligations related to the asset purchase.
(10) Represents shares of common stock issuable upon exercise of warrants with an exercise price of $10.50.
(11) Includes shares of common stock issuable upon exercise of outstanding options granted outside the 1992 Stock Incentive Plan with exercise prices ranging from $4.48 to $32.76.
(12) Includes 1,822 shares of common stock issuable upon the exercise of warrant with an exercise price of $23.66 issued as part of our settlement on May 15, 1998 of a lawsuit filed by IIG and 5,953 shares of common stock issued as part of the settlement with IIG. Lloyd Fischel may be deemed the beneficial owner of these shares because he is the sole stockholder, officer and director of IIG.
(13) Includes shares of common stock issuable upon the exercise of warrants with an exercise price of $23.66 transferred from IIG.
(14) Includes shares of common stock issuable upon exercise of outstanding options vesting within 60 days of the date of this prospectus.
(A) On November 13, 2000, we issued 51,789 warrants with an exercise price of $10.50 in conjunction with the receipt of $1,450,000 of bridge financing.
(B) Glenn Argenbright is our current interim chief executive officer, interim president, and chairman of the board, and from December 1999 until June 2001, served as president and chief executive officer of Jotter.
(C) H.C. Wainwright & Co., Inc., which was the placement agent for our recently completed private placement of Series E preferred stock, invested a portion of the placement fee received by it in the private placement.
(D) Ken Wilton is the chairman of the board of Jotter.
(E) Margaret Argenbright is the mother of Glenn Argenbright.
(F) We leased office space from Carr Redmond Corporation, an affiliate of Carr America Realty Corporation, until August 2001.
(G) J. Anthony Forstmann, Francis R. Santangelo, Jeffrey P. Anthony, and Don Klosterman were members of our board of directors. From 1991 to 1998, Mr. Forstmann also served in various capacities including chairman of the board, president and chief executive officer of our company. From 1998 to June 2001, Mr. Anthony also served in various capacities including chairman of the board, president and chief executive officer of our company. Mr. Anthony is currently a consultant of ours.
(H) Hector J. Alcade was a member of our board of directors and Frank M. Devine is a member of our board of directors.
(I) Timothy J. Brown, Mary L. Collins, Cherylann George, Colleen Madigan, William Rogers and Maril Zbik are present or former consultants or employees of ours.
(J) Walter G. Hamilton is our Vice President of Business Development. He has been an employee of ours since 1995.
(K) Gregory C. Jensen is our Vice President of Engineering. He has been an employee of ours since 1992.
(L) James W. Shepperd served as our Chief Financial Officer and Corporate Secretary on a part-time basis from May 1998 through December 1999 and on a full-time basis from December 1999 to June 2001. Mr. Shepperd is currently a consultant of ours.
(M) On November 13, 2000, Mr. Anthony, Mr. Shepperd, and RMS Limited Partnership entered into loan agreements with us for an aggregate principal amount of $1,050,000. Both Messrs. Anthony and Shepperd agreed to loan $25,000 to us, and RMS Limited Partnership agreed to loan $1.0 million to us. Mr. Anthony advanced us an additional $5,000 in April 2001. Under the terms of this bridge financing, each of these lenders had the right to participate in the recently completed financing by electing to receive Series E preferred stock and warrants in payment of their respective loans on the same terms and conditions offered to other purchasers in that financing. Messrs. Anthony and Shepperd and RMS Limited Partnership did not elect to participate in that financing. Proceeds from the recently completed financing are being used in part to repay the bridge loans. In addition, in connection with this financing, RMS Limited Partnership agreed to extend its $1.0 million bridge note and accrued interest for an additional 12 months and we agreed to apply 50% of any proceeds received from the exercise of Series A and Series B warrants issued in the financing towards principal and interest payments of the RMS note during the extension period.
(N) Peconic Fund is an affiliate of Ramius Securities, LLC, a broker-dealer. The shares were purchased to be resold in the ordinary course of business and at the time of purchase Peconic Fund had no agreements or understanding directly or indirectly with any person to distribute the securities.
(O)Glenn Argenbright and Steve Oyer are directors of Spotlight Interactive,
   Inc.
(aa) Al Anzalone has sole voting and investment power with respect to the securities to be resold on behalf of Anzalone Investments LLC.
(bb) Ronald J. Carrey has sole voting and investment power with respect to the securities to be resold on behalf of The Carrey Family Trust.
(cc) Steve Levine has sole voting and investment power with respect to the securities to be resold on behalf of Dalewood Associates, LP.
(dd) Brian Herman has sole voting and investment power with respect to the securities to be resold on behalf of DTMFS, LP.
(ee) Rick Berdon has sole voting and investment power with respect to the securities to be resold on behalf of F. Berdon & Co., LP.
(ff) Arnold Mullen has sole voting and investment power with respect to the securities to be resold on behalf of Forum Partners.
(gg) Tom Hallowell has sole voting and investment power with respect to the securities to be resold on behalf of Freya Fanning & Co.
(hh) Jason Adelman has sole voting and investment power with respect to the securities to be resold on behalf of H.C. Wainwright & Co., Inc.
(ii) Simon Altman has sole voting and investment power with respect to the securities to be resold on behalf of Malia Group, Inc.
(jj) William L. Edwards has sole voting and investment power with respect to the securities to be resold on behalf of Cree & Jennifer Edwards Family Trust.
(kk) William L. Edwards has sole voting and investment power with respect to the securities to be resold on behalf of William H. Draper, III Revocable Trust.
(ll) William L. Edwards has sole voting and investment power with respect to the securities to be resold on behalf of Micro Cap Partners, L.P.
(mm) William L. Edwards has sole voting and investment power with respect to the securities to be resold on behalf of Micro-Mousse Partners, L.P.
(nn) William L. Edwards has sole voting and investment power with respect to the securities to be resold on behalf of UBTI Free, L.P.
(oo) William L. Edwards has sole voting and investment power with respect to the securities to be resold on behalf of William C. Edwards Revocable Trust U/A 9/22/88.
(pp) Jack Reily Sr. has sole voting and investment power with respect to the securities to be resold on behalf of PCE Defined Benefit Plan.
(qq) Jeff Solomon has sole voting and investment power with respect to the securities to be resold on behalf of Peconic Fund, Ltd.
(rr) Yoel Altman has sole voting and investment power with respect to the securities to be resold on behalf of Pinetree Capital Corp.
(ss) Scott Derby has sole voting and investment power with respect to the securities to be resold on behalf of SDS Merchant Fund, LP.
(tt) Peter Nussbaum has sole voting and investment power with respect to the securities to be resold on behalf of SAC Capital Associates, LLC.
(uu) Glenn Argenbright has sole voting and investment power with respect to the securities to be resold on behalf of Spotlight Interactive, Inc.
(vv) Wade T. Accomazzo has sole voting and investment power with respect to the securities to be resold on behalf of Wade T. Accomazzo Trust.

(ww) Russell K. Bean has sole voting and investment power with respect to the securities to be resold on behalf of Global Capital Securities.
(xx) Jason Craven has sole voting and investment power with respect to the securities to be resold on behalf of Capital Placement Holdings.
(yy) Robert Smibert has sole voting and investment power with respect to the securities to be resold on behalf of Jotter Technologies Inc.
(zz) Julius Genachowski has sole voting and investment power with respect to the securities to be resold on behalf of Home Shopping Network, Inc.
(aaa) Roy Speer is the sole stockholder and a director of Crystal Diamond, Inc., the general partner of RMS.
(bbb) Clete Cooper has sole voting and investment power with respect to the securities to be resold on behalf of Carr America Realty Corporation.
(ccc) Tom Holton has sole voting and investment power with respect to the securities to be resold on behalf of Anovea, Inc.
(ddd) Victoria J. Laws has sole voting and investment power with respect to the securities to be resold on behalf of Solthree Software Corporation.
(eee) Joseph M. Deveney has sole voting and investment power with respect to the securities to be resold on behalf of Abington Capital.
(fff) Bridget L. Rice Batkin has sole voting and investment power with respect to the securities to be resold on behalf of the Bridget L. Rice Batkin Rollover IRA.
(ggg) David L. Lavigne has sole voting and investment power with respect to the securities to be resold on behalf of Deadbug Partnership.
(hhh) Steven Mittel has sole voting and investment power with respect to the securities to be resold on behalf of Nob Hill Capital Associates.
(iii) Steven Mittel has sole voting and investment power with respect to the securities to be resold on behalf of Nob Hill Capital Partners.
(jjj) Lloyd Fischel has sole voting and investment power with respect to the securities to be resold on behalf of International Interest Group, Inc.

                          DESCRIPTION OF CAPITAL STOCK

   The description of our capital stock is subject to Delaware law and to provisions contained in our amended certificate of incorporation and amended bylaws. Copies of our certificate of incorporation and bylaws have been filed or incorporated by reference as exhibits to the prospectus. You should refer to those documents for a more detailed description of the provisions summarized below.

   As of December 3, 2001, our authorized capital stock consisted of:

  . 1,000,000 shares of preferred stock, of which 40,000 shares of Series E preferred stock are issued and 39,625 are outstanding, and

  . 100,000,000 shares of common stock, of which 4,555,959 shares are issued and outstanding.

   Of the authorized but unissued shares of common stock as of December 3, 2001:

  . an aggregate of 403,557 shares of common stock are reserved for issuance upon the exercise of options granted (at exercise prices ranging from $1.89 to $36.96) or which may be granted under the 1992 Stock Incentive Plan;

  . an aggregate of 2,142,858 shares of common stock are reserved for issuance upon the exercise of options granted, a total of 604,186 of which options have been granted (at exercise prices ranging from $1.68 to $2.10) under the SAFLINK 2000 Stock Incentive plan, (Pursuant to a formula in the SAFLINK 2000 Stock Incentive Plan, the number of shares of common stock reserved for issuance upon the exercise of options granted or which may be granted under the SAFLINK 2000 Stock Incentive plan was increased to 2,142,858 shares since the recent financing was approved by our stockholders at our stockholders' meeting;

  . an aggregate of 59,187 shares of common stock are reserved for issuance upon the exercise of options granted to certain directors, officers, consultants and employees outside of the 1992 Stock Incentive Plan and the 2000 Stock Incentive Plan (at exercise prices ranging from $4.48 to $32.76);

  . 6,897,396 shares of common stock are reserved for issuance upon the exercise of outstanding warrants; and

  . 5,660,737 shares of common stock are reserved for issuance upon conversion of the Series E preferred stock.

   Our certificate of incorporation, as amended, authorizes us to issue 100,000,000 shares of common stock. We did not have sufficient authorized common stock to accommodate the shares of common stock issuable upon conversion of the Series E preferred stock and upon exercise of the Series A and Series B warrants, in addition to the common stock issuable upon the exercise of outstanding warrants and options. Therefore, in order to allow for a sufficient number of authorized shares of common stock, we effected a seven-to-one reverse stock split on November 19, 2001 of our outstanding stock, which allowed us to reduce the number of shares of common stock outstanding. In connection with the recently completed financing, our stockholders approved this reverse stock split at our annual meeting held on September 24, 2001. This reverse stock split has been reflected in the share amounts included in this prospectus.

Common Stock

   Each holder of issued and outstanding shares of common stock will be entitled to one vote per share on all matters submitted to a vote of our stockholders. Holders of shares of common stock do not have cumulative voting rights. Therefore, the holders of more than 50% of the shares of common stock will have the ability to elect all of our directors.

   Subject to rights of any preferred stock then outstanding, holders of common stock are entitled to share ratably in dividends payable in cash, property or shares of our capital stock, when, as and if declared by our board of directors. We do not currently expect to pay any cash dividends on our common stock.

   Upon our voluntary or involuntary liquidation, dissolution or winding up, any assets remaining after prior payment in full of all of our liabilities and after prior payment in full of the liquidation preference of any preferred stock would be paid ratably to holders of common stock.

   All outstanding shares of common stock are, and any shares of common stock to be issued upon exercise of options and warrants or upon the conversion of our Series E preferred stock will be, fully paid and non-assessable.

Preferred Stock

   We are authorized to issue up to 1,000,000 shares of preferred stock. There are 39,625 shares of Series E preferred stock outstanding. This number reflects the conversion of 375 shares of Series E preferred stock in November, 2001. Our board of directors is authorized to fix the voting rights, liquidation preferences, dividend rights, conversion rights, rights and terms of redemption and other rights and preferences of the preferred stock without stockholder approval. Our board of directors may issue shares of preferred stock with voting and conversion rights that could adversely affect the voting power of the holders of common stock and may have the effect of delaying, deferring or preventing a change in control of our company. The issuance of the Series E preferred stock has been, and the issuance of preferred stock in the future will be, approved by a majority of our independent directors who do not have an interest in the transactions and who have access, at our expense, to our or independent legal counsel.

   Series E Preferred Stock.

   The terms of the Series E preferred stock are described below.

   Dividends and Voting Rights. The Series E preferred stock does not pay a dividend and holders of the Series E preferred stock do not have any voting rights other than the right to elect two members to our board of directors nominated by Palo Alto Investors, a group of investors that purchased an aggregate of 10,000 shares of Series E preferred stock, and certain protective voting rights. For example, we may not, without first obtaining the approval of two-thirds of the Series E Preferred Stock:

  . modify the Certificate of Designation of the Series E preferred stock,

  . create any senior or parity securities,

  . change the rights, preferences or privileges of any of our capital stock so as to affect adversely the Series E preferred stock,

  . increase the authorized number of shares of Series E preferred stock,

  . redeem, or declare or pay any cash dividend or distribution on, any junior securities,

  . change the number of seats on the board of directors from seven, or

  . do anything that will result in taxation with respect to the Series E preferred stock.

   The Series E preferred stockholders have not, to date, nominated any members for election to the board.

   Conversion. The 39,625 shares of Series E preferred stock are convertible, at the option of the holder, into shares of common stock at an initial conversion price of $1.40 per common share. As of June 5, 2001, and until June 5, 2004, each share of Series E preferred stock is convertible into approximately 143 shares of common stock. Any shares of Series E preferred stock outstanding on June 5, 2004 shall automatically be converted into common stock at the conversion price in effect on that date, which price will take into account any adjustments in the conversion price. The Series E preferred stock contains (i) anti-dilution provisions with respect to future issuances of our equity securities and (ii) adjustment provisions upon the occurrence of stock splits, stock dividends, combinations, reclassifications or similar events affecting our capital stock.

   The conversion rights of SAC Capital Associates, LLC and SDS Merchant Fund, LP are subject to a restriction which precludes them from converting their respective Series E preferred stock, if upon conversion the converting holder would beneficially own greater than 4.9% of our issued and outstanding shares of common stock.

   Penalties Applicable for Conversion Failure. If a holder of the Series E preferred stock submits his, her or its shares for conversion and we fail to convert those shares for any reason, then we will have to pay to the holder hereof a cash amount equal to $2.00 for each share of Series E preferred stock we have not converted for each day the failure exists. As a result, assuming all of the shares of Series E preferred stock outstanding as of June 5, 2001 are presented to us for conversion, and we fail to convert those shares, we could have to pay up to approximately $80,000 per day. In addition, if a holder of Series E preferred stock has not, by the third business day after the date of surrender of the shares of Series E preferred stock for conversion, received certificates for all shares of common stock with respect to the shares of the Series E preferred stock that holder has requested to convert, then the conversion price will be reduced five percent (5%) per month (pro rated for days less than a month) during the period beginning on the date of conversion and ending on the date we are no longer in default of our conversion obligations.

   Rights Upon Occurrence of Major Transactions. Holders of the Series E preferred stock will be entitled to receive from us 125% of the liquidation preference of their Series E preferred stock in cash in connection with an acquisition involving the issuance of more than 40% of our common stock, where the acquisition does not constitute a change of control.

   Rank; Liquidation Preference. The Series E preferred stock will rank prior to the common stock and prior to all other classes of capital stock hereafter established with respect to the distribution of our assets upon a bankruptcy, liquidation or other similar event. The liquidation preference for the Series E preferred stock is an amount equal to the purchase price of the Series E preferred stock.

Warrants

   Warrants issued in connection with the recent financing.

   Series A warrants have an initial exercise price of $1.75 per share, which exercise price will be in effect until June 5, 2002. After this date, the exercise price will increase to $3.50 per share until the warrant expires on June 5, 2006. The Series B warrants have an initial exercise price of $1.75 per share and are exercisable for common stock at any time until the later of December 5, 2001 or 120 days from the effective date of the registration statement as declared by the SEC.

   The terms of the warrants issued to the placement agents are substantially similar to the Series A warrants other than with regard to their respective initial exercise prices and expiration dates. The Series A and Series B warrants contain (i) anti-dilution provisions with respect to future issuances of our equity securities and (ii) adjustment provisions upon the occurrence of stock splits, stock dividends, combinations, reclassification or similar events of our capital stock. SAC Capital Associates, LLC and SDS Merchant Fund, LP will only be issued common stock upon exercise of these warrants to the extent their respective holdings do not exceed 4.9% of our issued and outstanding shares of common stock. In addition, if the common stock's closing bid price is at least 200% of the then effective exercise price of the warrants for a specified period of time and, subject to certain other conditions, 50% of the warrants are redeemable by us for cash before March 5, 2002. After this date, all warrants are redeemable by us for cash.

   In addition, in the event of certain major transactions and subject to certain conditions, the warrant holders are entitled to receive cash consideration in exchange for their warrants. For example, if in connection with an acquisition involving the issuance of more than 40% of our common stock, where such acquisition does not constitute a change of control, then each warrant holder shall be entitled to receive a cash amount equal to the Black Scholes Amount times the number of shares of common stock for which the warrant was exercisable on the date before the transaction. For purposes of the warrant, the term "Black Scholes Amount" is an amount determined by calculating the "Black Scholes" value of an option to purchase one share of common stock on the applicable page on the Bloomberg online page, using the following variable values:

  . current market price of common stock equal to the closing trade price on the last trading day before notice of the major transaction;

  . volatility of the common stock equal to the volatility of the common stock during the 100 trading day period preceding notice of the major transaction;

  . a risk free rate equal to the interest rate on the U.S. treasury bill or note with a maturity corresponding to the remaining term of the warrant on the date of the notice of the major transaction; and

  . an exercise price equal to the exercise price on the date of notice of the major transaction.

   If this calculation function is no longer available using the Bloomberg online page, the holder shall calculate this amount in its sole discretion using the closest available alternative mechanism and variable values to those available on the Bloomberg online page.

   Other Warrants. We have also issued warrants which entitle their holders to purchase up to an aggregate of 108,439 shares of common stock at exercise prices of $1.40 to $109.76 per share. The warrants are exercisable at any time and from time to time for a period of three to five years from the date of issuance. There is no separate market for these warrants. The warrants may be exercised, either in whole or in part, from time to time.

   The number of shares of common stock issuable upon exercise of the warrants, and the exercise price, are subject to adjustment. Circumstances that would require an adjustment include:

  . the payment by us of dividends on shares of our junior securities payable in shares of common stock;

  . subdivisions, combinations and certain reclassifications of common stock;

  . the distribution to all holders of common stock, debt securities or assets (other than cash dividends) or rights to warrants to subscribe for or purchase any security (subject to certain exceptions); and

  . the issuance of shares of common stock or rights or warrants to acquire shares of common stock to all holders of common stock, for a consideration per share less than the exercise price of the warrant then in effect.

   We may, from time to time, at our discretion reduce the exercise price and extend the expiration dates of the warrants.

The Delaware Business Combination Act

   Section 203 of the Delaware General Corporation Law imposes a three-year moratorium on business combinations between a Delaware corporation whose stock generally is publicly traded or held of record by more than 2,000 stockholders and an interested stockholder or an affiliate or associate of the corporation unless:

  . the board of directors of the corporation approved either the business combination or the transaction resulting in the interested stockholder becoming one before its occurrence;

  . upon consummation of the transaction resulting in a person becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding from the calculation of outstanding shares, shares beneficially owned by directors who are also officers and some employee stock plans); or

  . the business combination is approved by (a) the board of directors of the corporation and (b) holders of at least 66 2/3% of the outstanding shares other than those shares beneficially owned by the interested stockholder at a meeting of stockholders on or after an interested stockholder becomes one.

   The term business combination is defined generally to include mergers or consolidations of the corporation or its majority-owned subsidiary, sales, leases or other transfers or dispositions of the assets or stock of the corporation or its majority-owned subsidiary and transactions which increase an interested stockholder's percentage ownership of stock of the corporation or its majority owned subsidiary.

   Section 203 applies to corporations incorporated in the State of Delaware unless the corporation expressly elects not to be governed by this legislation. We are therefore subject to Section 203.

Director and Officer Liability Provisions

   Our certificate of incorporation contains a provision which eliminates the personal liability of directors, in their capacities as our directors to us or our stockholders for monetary damages for a breach of fiduciary duty as a director to the extent permitted by Delaware law. The provision in our certificate of incorporation does not change a director's duty of care, but it does authorize us to eliminate monetary liability for some violations of that duty, including violations based on grossly negligent business decisions which may include decisions relating to attempted changes of control of our company. The provision does not affect the availability of equitable remedies for a breach of duty of care, such as an action to enjoin or rescind a transaction involving a breach of fiduciary duty. However, in some circumstances equitable remedies may not be available as a practical matter. The provision in our certificate of incorporation in no way affects a director's liability under the federal securities laws. In addition, our bylaws indemnify our past and current directors and officers for, and provides advancements for all expense, liability and loss reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding, either civil, criminal, administrative or investigative, because he is or was a director or officer of our company.

Possible Effect of Certain Provisions of Our Charter Documents and Delaware Law

   It is possible that our ability to issue preferred stock and the provisions of Section 203 of the Delaware General Corporation Law may discourage other persons from making a tender offer for or acquisitions of substantial amounts of our common stock. This could have the incidental effect of inhibiting changes in management and may also prevent temporary fluctuations in the market price of our common stock which often result from actual or rumored takeover attempts. In addition, the limited liability provisions in our certificate of incorporation concerning directors and the indemnification provisions in our bylaws concerning directors and officers may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty and may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though the action, if successful, might otherwise have benefited us and our stockholders. Furthermore, a stockholder's investment in our company may be adversely affected if costs of settlement and damage awards against our directors and officers are paid by us under the indemnification provisions contained in our bylaws described above.

Transfer Agent

   The transfer agent and registrar for our common stock is U.S. Stock Transfer Corporation, 1745 Gardena Avenue, Glendale, California 91201.

                        SHARES ELIGIBLE FOR FUTURE SALE

   Holders of substantially all of our 4,555,559 outstanding shares of common stock as of December 3, 2001 may sell their shares publicly or have the right to require registration of their shares to permit public sales. As of December 3, 2001, holders of substantially all of the approximately 6,843,824 shares of common stock issuable upon the exercise of outstanding warrants may sell those shares publicly or have the right to require registration of the shares to permit public sale.

   Furthermore, as of December 3, 2001, we had previously granted and there were outstanding and unexercised under our 1992 Stock Incentive Plan, options to purchase an aggregate of approximately 403,577 shares of common stock. In addition, there are approximately 52,078 shares of common stock available for future grants of options under this plan. Furthermore, as of December 3, 2001, we had previously granted and there were outstanding and unexercised under the SAFLINK 2000 Stock Incentive Plan, options to purchase an aggregate of approximately 604,186 shares of common stock, which amount may be adjusted as described under the "Description of Capital Stock" section of this prospectus. As such, there are 1,538,672 shares of common stock available for future grant under this plan. These shares of common stock will be eligible for sale by their holders to the general public without further registration or compliance with the requirements of Rule 144, except that our affiliates must comply with the volume limitations of Rule 144. In addition, as of December 3, 2001 we had previously granted outside of the 1992 Stock Incentive Plan and SAFLINK 2000 Stock Incentive Plan options to purchase an aggregate of approximately 59,187 shares of common stock to certain directors, officers, consultants and employees.

   If any of the shares of common stock mentioned above were sold, whether under a registration statement, through a transaction undertaken in compliance with Rule 144 or through another transaction, the public market, if any, of our common stock could be adversely affected.

Rule 144

   In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

  . 1% of the number of shares of common stock then outstanding, which will equal approximately 45,560; or

  . the average weekly trading volume of the common stock in the over-the-counter market during the four calendar weeks preceding the filing of a notice on Form 144 concerning the sale.

   Sales under Rule 144 are also subject to other requirements regarding the manner of sale, notice filing and the availability of current public information about us.

Rule 144(k)

   Under Rule 144(k), a person who is not considered to have been our affiliate at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, would be entitled to sell these shares under Rule 144(k) without regard to the requirements described above. Therefore, unless otherwise restricted, these shares may be sold immediately.

                              PLAN OF DISTRIBUTION

   The shares of common stock covered by this prospectus may be offered and sold from time to time by the selling stockholders. References in this plan of distribution to "selling stockholders" include donees and pledgees selling shares received from a named selling stockholder after the date of this prospectus. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling stockholders may sell the shares in the over-the-counter market, or in private sales at negotiated prices. The shares may be sold by one or more of the following methods of sale, at market prices prevailing at the time of sale, or at negotiated prices:

  . a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  . purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

  . an over-the-counter distribution;

  . ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

  . in privately negotiated transactions.

   If required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In addition, in the event that a selling stockholder notifies us that a donee or pledgee intends to sell shares, we will file a supplement to this prospectus. In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in the resales. The selling stockholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In these types of transactions, broker-dealers or other financial institutions may engage in short sales of the shares in the course of hedging the positions they assume with a selling stockholder. The selling stockholders may also sell shares short and redeliver the shares to close out these short positions (to the extent not prohibited by Section 16(c) of the Securities Exchange Act of 1934). The selling stockholders may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer these shares pursuant to this prospectus. The selling stockholders may also pledge or loan the shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon a default the broker-dealer may sell the pledged shares pursuant to this prospectus. In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

   In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers or agents to participate. Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling stockholders. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principals, or both. We will pay all expenses incident to the offering and sale of the shares to the public other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes.

   The selling stockholders and any underwriter, broker-dealer or agent who participates in the distribution of these shares may be deemed to be underwriters under the Securities Act of 1933, and any discount, commission or concession they receive may be deemed an underwriting discount or commission under the Securities Act of 1933.

   In order to comply with the securities laws of some states, if applicable, the shares must be sold in those jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

   Isolated nonissuer transactions or unsolicited sales of securities being offered may be eligible for sale pursuant to an exemption in the following states:

   Alabama                    Maine                      Oklahoma
   Alaska                     Maryland                   Oregon
   Arizona                    Massachusetts              Pennsylvania
   Arkansas*                  Michigan**                 Puerto Rico
   California                 Mississippi                Tennessee
   Florida                    Missouri                   Texas
   Idaho                      Nebraska                   Vermont
   Indiana                    New Hampshire              Virginia
   Iowa                       New Mexico                 Washington
   Kansas                     North Carolina             West Virginia
   Kentucky                   North Dakota*
--------
*  An unsolicited sales of securities exemption may not be available in this state.
**  An isolated nonissuer transaction exemption may not be available in this state.

   Registered broker-dealers may be eligible to make solicited trades of the securities being offered pursuant to an exemption in the following states:

   Alabama                    Maine                      Pennsylvania
   Arkansas                   Missouri                   Tennessee
   Florida                    New Mexico                 Washington
   Indiana                    North Carolina

   Other exemptions may also be available.

   We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus available to the selling stockholders and we have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares offered by this prospectus. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against some liabilities, including liabilities arising under the Securities Act of 1933.

   At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

                                DIVIDEND POLICY

   We have not declared or paid any dividends on our common stock since our inception. Our directors expect that while we are unprofitable, earnings will not be distributed to stockholders by way of dividend. The declaration of dividends on our common stock will depend upon the directors' assessment of, among other factors, earnings, capital requirements and our operating and financial condition.

                          PRICE RANGE OF COMMON STOCK

   Prior to August 9, 2001, our common stock was listed on the Nasdaq's SmallCap Market under the symbol "ESAF"; however, on May 31, 2001, Nasdaq suspended trading in our stock. On August 9, 2001, our stock was delisted from the Nasdaq's SmallCap Market for our failure to meet the minimum bid price and net tangible assets/shareholder equity requirements of the Nasdaq Marketplace Rules. Our stock, which began trading on the Pink Sheets on August 10, 2001, is currently quoted both on the Pink Sheets and the OTC Electronic Bulletin Board. There is no assurance that a viable public market for our shares will develop in the future or, if one develops, that this type of market will be sustained. On November 19, 2001, we effected a seven-to-one reverse stock split. As a result of this, we changed our stock symbol to SFLK.

   The following table sets forth the range of high and low sales prices for our common stock as reported on the Nasdaq SmallCap Market for each full quarterly period from January 1, 1999 through August 9, 2001 and the range of high and low bid prices for our common stock as quoted (without retail markup or markdown and without commissions) on the over-the-counter market from August 10, 2001 through December 3, 2001, as adjusted for our seven-for-one reverse stock split on November 19, 2001. The over-the-counter market figures shown below reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions.

                                                                 Common Stock
                                                                  Sales Price
                                                                ---------------
                                                                 High     Low
                                                                ------- -------
Fiscal year ended December 31, 1999:
  First Quarter................................................ $28.874 $10.281
  Second Quarter...............................................  16.625   7.875
  Third Quarter................................................  12.250   6.562
  Fourth Quarter...............................................  15.750   8.093
Fiscal year ended December 31, 2000:
  First Quarter................................................  53.374  17.500
  Second Quarter...............................................  35.328  15.750
  Third Quarter................................................  18.375   9.625
  Fourth Quarter...............................................  11.816   2.191
Fiscal year ended December 31, 2001:
  First Quarter................................................  12.467    3.50
  Second Quarter...............................................    6.30    1.54
  Third Quarter................................................    2.59    0.56
Fourth Quarter through December 3, 2001........................    2.52    1.50

   On December 3, 2001, the last reported sales price of our common stock was $1.58 per share. As of December 3, 2001, there were approximately 302 record holders of our common stock. As of December 3, 2001, there were approximately 7,532 beneficial holders of our common stock. Since our incorporation, we have not paid or declared dividends on our common stock, nor do we intend to pay or declare cash dividends on our common stock in the foreseeable future.

                                 CAPITALIZATION

   The following table sets forth on an unaudited basis our capitalization as of September 30, 2001:

   You should read this table in conjunction with the consolidated financial statements and notes incorporated by reference herein and "Selected Financial Data" included elsewhere in this prospectus.

                                                             September 30, 2001
                                                             ------------------
                                                                (unaudited)
                                                                  (000's)
   Debt:
     Notes payable.........................................       $  1,135
     Convertible long term debt, net of discount...........          1,506
     Warrants subject to registration......................             65

   Stockholders' deficit:
     Series E convertible preferred stock; $0.01 par value.
      Authorized 1,000,000 shares. Issued and outstanding
      40,000 shares .......................................            --
     Common stock, $0.01 par value. Authorized 100,000,000
      shares. Issued and outstanding 4,502,387 shares......             45
     Deferred stock-based compensation.....................            (47)
     Additional paid-in capital............................         69,662
     Accumulated deficit...................................        (72,322)
                                                                  --------
       Total stockholders' equity (deficit)................         (2,662)
                                                                  --------
       Total capitalization................................       $     44
                                                                  ========

                            SELECTED FINANCIAL DATA

   The following selected consolidated financial data should be read in conjunction with our consolidated financial statements and the related notes thereto and "Management's Discussion and Analysis of Financial Condition and Operating Results." Our statement of operations data for the years ended December 31, 1996, 1997, 1998, 1999, and 2000 and balance sheet data as of December 31, 2000 are derived from our audited financial statements. Our audited financial statements for the years ended December 31, 1998, 1999, and 2000 are included elsewhere in this prospectus. The auditors' report on our 2000 financial statements contains an explanatory paragraph that states that we have suffered recurring losses from operations, and have a working capital deficit that raise substantial doubt about our ability to continue as a going concern. The 2000 consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties. Our statement of operations data for the nine months ended September 30, 2001 and balance sheet data as of September 30, 2001 and 2000 are derived from our unaudited financial statements, which are included elsewhere in this prospectus. The following financial information is in thousands, except per share data. The seven-for-one reverse stock split which became effective on November 19, 2001 is reflected for all periods presented.

                                                                         Nine Months
                                                                            Ended
                                  Year Ended December 31,               September 30,
                          -------------------------------------------  -----------------
                           2000     1999     1998     1997     1996      2001     2000
                          -------  -------  -------  -------  -------  --------  -------
                           (in thousands except per share data)          (unaudited)
Summary Operating Data
Revenue.................  $ 1,523  $ 1,303  $ 4,920  $ 1,585  $ 2,305  $    380  $ 1,156
Net loss................   (8,956)  (3,927)  (1,384)  (7,424)  (7,340)  (12,165)  (5,906)
Preferred stock deemed
 dividend...............      --       --       --     1,470    1,412       --       --
Preferred stock dividend
 and accretion..........     (348)    (104)    (278)    (350)    (303)   (1,485)    (348)
Net loss attributable to
 common stockholders....   (9,304)  (4,031)  (1,662)  (9,244)  (9,055)  (13,650)  (6,254)
Net loss per common
 share..................    (3.12)   (1.61)   (1.61)  (11.02)  (13.54)    (3.04)   (2.21)
Weighted average number
 of common shares.......    2,983    2,506    1,031      839      669     4,492    2,826

                                 As of December 31,
                         ---------------------------------- September 30, September 30,
                          2000   1999   1998   1997   1996      2001          2000
                         ------ ------ ------ ------ ------ ------------- -------------
                                                             (unaudited)   (unaudited)
Summary Balance Sheet
 Data
Total assets............ $7,997 $6,782 $2,685 $2,578 $2,832    $ 1,784       $2,877
Total liabilities.......  6,395  1,184    716  1,807  1,348      4,446        1,884
Stockholders' equity....  1,602  5,598  1,969    771  1,484     (2,662)         993

                                              2000 Quarters Ended
                                   -------------------------------------------
                                   March 31  June 30  September 30 December 31
                                   --------  -------  ------------ -----------
Selected Quarterly Financial Data
Revenue...........................     416       463        277          367
Net Loss..........................  (1,892)   (1,947)    (2,066)      (3,051)
Preferred stock deemed dividend...     --        --         --           --
Preferred stock dividend and
 accretion........................     123       125        100          --
Net loss attributable to common
 stockholders.....................  (2,015)   (2,072)    (2,166)      (3,051)
Net loss per common share.........   (0.74)    (0.74)     (0.73)       (0.87)
Weighted average number of common
 shares...........................   2,728     2,784      2,962        3,524

                                               1999 Quarters Ended
                                    ------------------------------------------
                                    March 31  June 30 September 30 December 31
                                    --------  ------- ------------ -----------
Selected Quarterly Financial Data
Revenue............................     173      437        281          412
Net Loss...........................  (1,053)    (766)    (1,057)      (1,051)
Preferred stock deemed dividend....     --       --         --           --
Preferred stock dividend and
 accretion.........................     --       --         --           104
Net loss attributable to common
 stockholders......................  (1,053)    (766)    (1,057)      (1,155)
Net loss per common share..........   (0.44)   (0.32)     (0.41)       (0.44)
Weighted average number of common
 shares............................   2,392    2,398      2,581        2,649

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                             AND OPERATING RESULTS

   The following discussion presents certain changes in our revenue and operating expenses which have occurred between the nine months ended September 30, 2001 and the nine months ended September 30, 2000, and between fiscal years 2000 and 1999 and between fiscal years 1999 and 1998 and should be read in conjunction with our Consolidated Financial Statements, including the notes thereto, included elsewhere in this prospectus.

Three and Nine Months Ended September 30, 2001 Compared to Three and Nine Months Ended September 30, 2000

 Results of Operating Activities

   We incurred net losses attributable to common stockholders of approximately $5.7 million and $13.7 million for the three-month and nine-month periods ended September 30, 2001, respectively, as compared to losses of approximately $2.2 million and $6.3 million for the prior year comparable periods. Excluding the impairment charge for the intangible assets relating to the Jotter acquisition in the aggregate amount of $3,809,000, losses for the three months ended September 30, 2001 decreased by $297,000 compared to the same period in 2000. This is primarily due to decreases in personnel costs ($549,000), decreases in advertising ($118,000) and decreases in professional services ($136,000) somewhat offset by increases in amortization expense ($440,000) for which no prior year comparable expense exists.

   Excluding the impairment charge for the intangible assets relating to the Jotter acquisition of $3,809,000, the net loss attributable to common stockholders for the nine months ended September 30, 2001 increased by $3,587,000 compared to the same period in 2000. This increase is primarily due to increases in professional services ($550,000) and amortization of intangible assets relating to the acquisition of Jotter in December 2000 ($1,293,000), increases in restructuring and relocation expenses ($657,000), and increases in preferred stock dividends ($1,137,000), partially offset by decreases in personnel expense ($1,148,000). We incurred net interest expense of $675,000 on bridge loans and the loan payable to Jotter for the nine months ended September 30, 2001 compared to interest and other income of $74,000 for the nine months ended September 30, 2000.

 Revenue and Cost of Revenue

   Revenue of $86,000 for the three months ended September 30, 2001 decreased approximately $191,000 (69%) from revenue of approximately $277,000 for the three months ended September 30, 2000 while revenue of $380,000 for the nine months ended September 30, 2001 decreased approximately $776,000 (67%) from revenue of $1,156,000 for the nine months ended September 30, 2000. The decrease for the nine month period ending September 30, 2001 versus 2000 was due to the shortage of funds to pursue sales opportunities during the first six months of the year. During the three months ended September 30, 2001, the Company refocused its efforts on the enterprise biometric market and concentrated on closing sales to potential customers currently evaluating the Company's product offerings.

   The $3,124,000 increase in cost of revenue for the three months ended September 30, 2001 versus the comparable period in 2000 was primarily attributable to the impairment charge and amortization of the intangible assets from the Jotter acquisition and an increase in hardware sales, which have a lower margin. For the nine months ended September 30, 2001 the $3,643,000 increase in cost of revenue over the 2000 period is primarily due to the impairment charge and amortization of intangible assets from the Jotter acquisition.

 Operating Expenses

   Excluding the impairment loss on intangible assets of $998,000 related to the Jotter acquisition, total operating expenses for the three months ended September 30, 2001 decreased approximately $693,000 (31%) to approximately $1.5 million from approximately $2.2 million for the same period in 2000. The decrease is primarily due to the reduction in staffing made in June 2001 resulting in savings of approximately $549,000 from the prior year partially offset by increases in amortization of intangibles ($122,000) for which no prior year comparable expense exists.

   Excluding the above mentioned impairment loss on intangible assets of $998,000, operating expenses for the nine months ended September 30, 2001 increased approximately $453,000 versus the same period in 2000. The increase is primarily due to increases in restructuring and relocation costs ($657,000), increases in professional services ($550,000) and amortization of intangible assets ($365,000), which had no prior year comparable expense, partially offset by decreases in personnel costs ($1.1 million) and decreases in advertising ($280,000).

   The following table provides a breakdown of the dollar and percentage changes in operating expenses for the three and nine months ended September 30, 2001, as compared to the same periods in 2000:

                                       Three Months           Nine Months
                                   --------------------- ---------------------
                                    Increase   Increase   Increase   Increase
                                   (Decrease) (Decrease) (Decrease) (Decrease)
                                   ---------- ---------- ---------- ----------
                                             (Dollars in thousands)
Product development...............   $(651)      (58%)     $ (954)     (30)%
Amortization of intangible
 assets...........................     122          *         365         *
Sales and marketing...............    (134)       (38)       (614)      (50)
Restructuring and relocation......     (16)      (100)        657       304
Impairment loss on intangible
 assets...........................     998          *         998         *
General and administrative........     (14)        (2)        999        47
                                     -----       ----      ------      ----
                                     $ 305         14%     $1,451        21%
                                     =====       ====      ======      ====

--------
* N/M--Not meaningful

   Product Development--The decrease in product development costs for both the three and nine months ended September 30, 2001 compared to the same periods in 2000 is primarily due to decreased personnel costs. The Company reduced its staffing levels by approximately 13 staff members in product development during June of 2001. We expect to continue to incur product development expenses as we continue to release new products and enhancements for the enterprise network market.

   Amortization of Intangible assets--The amortization of intangible assets increased for the three and nine month periods due to the amortization of intangible assets relating to the acquisition of Jotter in December 2000 for which no prior year comparable expense exists.

   Sales and Marketing--The decrease in sales and marketing expenses for three months ended September 30, 2001 versus the same period in 2000 was primarily due to decreases in travel ($77,000) and advertising expenses ($40,000). The decrease for the nine months ended September 30, 2001 versus the same period in 2000 was primarily due to decreases in personnel costs ($125,000) and decreases in travel ($149,000) and advertising expenses ($284,000). We believe that the increase in awareness of biometrics as a security solution in light of the events of September 11, 2001 will lead to greater market acceptance of biometric security solutions. While we intend to maintain tight control over sales and marketing expenses in the near term as we focus our efforts to consummate sales to currently identified prospects, we expect our sales and marketing expenses to increase over the longer term as the market for our products and services develops.

   Restructuring and Relocation--The decrease of $16,000 for the three months ended September 30, 2001 versus the same period in 2000 pertains to the move of the corporate offices in fiscal 2000 for which no current year comparable expense exists. The increase in the nine months ended September 30, 2001 compared to the comparable period in 2000 is due to the restructuring charges taken in June 2001.

   Impairment loss on intangible assets--During the three months ended September 30, 2001, the Company determined that the carrying value of the remaining Jotter intangible assets was not recoverable and recognized an impairment loss during the quarter ended September 30, 2001, of approximately $998,000 relating to the remaining net carrying value of the intangible assets acquired. The impairment charge is comprised of approximately $535,000 of assembled workforce and approximately $460,000 of sales channel customer relationships. As previously mentioned, the Company also recognized an impairment of intangible assets of approximately $2.8 million as part of cost of revenue.

   General and Administrative--General and administrative expenses for the three months ended September 30, 2001 were comparable to the prior year period. For the nine months ended September 30, 2001 the increase was primarily due to increases in professional services ($550,000) and increases in shareholder expenses ($128,000) related to our recent annual meeting.

Year Ended December 31, 2000 Compared to Year Ended December 31, 1999

 Results of Operating Activities

   We incurred net losses of approximately $9.0 million for fiscal year 2000, $3.9 million for fiscal year 1999, and $1.4 million for fiscal year 1998, primarily due to our efforts in developing and marketing our biometric software products. Approximately $1.2 million or 82% of total revenue was from sales of commercial software and services during 2000 compared to $895,000 or 69% in 1999.

 Revenue and Cost of Revenue

   Revenue for the year ended December 31, 2000 increased by approximately $220,000, from approximately $1.3 million for the year ended December 31, 1999 to approximately $1.5 million for the year ended December 31, 2000. This increase was primarily due to an increase in services and other revenue of approximately $419,000, partially offset by decreases in commercial software sales of approximately $69,000, hardware sales of approximately $35,000, and post-contract services revenue of approximately $95,000. Payments from each of Home Shopping Network, Kaiser Permanente, SecuGen Corporation and Triton Secure, Ltd. accounted for 10% or more of revenue for 2000, and payments from each of Home Shopping Network and Triton Secure, Ltd. accounted for 10% or more of revenue for 1999.

   The approximately $122,000 increase in cost of revenue was primarily attributable to the increase in revenue.

   Gross profit increased to approximately $1.0 million or 68% of revenue during 2000 from approximately $944,000 or 72% of revenue in 1999 primarily due to the change in the mix of product revenues.

 Operating Expenses

   Operating expenses for 2000 increased by approximately $5.0 million, from approximately $4.9 million for the year ended December 31, 1999, to approximately $9.9 million for the year ended December 31, 2000. This increase was primarily due to the addition of new staff to enhance existing products, develop new products and market our products to both commercial and governmental organizations and, to a lesser degree, the relocation of our headquarters to Redmond, Washington during the first half of 2000 and the acquisition of purchased in-process research and development costs associated with the purchase of the intellectual property and fixed assets of Jotter in December 2000. These increased expenses were partially offset by the expiration of our obligation to make minimum royalty payments of $125,000 per quarter to Cogent Systems, Inc. as of October 1, 1999.

   The following table provides a breakdown of the dollar and percentage changes in operating expenses:

                                                              Changes In
                                                          Operating Expenses
                                                          ---------------------
                                                           (000s)      Percent
                                                          ----------  ---------
   Product development................................... $    2,811       204
   Sales and marketing...................................        424        32
   Minimum royalties.....................................       (375)     (100)
   Relocation expense....................................        224         *
   Purchased in-process research and development.........        208         *
   General and administrative............................      1,679        93
                                                          ----------   -------
                                                             $ 4,971       102
                                                          ==========   =======

--------
* Not meaningful

  Product Development

   The increase in product development expenses was primarily due to increased personnel costs of approximately $2.6 million, including the addition, through the acquisition of Jotter on December 15, 2001, of 21 staff members to enhance current products and develop new products to meet anticipated demand for our products. In addition, we expensed $208,000 of in process technology related to the Jotter acquisition for which no prior period comparable expense exists. While we expect product development expenses to decrease in the near-term as a result of our recently implemented cost reduction initiative, if we obtain additional funding, we expect to sustain or increase product development expenses as we expand our product development efforts in the longer-term. If we do not obtain this type of additional funding, we expect that it will be necessary to curtail or discontinue product development efforts.

  Sales and Marketing

   The increase in sales and marketing expenses was primarily due to increases in employee expenses related to the addition of five staff members ($247,000) to market our products, related travel ($98,000) and advertising expenses ($94,000). The sales cycle for our products has taken longer to develop than management anticipated due to, among other things, the lack of industry standards and acceptance by the commercial market, the cost of hardware associated with the technology, and the extended period of time potential customers require to test, evaluate and pilot applications. However, we believe that a convergence of factors, including recent decreases in hardware costs as well as the development of industry standards, will lead to greater market acceptance of biometric security solutions. While we expect sales and marketing expenses to decrease in the near-term as a result of our recently implemented cost reduction initiative, if we obtain additional funding, we expect to sustain or increase our sales and marketing expenses as we expand our sales and marketing efforts in the longer-term. If we do not obtain this type of additional funding, we expect that it will be necessary to curtail or discontinue sales and marketing efforts.

  Relocation Expense

   We incurred $224,000 of non-recurring costs to relocate our executive offices from Tampa, Florida to Redmond, Washington during the first half of 2000.

  Purchased In-Process Research and Development

   In connection with our purchase of the intellectual property and fixed assets of Jotter in December 2000, we recorded a non-recurring charge of $208,000 for in-process research and development that had not yet reached technological feasibility and had no alternative future use. Among the factors we considered in determining the amount of the allocation of the purchase price to in-process research and development were the estimated stage of development of each module of the technology, including the complexity and technical obstacles to overcome, the estimated expected life of each module, the estimated cash flows resulting from the revenues, margins, and operating expenses generated from each module, and the discounted present value of the cash flows associated with the in-process technologies.

  General and Administrative

   The increase in general and administrative expenses was the result of increased spending on six additional staff ($188,000), occupancy ($282,000) and professional services ($210,000) primarily due to additions to infrastructure to support our increased product development and sales and marketing activities and recognition of an impairment loss on prepaid royalties of approximately $438,000 in 2000, with no such loss in 1999. While we expect general and administrative expenses to decrease in the near-term as a result of our recently implemented cost reduction initiative, if we obtain additional funding, we expect significant additional increases in general and administrative expenses as we add infrastructure to support increased product development and sales and marketing activities in the longer-term.

  Interest Expense

   The change in interest expense from approximately $5,000 in 1999 to approximately $141,000 in 2000 was primarily due to the issuance of $2.5 million of 12% bridge notes in November 2000 to fund operations while we continued to seek equity financing and the issuance of a $1.7 million, 7% note payable issued to Jotter in December 2000 as partial consideration for the intellectual property and fixed assets acquired from Jotter pursuant to an asset purchase agreement entered into on December 15, 2000.

  Other Income, Net

   The change in other income from approximately $31,000 in 1999 to approximately $11,000 in 2000 was primarily due to the loss on sale of investment securities of approximately $121,000 incurred in 2000, with no such loss in 1999, partially offset by an increase in interest income of approximately $67,000 and a reduction in loss on disposal of fixed assets of approximately $17,000.

  Operating Expense Analysis by Functional Activity

   The following table provides an analysis of the 2000 over 1999 change in total operating expense by functional category:

                                                                  Changes In
                                                                  Operating
                                                                   Expenses
                                                                ---------------
                                                                (000s)  Percent
                                                                ------  -------
   Compensation and related benefits........................... $2,778    129
   Legal and professional services.............................    821    152
   Travel and entertainment....................................    184     63
   Advertising and promotion...................................    245    134
   Telephone and Internet......................................     88     56
   Occupancy...................................................    195     88
   Relocation..................................................    224    N.M.*
   In process-research and development.........................    208    N.M.*
   Minimum royalty payments....................................   (375)  (100)
   Impairment of prepaid royalties.............................    438    N.M.*
   Amortization................................................    105    N.M.*
   Depreciation................................................    (31)   (13)
   Other.......................................................     91      2
                                                                ------   ----
                                                                $4,971    102
                                                                ======   ====

--------
* Not meaningful

Year Ended December 31, 1999 Compared to Year Ended December 31, 1998

  Results of Operating Activities

   We incurred net losses of approximately $3.9 million for fiscal 1999 and $1.4 million for fiscal 1998 primarily due to our efforts in developing and marketing our biometric software products. Approximately $786,000 or 60% of total revenue was from commercial software sales during 1999 compared to $3.4 million or 69% in 1998.

  Revenue and Cost of Revenue

   Revenue for the year ended December 31, 1999 decreased by approximately $3.6 million, from approximately $4.9 million for the year ended December 31, 1998 to approximately $1.3 million for the year ended December 31, 1999. This decrease was primarily due to the lack of a 1999 transaction comparable to the sale of approximately $3.5 million of prepaid licenses to XL Vision, Inc. during 1998 coupled with a reduction in post-contract services revenue of approximately $443,000 due to our decision to divest itself of contracts to manage the identification and authentication aspects of the Connecticut and New Jersey welfare systems in early 1999.

   The approximately $763,000 decrease in cost of revenue was primarily attributable to the reduction in revenue.

   Gross profit decreased to $944,000 or 72% of revenue during 1999 from $3.8 million or 77% of revenue in 1998 primarily due to the change in the mix of product revenues.

  Operating Expenses

   Operating expenses for 1999 decreased by approximately $393,000, from approximately $5.3 million for the year ended December 31, 1998 to approximately $4.9 million for the year ended December 31, 1999. This decrease was primarily due to decreases in commissions and depreciation as well as the expiration of our obligation to make minimum royalty payments of $125,000 per quarter to Cogent Systems, Inc. These decreases were partially offset by increased operating costs associated with personnel increases initiated during the fourth quarter of 1999. The following table provides a breakdown of the dollar and percentage changes in operating expenses:

                                                                   Changes In
                                                                   Operating
                                                                    Expenses
                                                                 ---------------
                                                                 (000s)  Percent
                                                                 ------  -------
   Product development.......................................... $   93      7
   Sales and marketing..........................................   (226)   (15)
   Minimum royalties............................................   (125)   (25)
   General and administrative...................................   (135)    (7)
                                                                 ------    ---
                                                                 $ (393)    (7)
                                                                 ======    ===

  Product Development

   The increase in product development expenses was primarily due to a fourth quarter increase of approximately $238,000 as we added staff to enhance current products and develop new products to meet anticipated demand for our products as organizations begin to redirect their information technology expenditures from Y2K remediation efforts to enhanced Internet and network security solutions.

  Sales and Marketing

   The decrease in sales and marketing expenses was primarily due to the lack of commissions comparable to the approximately $351,000 commission paid on sales to XL Vision in 1998. This reduction was partially offset by increases in travel and entertainment and advertising expenses as we increased our efforts to promote our Internet and network security products beginning in 2000.

  General and Administrative

   The decrease in general and administrative expenses was centered in depreciation expense and was primarily due to the final write-off of assets acquired in prior years.

  Interest and Other Income

   The $82,000 decrease in interest and other income was primarily due to a $91,000 decrease in gain on sale of certain fixed assets, partially offset by an increase in interest income due to higher cash available for investment in interest-bearing overnight repurchase agreements.

  Operating Expense Analysis by Functional Activity

   The following table provides an analysis of the 1999 over 1998 change in total operating expenses by functional category:

                                                                   Changes In
                                                                   Operating
                                                                    Expenses
                                                                 ---------------
                                                                 (000s)  Percent
                                                                 ------  -------
   Compensation and related benefits............................ $  283     15
   Legal and professional services..............................    (37)    (6)
   Travel and entertainment.....................................     30     11
   Advertising and promotion....................................     92     40
   Telephone and Internet.......................................    (42)   (21)
   Commission...................................................   (351)  (100)
   Depreciation.................................................   (333)   (59)
   Other........................................................    (35)    (2)
                                                                 ------   ----
                                                                 $ (393)    (7)
                                                                 ======   ====

Liquidity and Capital Resources

   As a result of bridge loan financing, we have sufficient funds to continue our operations through December 31, 2001. To date, we have raised $100,000 in bridge financing. The bridge loans we have entered into have an annual interest rate of 15% and will become due 180 days after execution of the loan documents and funding. We are seeking to raise additional funds for our short- and long-term operational needs by means of further bridge financing and the exercise of outstanding warrants, but there can be no assurance that we will be able to obtain such funds.

   As of December 31, 2000, cash was approximately $1.1 million and working capital (deficit) was approximately $(3.3) million, as compared to cash of approximately $5.3 million and working capital of approximately $5.4 million, as of December 31, 1999. The decrease was primarily due to operating losses, partially offset by $1.0 million of proceeds from the issuance of 919,500 shares of common stock upon exercise of employee stock options and investor warrants. We expended cash for operating activities at a rate of approximately $700,000 per month during the last three months of 2000.

   Cash and working capital (deficiency) as of September 30, 2001 were approximately $707,000 and ($1.9 million), respectively, compared to approximately $1.1 million and ($3.3 million), respectively, as of

December 31, 2000. The decrease in SAFLINK's cash as of September 30, 2001 compared to December 31, 2000 was primarily due to net operating losses and payments and settlements to vendors offset by the receipt of proceeds from the Series E Preferred Stock Financing and approximately $125,000 from the exercise of warrants and approximately $31,000 upon the exercise of employee stock options during the nine months ended September 30, 2001. The increase in SAFLINK's working capital is primarily due to the conversion of bridge loans in the recent Financing.

   We used cash of approximately $7.2 million for operating activities in 2000 compared to approximately $3.6 million used in 1999. The increased use of cash was primarily due to increases in operating expenses as we increased our product development, sales, and marketing activities in preparation for releases of our new Internet products.

   We expended cash in our operations, including capital expenditures and debt repayments during the nine months ended September 30, 2001 at the rate of approximately $750,000 per month, excluding financing activities. For the three months ended September 30, 2001 we expended cash at the rate of approximately $550,000 per month due to reductions in staffing levels and curtailing of overhead. Beyond our short-term capital needs, our anticipated cash needs to fund our working capital and debt service requirements are anticipated to be approximately $9.0 million through December 31, 2002. To date, we have had no success in raising these funds. Additionally, the terms of our recent financing prohibit SAFLINK from raising additional capital by selling discounted, variable priced equity securities until 180 days after the date SAFLINK's registration statement on Form S-1 of which this prospectus forms a part is declared effective by the SEC. After December 31, 2002, our need for additional liquidity will be primarily to fund our working capital requirements. In the next three to six months, we anticipate that additional financing will be available through the exercise of the outstanding warrants issued in the Financing. The exercise of the warrants will depend upon the price of our common stock being at a sufficient level to induce the Series A and Series B warrant holders to exercise. There can be no assurance that the exercise of warrants, if any, will coincide with our need for cash. We are also exploring the possibility of a business combination with a partner with adequate resources to sustain our operations. In the longer term, a combination of additional warrant exercises and revenue growth will be required to sustain our operations. If we are unable to obtain sufficient additional funding through the exercise of warrants or execution of a business combination, we will need to significantly curtail or discontinue our operations.

   We will require significant additional funds to continue our operations into the year 2002. We do not believe that our existing working capital, together with anticipated cash flows from sales under current contracts will be sufficient to meet our working capital needs. Options we are reviewing to obtain such additional financing include, but are not limited to the receipt of proceeds from outstanding warrants, the sale and issuance of additional stock, the sale and issuance of debt, the sale of certain of our assets and entering into an additional strategic relationship or relationships to either obtain the needed funding or to create what we believe would be a better opportunity to obtain such funds. The failure to obtain such additional funds could cause us to cease or curtail operations. Even if such additional funding is obtained, there is no assurance that we will be able to generate significant sales of our products or services, or if we are able to consummate significant sales, that any such sales would be profitable.

Recently Issued Accounting Pronouncements

   In July 2001, the FASB issued Statement No. 141, Business Combinations, and Statement No. 142, Goodwill and Other Intangible Assets. Statement No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 and is applicable to all purchase method business combinations completed after June 30, 2001. Statement No. 142 will require that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions of Statement No. 142. Statement No. 142 will be adopted by the Company on January 1, 2002 and is not expected to have a material impact on the Company's consolidated financial statements.

   The Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, in June 1998. This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as a hedge. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. SFAS No. 133, as amended, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The adoption of this statement on January 1, 2001 did not have a material impact on our consolidated financial statements.

           QUALITATIVE AND QUANTITATIVE DISCLOSURE ABOUT MARKET RISK

   Our exposure to market rate risk for changes in interest rates related primarily to the $102,000 and $21,000 time certificate of deposit included in our investment portfolio as of December 31, 2000 and September 30, 2001, respectively. Investments in fixed rate earning instruments carry a degree of interest rate risk as their fair market value may be adversely impacted due to a rise in interest rates. As a result, our future investment income may fall short of expectations due to changes in interest rates. We do not use any hedging transactions or any financial instruments for trading purposes and we are not a party to any leveraged derivatives.

   We maintain an office and currently have 9 employees located in Canada. Expenses related to this office are incurred in its local currency. As exchange rates vary, transaction gains or losses will be incurred and may vary from expectations and adversely impact overall profitability. If in 2001, the US dollar uniformly changes in strength by 10% relative to the Canadian dollar, our operating results would likely not be significantly affected.

                                    BUSINESS

General

   We provide cost-effective software that may be combined with a variety of biometric hardware products to verify the identity of a user accessing a computer network or the Internet. Our products may be used to protect business and personal information and to replace passwords and personal identification numbers, known as PINs, in order to safeguard and simplify access to electronic systems. Biometric technologies identify computer users by electronically capturing a specific biological characteristic of that individual, such as a fingerprint or voice or facial feature, and creating a unique digital identifier from that characteristic. Because this process relies on largely unalterable human characteristics, positive identification can be achieved independent of any information possessed by the individual seeking authorization.

   The process of identity authentication typically requires that a person present for comparison one or more of the following factors:

  . something known such as a password, PIN, or mother's maiden name;

  . something carried such as a token, card, or key; or

  . something physical such as fingerprint, iris or voice pattern, signature motion, facial shape or other biological or behavioral characteristic.

   Comparison of biological and behavioral characteristics has historically been the most reliable and accurate of the three factors, but has also been the most difficult and costly to implement into a single product that can automatically verify the identity of a user accessing a computer network or the Internet. However, recent advances in biometric collection technologies (both biometric hardware products and their associated processing software) have increased the speed and accuracy and reduced the cost of implementing biometrics in commercial environments. We believe that individuals, Web site operators and businesses will increasingly use this method of identity authentication.

   Our software products are designed for large-scale and complex computer networks and allow computer users to be identified using a choice of biometric technologies. Our products comply with a published industry standard that allows the use of multiple biometric technologies. In December 1997, we introduced and demonstrated the first example of this industry standard called the Human Authentication Application Programming Interface, or HA-API. HA-API was the first definition of a standard way to allow software developers and biometric technology suppliers to build their products using a uniform method for connecting many different biometric devices to computer systems. HA-API was developed by us under contract to the United States Department of Defense and was subsequently released into the public domain. More than thirty biometric technology providers and systems developers now support HA-API. We are also a leading contributor to a new standard that is intended to replace HA-API called BioAPI. One of our employees serves as the elected Chair of the BioAPI Consortium that represents over 90 organizations collaborating to develop this new standard. We also support other related standards efforts and we intend to make our products compliant with whatever standard is ultimately adopted by the biometrics industry.

   Our "SAF" brand is being positioned and promoted with selected biometric technologies currently available in the marketplace including those from:

  . AuthenTec, Inc., SecuGen Corporation, Veridicom, Inc., and Precise
    Biometrics A.B. for fingerprint imaging;

  . Anovea, Inc. and Lernout & Hauspie Speech Products NV for voice verification;

  . Visionics Corporation for facial recognition; and

  . Iridian Technologies, Inc. for iris recognition.

   We have tested and determined that additional biometric technologies are operational with our software products and we intend to continue to qualify and negotiate license arrangements with other leading biometric technology suppliers in the industry.

Market Overview

   As computer use migrates towards a networked environment, individuals and organizations are becoming more aware and concerned about protecting the privacy and ensuring the security of information maintained on personal computers, the Internet, and corporate systems. A number of technologies and strategies have been developed to address this concern, including new encryption methods, firewalls, intrusion detection tools, access permission systems, passwords, identification cards or tokens, digital certificates, and single sign-on applications. However, the effectiveness of each of these new technologies and strategies is dependent upon the most critical and vulnerable component of the security process: positive personal identification and authentication of the individual seeking access.

   With the growth of electronic commerce, access points to the Internet and corporate networks (which we sometimes refer to as enterprise networks) have increased significantly, and now include corporate desktops, home PCs, mobile laptops, and hand-held devices. Website operators and organizations providing enterprise information systems can now utilize biometric identification technology to secure access to restricted or sensitive information.

   We believe that a market will develop for biometric technologies used in information security and data privacy applications. However, there are several evolving factors that we believe will contribute to the growth of this industry in the near-term:

  . Highly publicized security breaches in computer networks and Internet sites have been traced to the vulnerability of password-based authentication systems.

  . The growth of e-commerce as a medium for business and consumer transactions mandates the implementation of technologies that facilitate the positive identification of anonymous parties.

  . The use of multiple passwords is inconvenient for users and expensive for businesses to support.

  . Enterprise information technology priorities are reportedly shifting to new information assurance initiatives that are intended to enhance the privacy and confidentiality of data under an organization's care, custody, and control.

  . The information technology industry is beginning to utilize advanced solutions to protect computer information. The primary means of protecting computer information is data encryption, which requires protection of the encryption "keys" used to lock up the data. Today, these keys are commonly protected by simple PIN numbers or passwords. We believe biometrics will play an important role in protecting these keys from unauthorized access.

  . Industry leaders such as Computer Associates, Novell, Microsoft, IBM,
    Intel, and Compaq are supporting the integration of biometrics within their systems.

  . Rapidly falling prices for biometric collection devices, such as fingerprint sensors, digital cameras, microphones, etc., and improvements in the accuracy, performance and user acceptance of the technology have made integration of biometrics with desktop PCs and portable computers a cost effective security alternative for the commercial market. The proliferation of multimedia-ready PCs equipped with microphones and soundcards makes voice identification an affordable solution for some potential users.

  . New and even more powerful biometric technologies, such as silicon chip-based fingerprint sensors and iris recognition cameras, are also becoming commercially viable.

  . Finally, the BioAPI Consortium, a group of over 90 organizations from the biometrics industry, government and information technology vendors, has released Version 1.1 of the BioAPI Specification. This specification defines a single industry standard software specification for connecting biometric devices to computer systems that is expected to encourage implementation of biometrics by facilitating the interoperability of different biometric technologies.

   We believe that all of these factors will create demand for Internet and enterprise security products that use biometrics. We believe that one of the fastest growing markets for biometrics is the large internal corporate computer network. Biometrics offers a low-cost, simple solution to ensure the positive identification of employees seeking access to sensitive data and applications over a corporate computer network.

Products

   Our software products use biometric technologies to improve internal enterprise network and Internet security. Instead of being asked for a password, users are prompted for their unique biometric characteristic using any one of a number of biometric technologies. We build software that will work with a variety of biometric devices, including fingerprint scanners, iris scanners, facial recognition devices and voice verification devices. Sales of our products have been limited to date. Our products can be divided into three groups-- enterprise products, desktop products and Internet products.

 Enterprise Products:

   Our enterprise products are designed to operate in the computer network environment of large corporations and include:

  . SAF2000 for the Enterprise--SAF2000 replaces passwords for enterprise users that are accessing a Microsoft Windows NT or Windows 2000 network server from a computer running Microsoft Windows. Biometric information is stored and managed on a central database using a SAF2000 component called the SAFserver. SAF2000 provides features for the system administrator that assist in managing the initial enrollment and storage of biometric information. These features are provided as extensions to Microsoft's standard administrative tools so that system administrators do not have to learn how to use a new tool. Communication between an individual employee's computer and the SAFserver is secure and encrypted.

  . SAFmodule for NMAS--SAFmodule is a companion product to Novell
    Corporation's Novell Modular Authentication Service (NMAS) security product and is fully certified and tested by Novell as an approved NMAS authentication method. SAFmodule replaces passwords for enterprise users that are accessing a Novell NetWare server and Novell Directory Service
    (NDS) central database from a computer running Novell software components. SAFmodule extends Novell's administrative tools to assist the administrator in managing the initial enrollment and storage of biometric information. Communication between the individual employee's computer and the Novell server is secure and encrypted. SAFmodule has also been qualified for use with the single sign-on (SSO) product from Passlogix called v-GO SSO. SSO products provide fast connection to host computers and applications on a network by supplying a user's password automatically from a file. We provide the initial user access to the SSO software product through a secure biometric verification of the user for enhanced security.

  . SAFaccess for eTrust SSO--SAFaccess is a companion product to Computer
    Associates' eTrust Single Sign-On (SSO) security product. SAFaccess provides a secure and positive biometric verification of a user's identity when they are attempting to access the SSO product provided by CA. SAFaccess extends the standard administrative tools provided by CA to manage the initial enrollment and storage of biometric information on the SAFserver database.

 Desktop Products

  . SAF2000 for Workstations--SAF2000 for Workstations is a standalone desktop product that replaces traditional passwords with biometric verification for anyone using a computer that runs Microsoft Windows.

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

  . SAFtyLatch--SAFtyLatch provides file protection and privacy through the combination of file encryption and biometric verification. SAFtyLatch supports personal computers based on the Microsoft Windows 98 operating system.

 Internet Products:

   Our Internet products, SAFsite and JotterSAF, are designed to operate in the computer network environment of the Internet.

  . SAFsite--This product enables the integration of biometric technology into Web applications developed for Microsoft's Web server product, called Internet Information Server, which is used by many organizations worldwide to run their Internet Web sites. SAFsite provides centralized storage and matching of a person's biometric information on our server software component called the SAFserver. Biometric information is securely stored on a central database using encryption techniques. SAFsite provides components that a user can download onto his/her personal computer to allow the user's Web browser to use biometrics when connecting the user to a secure Web site.

  . JotterSAF--This is the first personal computer Internet product that provides biometric identification of the user. JotterSAF allows the individual to store their personal profile information (such as credit card numbers, address, phone number, etc.) on their personal computer in an encrypted file and then share that information over the Internet after their identity has been verified using biometrics. JotterSAF includes other convenience features including a special section on the computer screen, called a toolbar. The toolbar is used to organize search, email, news tickers or other Internet functions in a convenient manner. JotterSAF will automatically fill out forms with personal information when conducting Internet transactions and will remember and type in user names and passwords for frequently visited web sites.

Marketing and Distribution

   We use both direct and indirect sales and marketing techniques to market our products and services. Our sales staff, consisting of seven full-time employees, focuses on marketing our products to select large customers and potential customers within the sectors of healthcare, government and financial services. Our full-time sales staff also trains and supports our indirect distribution partners, who also sell our products, by geographic region and type of business.

   We market our products to customers across a wide range of general business sectors primarily through:

  . Three distributors (who are middle-men who distribute our products to a network of third parties in a specified region for sale by them to end-user customers);

  . Twelve resellers (who buy our products directly from us and sell them to customers in a specified geographic region; these resellers are known as "value-added resellers" where they also provide technical support to the end-user);

  . Four original equipment manufacturer resellers (these are hardware manufacturers who buy our software to resell to customers with their hardware as a combined or "bundled" product);

  . One sales agent; and

  . Three strategic alliance partners (Novell, Inc., Computer Associates
    International, Inc. and Passlogix, Inc.).

   Our relationships with these distributors, resellers and original equipment manufacturer resellers are formalized in written contracts which address the specific products which can be sold, applicable pricing discounts and the geographic territory within which our products can be sold. Our strategic alliances are with companies that have formal partner programs. These companies publicize our status as an alliance partner. Each alliance partnership provides us with specific benefits such as:

  . access to key alliance partner personnel,

  . early access to new versions of the alliance partner's software so that we can modify ours and release our upgraded product at the same time as our alliance partner releases its new software version, and

  . permitting packaging of our products with our alliance partner's product.

   Our marketing goals include identifying potential distributors and resellers of our products, creating awareness of our product offerings, generating leads for follow-on sales and achieving greater order volume by disseminating our products through multiple direct and indirect distribution channels worldwide.

   Our reseller partners combine our enterprise software with their own biometric technology and sell the combined product through their own sales channels. We are also engaged in establishing relationships with international distributors that will carry our products and make them available to a broader audience of secondary distributors and resellers within their markets. Some of our reseller partners are Data Construction AB of Sweden, Real Time Data Management Services, Inc., SecuGen Corporation and NuFocus, Inc.

   Our software products are typically priced on the basis of the number of users that have enrolled their biometric information into the central server database. As the number of users increases, the software license price per user decreases. Resellers purchase our products at a favorable discount for resale at a price that provides an attractive gross margin for the reseller. We believe that this pricing model is competitive and cost-effective for the end-user customer and is attractive to our resellers.

   Enterprise Products:

   We intend to focus our resources on promoting our enterprise products to take advantage of the growing awareness of the importance of protecting enterprise network infrastructures from unauthorized access. We have a team of four business development and three sales professionals who are located in various regions of the country. They focus their marketing efforts on high profile end-user customers. They also identify, recruit, train and support a network of resellers. Typically, these resellers are already selling enterprise network products that are based on Microsoft, Novell or Computer Associates products and our products will complement these. Our resellers often provide a range of additional services to their corporate customers, including network component sales, network consulting, systems installation, and network management services.

   We also sell our products alongside the sales organizations of Novell, Computer Associates and Passlogix. Our products complement theirs and, we believe, fill a customer need that would not otherwise be met. We hope to leverage the existing sales organizations and reseller networks of these companies to achieve sales of our products at minimum expense. We work closely with each of these strategic alliance partners to support these joint sales efforts.

 Desktop Products

   We will offer our "SAF2000 for Workstations" product through biometric technology resellers that want to package this product with their biometric technology. This will provide a set of functions that can be utilized "out of the box" to create a bundled product for the customer. When the customer wants to connect the product to a network, there will be a simple upgrade path to our "SAF2000 for the Enterprise" product.

   Internet Products:

   Our Internet products will not be a primary focus of our marketing efforts in the near term due to the severe economic decline in the Internet sector. We will continue to offer these products through our resellers but will not invest heavily in this segment until market conditions improve.

Technology Partnerships and Licensed Technology

   Four technology partners supply us with fingerprint scanners, which are used to capture a fingerprint image. Each fingerprint scanner, known as "hardware", that we buy is accompanied by fingerprint software, which is used to recognize the fingerprint image. The software that we produce allows our customers to use this fingerprint hardware and software to gain access to a secure computer network. Our technology partners' products are packaged with ours into a single product for sale to our customers. We do not have licensing arrangements with these fingerprint technology partners. We sell fingerprint scanners and software made by the following companies:

  . AuthenTec, Inc.--Makes chip-based fingerprint technology for standalone and keyboard-integrated fingerprint readers.

  . Precise Biometrics AB--Makes chip-based fingerprint technology for standalone and keyboard-integrated fingerprint readers.

  . SecuGen Corporation--Makes optics-based fingerprint technology for standalone, mouse-integrated, and keyboard-integrated fingerprint readers.

  . Veridicom, Inc.--Makes chip-based fingerprint technology for standalone fingerprint readers.

   We also buy iris recognition, voice verification and facial feature recognition software from various companies with which we have licensing arrangements permitting us to resell their software. We bundle our technology partners' recognition software into our own software products for sale to end-users. Each licensing agreement requires us to pay the licensor a specified percentage of the revenues we receive from selling the bundled product. These license agreements are with the following companies:

  . Anovea, Inc.--Makes speaker verification technology for text dependent technology modules that work with a Windows sound card and microphone.

  . Lernout & Hauspie Speech Products NV ("L&H")--Makes speaker verification technology for text dependent technology modules that work with a Windows sound card and microphone.

  . Visionics Corporation--Makes face recognition technology for modules that work with a Video for Windows compatible desktop videoconferencing camera.

  . Iridian Technologies, Inc.--Makes iris recognition technology.

   We are not dependent on any of these licensing arrangements. Additionally, the bulk of our business relates to fingerprint technology and those relationships are not based on licensing arrangements. The specific terms and conditions of the license agreements with those technology partners who sell us their iris, voice and facial feature recognition software are confidential.

   We are able to provide a customer's choice of technology by combining the appropriate biometric plug-in module with our API-compliant product framework. The customer may also purchase API-compliant modules, that will work with our software, from third parties. Our strategy is to evaluate, qualify, and integrate select biometric technology available from new and current technology vendors. We are in various stages of qualification of additional potential technology partners.

Competition

   Other companies which have also developed software products that utilize biometric identification technology and are active in the United States include BioNetrix, Inc., Digital Persona, Inc., Ankari, Inc., Keyware, Inc., and I/O Software, Inc. Our strategy is to differentiate our products in the marketplace by offering products that

  . are competitively priced,

  . are able to use more than one biometric characteristic for identification,

  . are open standards based, and

  . are adjustable for increased numbers of users.

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

   We also expect to continue to face competition from non-biometric technologies such as traditional passwords, token cards, smart cards, and digital certificates. While in some instances we will compete with these technologies, our strategy is to integrate other factors of authentication into our products. For example "digital certificates" provide a secure method of encrypting messages and accessing services. However, the sender's certificate key is often protected only by a password or PIN number. We currently offer SAF products that support smart cards and digital certificates, and we intend to continue to enhance these offerings.

   As a non-exclusive licensee of biometric technologies, we also expect to experience competition from other products and services incorporating the technology that we license.

Patents and Trademarks

   We hold five assigned patents covering fingerprint imaging technology which we believe can be utilized to enhance and create strategic relationships with fingerprint technology companies, television set-top companies, and hand held computer companies that will promote or use SAF software products:

  . Patent 5,546,471: Ergonomic Fingerprint Reader Apparatus issued August
    13, 1996, provides for an ergonomic fingerprint acquisition device. This device has two displaced surfaces that provide a natural grasping surface for the hand. The natural grasping surface ensures that a broad fingerprint surface area is applied with even pressure to the fingerprint reading device itself. We believe that this invention solves one significant problem of typical fingerprint capture devices: ensuring that the same finger is placed in the same position, with consistent orientation and pressure, to improve overall system performance by yielding a high quality fingerprint image capture at time of registration and verification.

  . Patent 5,596,454: Uneven Surface Image Transfer Apparatus issued January
    21, 1997, provides for a high performance integrated optical system. We believe that this invention solves one significant problem of typical fingerprint capture devices: the large size of an optical element required to acquire a high resolution, distortion-free image of a fingerprint. Solving this problem dramatically reduces the physical footprint required for any fingerprint reader or integrated application of a fingerprint acquisition device. In addition, the invention specifies a single element multiple lens solution that dramatically reduces production cost while improving product reliability, durability and longevity.

  . Patent 5,920,642: Ergonomic Fingerprint Reader Apparatus issued July 6,
    1999, is directed to improvements in television set-top box technology. The remote control used with the set-top box captures fingerprint data and operator account information and transmits them to the set-top box to be matched with stored fingerprint data. The results are used to adjust an operator's preferences, modify the provided level of service, or authorize a transaction against a specific account.

  . Patent 6,028,950: Fingerprint Controlled Set-Top Box issued February 22,
    2000, discloses a method for securing electronic commerce transactions initiated via a television set-top box using a fingerprint and is a continuation of Patent 5,920,642. The fingerprint can be acquired by a device built into the set top box or by a device built into the remote control unit. The stored fingerprint data of the customer can be stored in the set top box, a central server, distributed remote server, smart card, or other form of "portable data file." We believe that this invention solves the problem of positively identifying customers making e-commerce transactions from a home set top access terminal.

  . Patent 6,041,134: Ergonomic Fingerprint Reader Housing issued March 21,
    2000, provides for an ergonomic fingerprint acquisition device. This device has two displaced surfaces that provide a natural grasping surface for the hand. The natural grasping surface ensures that a broad fingerprint surface area is applied with even pressure to the fingerprint reading device itself. We believe that this invention solves one significant problem of typical fingerprint capture device: ensuring that the same finger is placed in the same position, with consistent orientation and pressure, to improve overall system performance by yielding a high quality fingerprint image capture at time of registration and verification.

   In addition, we have pending applications for our SAF software. There is no assurance that we will be granted any pending patents, that any patent previously granted will prove enforceable, or that any competitive advantage will exist for us because of these patents or patent applications.

   We also rely on unpatented know-how, trade secrets and continuing research and development. We may not have any protection from other parties who independently develop the same know-how and trade secrets. Protection of our proprietary products and services may be important to our business, and our failure or inability to maintain this type of protection could have a material adverse affect on our business, condition (financial or otherwise), results of operations and prospects. Moreover, while we do not believe that the production and sale of our proposed products or services infringe on rights of third parties, if we are incorrect in this regard, failure to obtain needed licenses from these third parties could have a material adverse effect on our ability either to complete the development of certain products or services or to produce and market these products or services. Failure to obtain any of these types of licenses could adversely impact our business, condition (financial or otherwise), results of operations and prospects.

   We also license certain patents or other intellectual property (including biometric hardware or software products) from other companies. The competitive nature of our industry makes any patents and patent applications of our licensors important to us. There is no assurance that any of the patent applications of these licensors will be granted, that patents previously granted will prove enforceable, or that any of these patents or patent applications will lead to any competitive advantage for us.

   We have registered certain service marks and trademarks with the United States Patent and Trademark Office. In addition, we have purchased the rights to certain other service marks and trademarks registered with the Canadian Trademark Office and the United States Patent and Trademark Office by Jotter. However, we have not registered certain other trademarks and trade names which we use with the United States Patent and Trademark Office nor in any foreign government trademark offices. With respect to unregistered trademarks, we accompany the use of these trademarks with our name to indicate the origin of the products to which they are applied, to distinguish them from the products of competitors and to build goodwill in these trademarks. Certain rights, however, are protected under the provisions of the Lanham Act and under state law in respect of unregistered or common law trademarks.

Employees

   As of December 3, 2001, we had 33 full-time employees as well as a full-time contract controller and a part-time contract Chief Financial Officer. From time to time, we also utilize consultants for specific assignments.

   We are an employment-at-will employer and none of our employees are represented by a labor union. We believe that our relationship with our employees is good. We believe that our future success will depend in part on our ability to both retain our existing technical and other personnel and to attract and retain other qualified employees.

                                   PROPERTIES

   We lease our current principal executive offices and server-based research and development facilities consisting of approximately 5,049 square feet located at 11911 N.E. 1st Street, Suite B-304, Bellevue, WA 98005-3032. We also lease approximately 7,000 square feet of office space in Edmonton, Alberta, Canada as well as 3,400 square feet of office space in Reston, Virginia.

                               LEGAL PROCEEDINGS

   On June 16, 1999, International Interest Group, Inc. filed suit against our company and Mr. J. Anthony Forstmann, a former director and chairman of our company, in the Superior Court of the State of California for the County of Los Angeles (Civil Action No. BC 212033). The lawsuit alleged that we failed to perform under the terms of a settlement agreement relating to a prior lawsuit filed by IIG. The original complaint alleged three causes of action:

  . our alleged breach of contract with IIG causing IIG to sustain damages;

  . fraud; and

  . rescission by IIG against us and Mr. Forstmann.

   IIG's causes of action for rescission and fraud were dismissed with prejudice by the trial court during the first quarter of 2000. However, the Court of Appeals reinstated IIG's fraud cause of action in August 2000. On November 7, 2000, IIG filed a third amended complaint adding causes of action for fraud by concealment, negligent misrepresentation and breach of fiduciary duties.

   Our company, Mr. Forstmann and IIG all filed motions for summary adjudication with the court on March 29, 2001. On May 31, 2001, the trial court ruled on the motions as follows:

  . IIG's motion was denied in its entirety;

  . Mr. Forstmann was granted summary judgment; and

  . trial court dismissed the causes of action for fraud by concealment, negligent misrepresentation and breach of fiduciary duty as to us and Mr. Forstmann.

   The court further limited the issues in the case as they related to the remaining causes of action (breach of contract and fraud) to the narrow issues of whether we breached the contract or made a false promise, by failing to use reasonable best efforts to file a registration statement for the purpose of registering the shares given to IIG in settlement, within 30 days of execution of the settlement agreement, and by failing to use reasonable best efforts to have the registration statement declared effective.

   Thereafter, IIG filed two additional petitions for writ of mandamus with the Court of Appeals. In response to the first petition, the Court of Appeal reinstated the breach of contract cause of action against Mr. Forstmann, but left the remainder of the trial court's ruling intact. The Court of Appeal denied IIG's second petition in its entirety.

   Trial is set to commence on the remaining issues in this case on January 9, 2002. As a result of the trial court's rulings on the motions for summary adjudication, the remaining factual basis for IIG's alleged fraud claim is whether we made a false promise in the underlying settlement agreement by allegedly not intending to use reasonable best efforts to file the Form S-3 registration statement or to use reasonable best efforts to have the registration statement declared effective. IIG is seeking actual and consequential damages and attorneys' fees in connection with its cause of action for breach of contract and actual, consequential and punitive damages in connection with its fraud cause of action against us. Although in its original complaint, IIG claimed damages for $1.0 million, we believe that damages awarded, if any, would be de minimus. We believe that these damages, if any, would be calculated as the difference between the market value of the shares given to IIG at the time IIG was allegedly supposed to receive the shares and the market value of the shares at the time that IIG actually received the registered stock. We believe the remaining claims have little merit and intend to vigorously defend ourselves at trial.

                                   MANAGEMENT

Directors and Executive Officers of the Registrant

   The following table sets forth the names, ages and positions of our directors and executive officers.

                                                                                     Director/
                                                                              Term   Position
      Name               Age                    Position                     Expires   Since
      ----               ---                    --------                     ------- ---------
Glenn L. Argenbright....  36 Director, Interim President, Interim Chief       2002     2001
                             Executive Officer, and Chairman(2)

Frank M. Devine(1)......  58 Director                                         2002     1997

Robert M. Smibert.......  38 Director                                         2002     2001

Ann M. Alexander........  54 Chief Operating Officer and Corporate Secretary   N/A     2001

Joshua M. Grantz........  28 Vice President of Sales                           N/A     2001

Walter G. Hamilton......  58 Vice President of Business Development            N/A     2000

Gregory C. Jensen.......  34 Chief Technology Officer                          N/A     2000

Steven M. Oyer..........  46 Interim Chief Financial Officer(3)                N/A     2001

--------
(1) Compensation committee member.
(2) Mr. Anthony was terminated as President and Chief Executive Officer effective June 5, 2001, at which time he was replaced by Mr. Argenbright as Interim President and Interim Chief Executive Officer.
(3) Mr. Shepperd was terminated as Chief Financial Officer and Corporate Secretary effective June 8, 2001, at which time he was replaced by Mr. Oyer as Interim Chief Financial Officer.

   Bradley Galinson, who became a member of our board after his election to the board at our annual meeting of stockholders on September 24, 2001, resigned effective December 6, 2001.

Information Regarding Directors and Executive Officers

   GLENN ARGENBRIGHT was appointed a director of our company in February 2001 pursuant to the terms of the December 15, 2000 asset purchase agreement between SAFLINK and Jotter and was elected Chairman of the Board, President and Chief Executive Officer upon the closing of the recent financing in June 2001. Mr. Argenbright was President and Chief Executive Officer of Jotter from November 1999 until June 2001. From May 1998 to November 1999, Mr. Argenbright served as the President and Chairman of the Board of Spotlight Interactive, a Web-incubator and venture capital firm. From February 1999 to August 1999, while working for Spotlight, Mr. Argenbright served as a director of and consultant to Today's Communications Inc., a provider and aggregator of Web content. From May 1998 to February 1999, Mr. Argenbright was a director and Executive Vice President of Intelligent Communications, Inc. (Intellicom), a company providing high-speed Internet access over satellite. From April 1997 to April 1998, Mr. Argenbright was President and Chief Executive Officer of Internet Extra Corporation, a Web hosting company which owned and operated certain Web properties. Mr. Argenbright served on Internet Extra Corporation's board of directors. From September 1997 to February 1998, Mr. Argenbright served as President and director of Internet Extra Media Placement (which later changed its name to MediaPlex, Inc.), an online advertising subsidiary of Internet Extra. From January 1995 to April 1997, Mr. Argenbright served as President of FTM Marketing, a Los Angeles based marketing and promotions agency. Mr. Argenbright has also served on the boards of directors of Internet Presence Providers, Internet Extra, CardZoo!, StarInsider, ProCheer, and AIR, Inc. Mr. Argenbright received a BA from the University of California at San Diego and a JD from the University of San Diego.

   FRANK M. DEVINE has served as a director of our company and as a member of our board's compensation committee since June 1997 and the audit committee from September 1997 to May 1999. Mr. Devine also serves as a business consultant for various entities. He has founded or co-founded Bachmann-Devine, Incorporated, a venture capital firm, and Shapiro, Devine & Craparo, Inc., a manufacturers' agency serving the retail industry. Mr. Devine also serves on the board of directors of these companies. Since December 1994, Mr. Devine has served as a member of the board of directors of Salton, Inc., a publicly owned company that markets and sells electrical appliances to the retail trade under various brand names. Mr. Devine received a BS from Iowa State University.

   ROBERT M. SMIBERT, was elected a director of our company in February 2001 pursuant to the terms of the December 15, 2000 asset purchase agreement between Jotter and us. Mr. Smibert was Chief Technology Officer from December 15, 2000 until June 6, 2001 when his employment with our company was terminated. Mr. Smibert, a co-founder of Jotter, was the Chief Technology Officer of Jotter since December 1997. Mr. Smibert also co-founded MindQuake Creations, a Web boutique company, and was Chief Technology Officer for it from February 1997 to October 1998. From July 1997 to October 1998, Mr. Smibert was the Information Technology Manager of RedCell Canada, a Canadian battery company. From June 1996 to July 1997, Mr. Smibert served as President of his wholly-owned company, Virgin Technologies Inc., a software design, development and consulting company.

   ANN M. ALEXANDER was appointed SAFLINK's Chief Operating Officer in August 2001. Ms. Alexander served as SAFLINK's Vice President of Operations from October 2000 to July 2001. She was appointed Corporate Secretary in June 2001 and Chief Operating Officer in August 2001. Ms. Alexander was Director of Operations at vJungle.com from November 1999 to March 2000 and Director of Operations and Support at Continuex from October 1998 to June 1999. From May 1997 to September 1998, she was Regional Human Resource Manager with Starbucks Coffee Company and Project Manager in Customer Operations at AT&T Wireless Service from May 1996 to April 1997. Ms. Alexander is also a principal in TMR, Inc., a Washington corporation, providing consulting on human resources and organizational change management. From August 1987 to May 1995, she was a Senior Manager of Customer Account Services at US West NewVector Group, Inc. Ms. Alexander received a MA in Organizational Design and Effectiveness from the Fielding Institute, Santa Barbara, California.

   JOSHUA M. GRANTZ joined our company in October 2001 as Vice President of Sales. Since August 1999, Mr. Grantz had been President and Chief Executive Officer of Develos, Inc., a company that provides web-based and wireless supply chain management solutions. From May 1999 to January 2001 Mr. Grantz was also the General Manager of Grantz Interactive Solutions, an e-marketing firm. From July 1997 to February 1998 Mr. Grantz was the Vice President of Sales and Online Marketing at Internet Extra Corporation. In August 1997, while at Internet Extra, Mr. Grantz founded Internet Extra Media Placement and changed its name to Mediaplex, Inc., and from February 1998 to July 1999 acted as their Senior Vice President of Sales and Media. From February 1997 to July 1997, Mr. Grantz served as Senior Account Manager for WebConnect, Inc., an online media sales company. Mr. Grantz has also served on the boards of Directors on WebMunchies, Talulah G, Grantz Industries, and Develos. Mr. Grantz received two degrees in Journalism & Mass Media and in Communications from Rutgers College and the Rutgers University School of Communications, Information, and Library Studies, New Brunswick, NJ.

   WALTER G. HAMILTON joined our company as Director of Business Development in December 1995. Mr. Hamilton served as Vice President of Sales and Marketing from August 1999 through August 2000 and is currently Vice President of Business Development. Prior to joining our company, Mr. Hamilton was employed by Unisys Corporation and its successor, Loral Corporation, for 29 years. He served as Director of Business Development for the worldwide postal automation business segment of Unisys, after holding various sales management and product management related assignments with both domestic and international responsibilities. Mr. Hamilton received a BS in Business Administration from the University of Southern Mississippi.

   GREGORY C. JENSEN joined our company in August 1992 and has served as Chief Systems Engineer, Director of Technical Services, Vice President of Engineering, and is currently Chief Technology Officer. The board appointed him as a corporate officer of our company on March 20, 2000. Prior to joining our company, Mr. Jensen was a Member of the Technical Staff of TRW, Inc., involved in the research and development of image processing, signal processing, high volume data storage, and high bandwidth data communication technologies. Mr. Jensen received a B.S. in Electrical Engineering from California Institute of Technology.

   STEVEN M. OYER has served as the Interim Chief Financial Officer of our company since June 8, 2001. Since September 2000, Mr. Oyer has been a Principal and Chief Financial Officer of Spotlight Interactive, Inc., a Web-incubator and venture capital firm. Since January 2000, Mr. Oyer has also served as a director of Jotter. From October 1995 to November 2000, Mr. Oyer served as the Vice President Regional Director for Murray Johnstone International Ltd., a Scottish investment firm, where he was responsible for the sales and marketing of international investment management services and private equity to families and institutions in North America. Mr. Oyer serves on the board of several ventures, including Ajax Holdings and Bridge Partners, and has been active in raising private equity with strategic family office partners as lead investors for the last 3 to 5 years.

   RMS Limited Partnership, a Nevada limited partnership controlled by Roy M. Speer, Jotter and Francis R. Santangelo, acting together, are in a position immediately to exercise significant control over the general affairs of our company, to control the vote on any matter presented to stockholders and to direct the business policies of our company. As of December 3, 2001, RMS, Jotter and Mr. Santangelo beneficially owned approximately 42.6%, 21.2% and 0.7% of our common stock, respectively. RMS and Mr. Santangelo are parties to a certain stockholders' voting agreement pursuant to which they agreed to vote certain shares for directors nominated by RMS, and not to vote in favor of certain specified actions unless agreed to by RMS. RMS and Jotter are parties to a voting agreement pursuant to which Jotter agreed to vote in tandem with and in like manner as and as directed by RMS for the election of directors and on all other actions that may be presented to our stockholders, until such time as we have repaid a loan made by RMS in principal amount of $1.0 million.

Compensation of Directors

   During 2000, no cash compensation was paid to any of our directors for serving as a director of our company, except that these persons were reimbursed for out-of-pocket expenses incurred in attending meetings of the board or committees of the board. In lieu of cash compensation for serving on the board, each new director of our company, upon these persons' election to the board, was granted options to purchase 60,000 shares of our common stock. One-third of these stock options become exercisable on the date of grant and an additional one-third on each of the first two anniversaries of the grant date, if this person is still serving as a director of our company. The exercise price of these options was the mean of the closing bid and asked price of the common stock on the date of the grant. Mr. Smibert, who jointly with his spouse, owns approximately 25% of the common stock of Jotter also declined the options granted to him. In addition, Mr. Alcalde and Mr. Devine were granted options to purchase 5,715 and 11,429 shares of our common stock on May 21, 2001 as an incentive to continue as members of the board of directors following the completion of the recent financing and the subsequent management changes. Later option grants, which were made under the SAFLINK 2000 Stock Incentive Plan, were subject to stockholder approval of the plan which was obtained at our stockholders' meeting on September 24, 2001. One-third of the options vest on the first, second and third anniversary of the grant date and are exercisable at $1.89 per share for ten years. Since Mr. Alcalde resigned from the Board prior to the first anniversary of the grant, such options will not vest and have terminated in accordance with their terms.

                             EXECUTIVE COMPENSATION

   The following table sets forth all compensation with respect to our Chief Executive Officer and our four other most highly paid executive officers whose total salary and bonus exceeds $100,000 for fiscal year 2000 ("Named Executive Officers").

Summary Compensation Table

                                            Long-Term
                                           Compensation
                                           ------------
                                 Annual
                              Compensation
                              ------------  Securities
   Name and Principal                       Underlying
        Position         Year    Salary     Options(#)
   ------------------    ---- ------------ ------------
Jeffrey P. Anthony(1)... 2000   $200,000         -0-
 (Former) President and  1999    165,001      25,715
 Chief Executive Officer 1998    146,544      49,763

Walter G. Hamilton(2)... 2000   $170,261       7,207
 Vice President of       1999    131,006      12,858
 Business Development    1998        N/A         N/A

Gregory C. Jensen(2).... 2000   $135,808       7,112
 Vice President of       1999        N/A         N/A
 Engineering             1998        N/A         N/A

James W. Shepperd(3).... 2000   $143,737         -0-
 (Former) Chief          1999    124,301      12,858
 Financial Officer       1998        N/A         N/A

--------
(1) Mr. Anthony, who resigned as President and Chief Executive Officer effective June 5, 2001, was granted an option to purchase 78,096 shares of our common stock for $1.89 per share on May 21, 2001. This option became fully vested upon his termination of employment pursuant to a severance agreement between Mr. Anthony and us. Mr. Anthony entered into a consultancy agreement with us on June 5, 2001, whereby he agreed to provide up to 100 hours of consulting services to us for no more than 60 days. We agreed to pay Mr. Anthony $150 per hour for his services.
(2) Salary for 2000 includes $25,261 paid to Mr. Hamilton and $9,936 paid to Mr. Jensen by us in connection with their relocation and related "gross-up" for income tax applicable to this type reimbursement.
(3) Mr. Shepperd served as our Chief Financial Officer and Corporate Secretary on a part-time basis through December 31, 1999 pursuant to a consulting agreement entered into on May 22, 1998. The consulting agreement was terminated effective December 31, 1999 when Mr. Shepperd became a full-time employee. Mr. Shepperd, who resigned effective June 8, 2001, was granted an option to purchase 18,215 shares of our common stock for $1.89 per share on May 21, 2001. This option became fully vested upon termination of his employment pursuant to a severance agreement between Mr. Shepperd and us. Mr. Shepperd entered into a consultancy agreement with us on June 8, 2001, whereby he agreed to provide up to 150 hours of consulting services for no more than 90 days. We agreed to pay Mr. Shepperd $150 per hour for his services.

   We offer a plan (the "401(k) Plan") pursuant to Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"), covering substantially all employees. Matching employer contributions are set at the discretion of the board. There were no employer contributions made for 2000, 1999, or 1998.

   Glenn Argenbright's annual salary is currently $100,000, Ann Alexander's annual salary is currently $145,000, Walter Hamilton's annual salary is currently $145,000, Gregory Jenson's annual salary is currently $150,000, and Steven Oyer is currently paid $150 per hour on a contract basis for his services.

The 1992 Stock Incentive Plan

   The 1992 Stock Incentive Plan (the "Plan"), adopted by the board and approved by the stockholders in January 1992, authorizes the granting of stock incentive awards to qualified officers, employees, directors and third parties providing valuable services to us (e.g., independent contractors, consultants and advisors to us). On September 8, 1999, SAFLINK's board of directors unanimously adopted a resolution to approve amending the Plan for the purpose of increasing from 357,143 to 571,429 the number of shares of common stock reserved for issuance pursuant to the Plan. Three stockholders, holding approximately 54.0% of the outstanding shares of common stock, voted all of these shares in favor of this amendment which vote was sufficient to approve the increase. Our stockholders previously approved amendments to the Plan increasing the authorized number of shares of common stock under the Plan at the Annual Meetings of Stockholders in 1993, 1996, 1997 and 1998.

   The board, on the recommendation of the compensation committee, granted options to purchase shares of common stock to each Named Executive Officer hired in 2000 in order to provide long-term incentives to these officers. In addition, the board, on the recommendation of the compensation committee, granted options to purchase shares of common stock to Messrs. Hamilton and Jensen as part of the relocation assistance package provided to them in connection with the move of our offices from Tampa, Florida to Redmond, Washington. These options became exercisable pro rata on each of the next three anniversaries of the grant date and the exercise price of these options was set at the average of the closing bid and asked price of the common stock on the Nasdaq SmallCap Market on the date of the grant. No options were granted to directors during fiscal year 2000.

   There were no awards of SARs made during fiscal year 2000 to any of the Named Executive Officers. The following table sets forth all options granted to any of the Named Executive Officers during fiscal year 2000.

Option Grants in Fiscal Year 2000

                                             Individual Grants
                          -------------------------------------------------------
                                      Percent of
                          Number of  Total Options                        Grant
                          Securities  Granted to    Exercise               Date
                          Underlying Employees In   or Base   Expiration Present
          Name             Options    Fiscal Year  Price($sh)    Date    Value($)
          ----            ---------- ------------- ---------- ---------- --------
Walter G. Hamilton......    7,207         5.4%        5.46     01/17/10   11,143
 Vice President of
 Business Development

Gregory C. Jensen.......    7,112         5.3%        5.46     01/17/10   10,996
 Chief Technical Officer

   All options became exercisable pro rata on each of the first three anniversaries of the grant date.

   No stock options were exercised by any director of our company during 2000. The following table sets forth the number and value of stock options exercised during 2000 and outstanding as of December 31, 2000 for the Named Executive Officers.

Aggregated Option Exercises in Fiscal Year 2000 and Fiscal Year End Option
Values

                                                         Number of Securities
                                                        Underlying Unexercised   Value of Unexercised In-
                                                        Options at Fiscal Year     The-Money Options At
                                                                End (#)           Fiscal Year End ($)(1)
                          Shares Acquired    Value     ------------------------- -------------------------
          Name              on Exercise   Realized ($) Exercisable/Unexercisable Exercisable/Unexercisable
          ----            --------------- ------------ ------------------------- -------------------------
Jeffrey P. Anthony (2)..           0            --           60,956/17,143                  0/0(2)
Walter G. Hamilton......           0            --           15,453/13,377                  0/0
Gregory C. Jensen.......      12,286        302,765           7,136/ 9,027                  0/0
James W. Shepperd (2)...           0            --           15,001/ 8,572                  0/0(2)

--------
(1) Assumes a market price equal to $2.52 per share, the average of the closing bid and asked price on the Nasdaq SmallCap Market on December 29, 2000.
(2) Messrs. Anthony and Shepperd resigned from their positions as executive officers of our company effective June 5 and 8, 2001, respectively.

Compensation Committee Interlocks and Insider Participation

   The compensation committee presently consists of Mr. Devine. The board intends to consider reducing the size of the compensation committee from three to two members. The vacancy on the compensation committee has not been filled. During fiscal year 2000, Messrs. Donald C. Klosterman and Francis Santangelo also served on the compensation committee. Mr. Santangelo resigned from the board in May 2001 due to health reasons and Mr. Klosterman died in mid-2000. During the most recently completed fiscal year the full board, based upon recommendations of the compensation committee, determined whether to make option grants.

Audit Committee

   The Audit Committee consisted of Hector J. Alcalde, Robert Rosenblatt and from January 1, 2000 until May 15, 2001 Francis R. Santangelo and from May 21, 2001 to June 8, 2001, Glenn Argenbright. Upon his assumption of the positions of Interim President and Interim Chief Executive Officer, Mr. Argenbright resigned from the Audit Committee. Effective August 3, 2001, Mr. Alcalde resigned from the board of directors, thereby vacating his position on the Audit Committee. Mr. Rosenblatt did not stand for re-election to the board of directors at the annual meeting of stockholders held on September 24, 2001. At this stockholders' meeting a new slate of directors was elected. In a forthcoming board meeting, we anticipate that the new board of directors will appoint a new audit committee.

Severance Agreements

   Jeffrey P. Anthony was terminated as our Chief Executive Officer and President effective June 5, 2001 and resigned as a director on June 8, 2001. Pursuant to his severance agreement with us, dated December 10, 1998, and as amended on May 15, 2001, Mr. Anthony received $100,000 in severance payments as well as accrued vacation pay, and the portable computer used by Mr. Anthony. In addition, all issued and outstanding options granted by us to Mr. Anthony (to the extent unvested) became fully vested on the date of termination and exercisable (to the extent these options have not lapsed and have not been exercised prior to the date his employment was terminated) for a period of one year from the date of termination. Mr. Anthony terminated his employment within 90 days of an event that constituted good reason, and as a consequence, he received full benefits under the severance agreement. The event that constituted good reason was Mr. Anthony's removal (other than for cause) from the office of Chief Executive Officer and President. Mr. Anthony would not have been eligible to receive severance benefits in the event his employment was terminated for cause.

   James Shepperd was terminated as our Chief Financial Officer and Corporate Secretary effective June 8, 2001. Pursuant to his severance agreement with us, dated January 5, 2000, and as amended May 15, 2001, Mr. Shepperd received $62,000 in severance payments as well as accrued vacation pay and the portable computer used by Mr. Shepperd. In addition, all issued and outstanding options granted by us to Mr. Shepperd (to the extent unvested) became fully vested on the date of termination and exercisable (to the extent these options have not lapsed and have not been exercised prior to the date his employment was terminated) for a period of one year from the date of termination. Mr. Shepperd terminated his employment within 90 days of an event that constituted good reason, and as a consequence, he received full benefits under the severance agreement. The event that constituted good reason was Mr. Shepperd's removal (other than for cause) from the office of Chief Financial Officer. Mr. Shepperd would not have been eligible to receive severance benefits in the event his employment was terminated for cause.

   Mr. Anthony entered into a consultancy agreement with us on June 5, 2001, whereby he agreed to provide up to 100 hours of consulting services to us for no more than 60 days. Mr. Shepperd entered into a consultancy agreement with us on June 8, 2001, whereby he agreed to provide up to 150 hours of consulting services for no more than 90 days. We agreed to pay each of Messrs. Anthony and Shepperd $150 per hour for their respective services.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain Relationships and Related Transactions

   On November 13, 2000, Jeffrey P. Anthony, the former President and Chief Executive Officer and a former director of our company, James W. Shepperd, the former Chief Financial Officer of our company, and RMS Limited Partnership, a beneficial owner of more than 10% of our common stock, entered into loan agreements with us for an aggregate principal amount of $1,050,000. Each of Messrs. Anthony and Shepperd agreed to loan $25,000 to us, and RMS Limited Partnership agreed to loan $1.0 million to us. Mr. Anthony advanced us an additional $5,000 in April 2001. Under the terms of this bridge financing, each of these lenders could elect to participate in the recently completed financing by electing to receive Series E preferred stock and warrants in payment of their respective loans on the same terms and conditions offered to other purchasers in that financing. Messrs. Anthony and Shepperd and RMS Limited Partnership did not elect to participate in that financing. The notes issued as part of this bridge financing bear interest at a rate of 12% per year and mature in May 2002. Proceeds from the recently completed financing are being used in part to repay the bridge loans. In addition, in connection with this financing, RMS Limited Partnership agreed to extend its $1.0 million bridge note and accrued interest for an additional 12 months (until May 2002) and we agreed to apply 50% of any proceeds received from the exercise of Series A and Series B warrants issued in the financing towards principal and interest payments of the RMS note during the extension period.

   We believe that the terms negotiated in this bridge financing are no less favorable than those that could have been negotiated in an arms-length transaction, since the loans were made at the same 12% rate of interest as made to other bridge lenders and RMS Limited Partnership and Messrs. Anthony and Shepperd declined to receive warrants to purchase our common stock, to which all bridge lenders were entitled.

   On December 15, 2000, we acquired substantially all of the assets of Jotter in consideration for an agreement to issue 728,572 shares of common stock and an unsecured promissory note in the principal amount of $1.7 million with a two year term. The total consideration was valued at approximately $5.6 million. As a result of the issuance of the 728,572 shares of common stock to Jotter, Jotter became a holder of 16.2% of the outstanding shares of our common stock. The Jotter note was not convertible by its terms.

   Under the asset purchase agreement with Jotter, as amended, and the related escrow agreement, the shares to be issued to Jotter have been deposited into escrow to be held in the event of any breach of the asset purchase agreement, and to secure certain indemnification rights under the asset purchase agreement. The shares held in escrow shall be distributed to Jotter as follows:

  . 50,000 shares 90 days after the closing date, and

  . 35,715 shares per month beginning one month after the first share distribution, provided that no shares shall be released until we have notified the escrow agent that certain Canadian tax obligations have been met.

   In the event that Jotter does not satisfy certain Canadian tax obligations arising as a result of the transaction, we may be obliged to pay such tax obligations and will be entitled, at our option, to reduce the purchase price in an equal amount by reducing the number of shares in escrow as valued on the closing date or the principal amount of the note or both. To date, Jotter has not satisfied these Canadian tax obligations.

   Jotter subsequently agreed to convert the remaining balance of the Jotter note at $7.00 per share. We subsequently sought approval by our stockholders. We received this approval at our recent stockholders' meeting. We have made certain advances totaling approximately $65,000 to Jotter in return for an unsecured promissory note, dated August 16, 2001. The note is payable in full including accrued interest on February 12, 2002 and bears interest at 12% per year.

   We believe that the terms of the Jotter asset purchase transaction are no less favorable than those that would be negotiated in an arms-length transaction, as at the time of the transaction Jotter was a third party and not a shareholder of ours. In addition, since the conversion price of the Jotter note was $7.00 and the closing price of our common stock as quoted on the Nasdaq Small Cap on the date that the conversion was agreed was $6.02, we believe the terms of the Jotter note conversion are no less favorable than those in an arms-length transaction.

   Glenn Argenbright, the current Interim Chief Executive Officer and Interim President and Chairman of the board of our company, served as President and Chief Executive Officer of Jotter from December 1999 until June 2001. Steven Oyer, the current Interim Chief Financial Officer of our company, is currently a director of Jotter. Robert Smibert, a director of our company, jointly with his spouse owns approximately 25% of Jotter's common stock.

   Mr. Argenbright purchased 32 shares of Series E preferred stock and a Series A warrant to purchase 4,572 shares of common stock in the recently completed financing for an aggregate purchase price of $6,400. Margaret Argenbright, Mr. Argenbright's mother, purchased 50 shares of Series E preferred stock and a Series A warrant to purchase 7,143 shares of common stock in that financing for an aggregate purchase price of $10,000. Messrs. Argenbright and Oyer are both directors of Spotlight Interactive, Inc., which purchased 375 shares of Series E preferred stock and a Series A warrant to purchase 53,572 shares of common stock in that financing for an aggregate purchase price of $75,000. In addition, Ken Wilton, chairman of the board of Jotter, purchased 135 shares of Series E preferred stock and a Series A warrant to purchase 19,286 shares of common stock for an aggregate purchase price of $27,000.

   The purchases of Series E preferred stock and warrants made by Mr. Argenbright, Mrs. Argenbright, Spotlight Interactive, Inc., and Ken Wilton were made on the same terms as those negotiated with the other Series E preferred stock purchasers.

   All of these transactions were approved by a majority of our independent directors who did not have an interest in the transactions and who had access, at our expense, to our or independent legal counsel.

   All future material transactions (including loans) with officers, directors or five percent stockholders will be on terms no less favorable to us than could be obtained from unaffiliated third parties.

   All future material transactions and loans entered into with affiliates, and any forgiveness of loans, will be approved by a majority of our independent directors who do not have an interest in the transactions and who have access, at our expense to our or independent legal counsel.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth certain information regarding the beneficial ownership of common stock as of December 3, 2001 by (i) each person who is known by us to own beneficially more than 5% of the outstanding common stock;
(ii) each of our directors; (iii) each person nominated to serve as a director of our company; (iv) each of the Named Executive Officers (as hereinafter defined) for fiscal year 2000; and (v) all Named Executive Officers and directors of our company as a group:

                                                Amount and Nature of     Percent
Name and Address of Beneficial Owner            Beneficial Ownership     of Class
------------------------------------            --------------------     --------
5% Stockholders:
RMS Limited Partnership.......................       1,942,490(1)(6)       42.6%
 50 West Liberty Street, Suite 650, Reno, NV
 89501
Jotter Technologies Inc.......................         967,160(7)          21.2
 1351528 Range Road, 262 Spruce Grove, Alberta
 Canada T7Y 1C1
Home Shopping Network, Inc....................         371,505              8.0
 Clearwater, FL 34618
Directors:
Glenn L. Argenbright..........................           9,803(2)(3)          *
Frank M. Devine...............................          49,609(2)           1.0
Robert M. Smibert.............................             -0-(8)             *
Officers:
Ann Alexander.................................          12,262(2)
Jeffrey P. Anthony............................         156,195(2)(4)        3.4
Walter G. Hamilton............................          29,642(2)             *
Gregory C. Jensen.............................          19,149(2)             *
Steven M. Oyer................................          12,858(2)             *
James W. Shepperd.............................          43,217(2)(5)        1.0
Executive officers and directors as a group (7
 persons).....................................         131,096(2)(3)(9)     2.9

--------
(1) Excludes 8,500 shares of common stock owned by certain trusts of which Roy Speer's children and grandchildren are beneficiaries. Mr. Speer is the sole stockholder and a director of Crystal Diamond, Inc., the general partner of RMS. RMS and Mr. Speer disclaim beneficial ownership of these shares of common stock.
(2) Includes shares of common stock that can be acquired by exercise of vested and exercisable stock options within 60 days of December 3, 2001, as follows: Ms. Alexander--12,262 shares; Mr. Anthony--156,195 shares; Mr. Argenbright--9,803; Mr. Devine--47,382 shares; Mr. Hamilton--29,642 shares; Mr. Jensen--19,149 shares; Mr. Oyer--12,858 shares; Mr. Shepperd--39,645 shares. Excludes 40,596, 34,484, 11,429, 37,760 and 35,586 shares issuable upon exercise of outstanding options which either have not vested or are not exercisable and which will not vest or which may not be exercisable within 60 days of December 3, 2001 in favor of Ms. Alexander, Messrs. Argenbright, Devine, Hamilton and Jensen, respectively.
(3) Excludes 4,572 shares of common stock issuable upon conversion of the Series E preferred stock and 4,572 shares of common stock issuable upon exercise of Series A warrants held by Mr. Argenbright. Excludes shares of common stock held by Jotter. Effective June 22, 2001, Mr. Argenbright is no longer an officer nor a director of Jotter.
(4) Mr. Anthony was the President, Chief Executive Officer and chairman of our board during fiscal year 2000.
(5) Mr. Shepperd was Chief Financial Officer during fiscal year 2000.
(6) Excludes 728,572 shares of common stock with regard to which RMS shares beneficial ownership with Jotter. RMS has the power to direct the voting of those shares; Jotter has sole dispositive power with respect to those shares. Includes 238,588 shares of common stock issuable upon conversion of the outstanding balance of the Jotter note. RMS has, pursuant to a voting agreement, sole voting power with respect to those shares and Jotter has sole dispositive power with respect to those shares.
    Excludes 48,572 shares of common stock which are beneficially owned by Francis R. Santangelo, who was a director of our company until his resignation on May 15, 2001. RMS is beneficial owner of these shares as a result of a voting agreement between the parties.
(7) Includes 238,588 shares of common stock issuable upon conversion of the outstanding balance of the Jotter note. Includes 728,572 shares of common stock with regard to which Jotter has sole dispositive power and RMS has, pursuant to a voting agreement, sole voting power.
(8) Excludes shares of common stock held by Jotter. Mr. Smibert, jointly with his spouse, owns approximately 25% of Jotter. Mr. Smibert is a director of Jotter and prior to commencement of his employment with us on December 16, 2000, he was Jotter's Chief Technology Officer.
(9) Excludes Messrs. Anthony and Shepperd as they are no longer President and Chief Executive Officer, and Chief Financial Officer, respectively, of our company.
 *  Less than 1%

                      WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the Securities and Exchange Commission's public reference rooms in Washington, D.C., Chicago, Illinois or New York, New York. Please call the SEC at (800) SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

   This prospectus is a part of a registration statement we filed with the Securities and Exchange Commission. You should rely only on the information or representations provided in this prospectus and in the documents incorporated by reference. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

                                 LEGAL MATTERS

   The validity of the issuance of the common stock covered by this prospectus will be passed upon for us by Baker & McKenzie, Washington, D.C., counsel for our company in this transaction.

                                    EXPERTS

   Ernst & Young LLP, independent auditors, audited our consolidated financial statements at December 31, 1999 and for each of the two years in the period ended December 31, 1999, as set forth in their report. We have included our consolidated financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

   The consolidated financial statements of SAFLINK Corporation and subsidiary as of December 31, 2000 and for the year then ended and the consolidated financial statements of Jotter Technologies, Inc. and subsidiary, and Predecessor as of December 31, 1998 and 1999 and for the period from June 1, 1998 (inception) through December 31, 1998 and the year ended December 31, 1999, have been included herein in reliance upon the reports of KPMG LLP, independent public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

   The report of KPMG LLP covering the financial statements of SAFLINK Corporation as of December 31, 2000 and for the year then ended dated April 13, 2001, did not express an opinion on the 2000 consolidated financial statements due to material uncertainties relating to our ability to continue as a going concern. As disclosed in the consolidated financial statements in note 13, we have received financing proceeds subsequent to December 31, 2000. Accordingly, the present opinion on the consolidated financial statements as presented herein, is different from the previous report.

   The present report of KPMG LLP covering the financial statements of SAFLINK Corporation as of December 31, 2000 and for the year then ended dated April 13, 2001, except as to notes 12, 13, and 15 which are as of June 18, 2001 and note 14 which is as of November 19, 2001, contains an explanatory paragraph that states that SAFLINK Corporation has suffered recurring losses from operations, and has a working capital deficit that raise substantial doubt about the entity's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

   The report of KPMG LLP covering the consolidated financial statements of Jotter Technologies, Inc. and subsidiary, and Predecessor as of December 31, 1998 and 1999 and for the period from June 1, 1998

(inception) through December 31, 1998 and the year ended December 31, 1999 contains an explanatory paragraph that states that Jotter Technologies, Inc. has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about the entity's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

                         Index to Financial Statements

                                                                         Page
                                                                        Number
                                                                        ------
SAFLINK Corporation December 31, 2000, 1999 and 1998 Consolidated
 Financial Statements
Report of Independent Auditors.........................................   F-3

Consolidated Balance Sheets............................................   F-4

Consolidated Statements of Operations..................................   F-5

Consolidated Statements of Stockholders' Equity (Deficit) and
 Comprehensive Income (Loss)...........................................   F-6

Consolidated Statements of Cash Flows..................................   F-7

Notes to Consolidated Financial Statements.............................   F-8

SAFLINK Corporation Three and Nine Months Ended September 30, 2001 and
 2000 Financial Statements (unaudited)
Condensed Consolidated Balance Sheets..................................  F-25

Condensed Consolidated Statements of Operations........................  F-26

Condensed Consolidated Statements of Cash Flows........................  F-27

Notes to Condensed Consolidated Financial Statements...................  F-28

Jotter Technologies, Inc. and subsidiary, and Predecessor Consolidated
 Financial Statements December 31, 1998 and 1999
Report of Independent Auditors.........................................  F-38

Consolidated Balance Sheets............................................  F-39

Consolidated Statements of Operations..................................  F-40

Consolidated Statements of Stockholders' Deficit and Comprehensive
 Loss..................................................................  F-41

Consolidated Statements of Cash Flows..................................  F-44

Notes to Consolidated Financial Statements.............................  F-45

Unaudited Pro Forma Financial Information
Unaudited Pro Forma Condensed Combined Statements of Operations........  F-57

Notes to Unaudited Pro Forma Condensed Combined Financial Statements...  F-58

                         INDEPENDENT AUDITORS' OPINION

The Board of Directors
SAFLINK Corporation:

   We have audited the consolidated balance sheet of SAFLINK Corporation and subsidiary as of December 31, 2000 and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss), and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on the results of our audit.

   We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our report dated April 13, 2001, we did not express an opinion on the 2000 consolidated financial statements due to material uncertainties relating to the Company's ability to continue as a going concern. As disclosed in the consolidated financial statements in note 13, the Company has received financing proceeds subsequent to December 31, 2000. Accordingly, our present opinion on the consolidated financial statements presented herein, is different from our previous report.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of SAFLINK Corporation as of December 31, 2000, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

   The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in
Note 15 to the consolidated financial statements, the Company has suffered recurring losses from operations and has a working capital deficit that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in note 15. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          /s/ KPMG LLP

Seattle, Washington
April 13, 2001 except as to notes 12, 13 and 15
which are as of June 18, 2001 and note 14
which is as of November 19, 2001

                         REPORT OF INDEPENDENT AUDITORS

Stockholders and Board of Directors
SAFLINK Corporation

   We have audited the accompanying consolidated balance sheet of SAFLINK Corporation and subsidiary as of December 31, 1999 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the two years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of SAFLINK Corporation and subsidiary at December 31, 1999 and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States.

                                          /s/ Ernst & Young LLP

Tampa, Florida
February 25, 2000

                              SAFLINK CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                                                              December 31,
                                                            ------------------
                                                              2000      1999
                                                            --------  --------
                                                             (In thousands)
                          Assets
Current Assets:
  Cash and cash equivalents................................ $  1,108  $  5,335
  Accounts receivable, net of allowance for doubtful
   accounts of $12,000 and $13,000 at December 31, 2000 and
   1999, respectively (including receivables from related
   party of $92,000 and $151,000 at December 31, 2000 and
   1999, respectively).....................................      153       180
  Inventory................................................       25        38
  Investments..............................................      102       739
  Prepaid royalties........................................      --        209
  Other prepaid expenses...................................      244        77
                                                            --------  --------
      Total current assets.................................    1,632     6,578
  Furniture and equipment, net.............................      869       204
  Intangible assets, net...................................    5,344       --
  Other assets.............................................      152       --
                                                            --------  --------
                                                            $  7,997  $  6,782
                                                            ========  ========
           Liabilities and stockholders' equity
Current liabilities:
  Accounts payable......................................... $  1,494  $    296
  Accrued expenses.........................................      693       306
  Bridge notes payable.....................................    2,437       --
  Deferred revenue.........................................      286       582
                                                            --------  --------
      Total current liabilities............................    4,910     1,184
Long-term debt, net of discounts...........................    1,485       --
                                                            --------  --------
      Total liabilities....................................    6,395     1,184
Commitments, contingencies and subsequent events
Stockholders' equity:
  Preferred stock, $.01 par value convertible:
    Authorized--1,000,000 shares
    Series A--Liquidation preference of $10,000,000 in
     aggregate as of December 31, 1999; 0 and 100,000
     shares issued and outstanding as of December 31, 2000
     and 1999, respectively................................      --          1
    Series D--Liquidation preference of $5,071,000 in
     aggregate as of December 31, 1999; 0 and 100,000
     shares issued and outstanding as of December 31, 2000
     and 1999, respectively ...............................      --          1
Common stock, $.01 par value:
    Authorized--50,000,000 shares as of December 31, 2000
     and 1999 Issued--3,736,671 and 2,660,094 shares as of
     December 31, 2000 and 1999, respectively .............       37        27
  Common stock issuable in asset purchase..................    3,228       --
  Deferred stock-based compensation........................      (81)      --
  Additional paid-in capital...............................   57,090    54,736
  Accumulated other comprehensive income...................       --       201
  Accumulated deficit......................................  (58,672)  (49,368)
                                                            --------  --------
      Total stockholders' equity...........................    1,602     5,598
                                                            --------  --------
                                                            $  7,997  $  6,782
                                                            ========  ========

          See accompanying notes to consolidated financial statements

                              SAFLINK CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                   Year Ended December 31,
                                                  ----------------------------
                                                    2000      1999      1998
                                                  --------  --------  --------
                                                  (In thousands, except per
                                                        share amounts)
Products and services revenue:
  Software (including sales to related party of
   $149,000, $593,000 and $0 during 2000, 1999,
   and 1998, respectively)....................... $    717  $    786  $  3,517
  Hardware.......................................      278       313       355
  Services and other.............................      528       109       510
                                                  --------  --------  --------
                                                     1,523     1,208     4,382
  Post contract services revenue--government.....      --         95       538
                                                  --------  --------  --------
    Total revenue................................    1,523     1,303     4,920
Cost of revenue:
  Software.......................................       79        57       185
  Hardware.......................................      224       213       353
  Services and other.............................      178        42       272
                                                  --------  --------  --------
                                                       481       312       810
  Post contract services--government.............      --         47       312
                                                  --------  --------  --------
    Total cost of revenue........................      481       359     1,122
                                                  --------  --------  --------
    Gross profit.................................    1,042       944     3,798
Operating expenses:
  Product development............................    4,186     1,375     1,282
  Sales and marketing............................    1,756     1,332     1,558
  Minimum royalty payments.......................      --        375       500
  Relocation.....................................      224       --        --
  Purchased in-process research and development..      208       --        --
  General and administrative.....................    3,494     1,815     1,950
                                                  --------  --------  --------
                                                     9,868     4,897     5,290
                                                  --------  --------  --------
    Operating loss...............................   (8,826)   (3,953)   (1,492)
Interest expense.................................     (141)       (5)      --
Other income, net................................       11        31       108
                                                  --------  --------  --------
    Net loss.....................................   (8,956)   (3,927)   (1,384)
Preferred stock dividend and accretion...........      348       104       278
                                                  --------  --------  --------
    Net loss attributable to common
     stockholders................................ $ (9,304) $ (4,031) $ (1,662)
                                                  ========  ========  ========
Basic and diluted loss per common share.......... $  (3.12) $  (1.61) $  (1.61)
Weighted average number of common shares
 outstanding.....................................    2,983     2,506     1,031

          See accompanying notes to consolidated financial statements

                              SAFLINK CORPORATION

  CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT) AND COMPREHENSIVE
                                 INCOME (LOSS)
                   (In thousands, except per share amounts)

                                     Preferred                Accumulated  Common
                     Common stock      stock      Additional     other     stock    Deferred                   Total
                     ------------- -------------   paid-in   comprehensive to be  stock-based  Accumulated stockholders'
                     Shares Amount Shares Amount   Capital   income (loss) issued compensation   deficit      equity
                     ------ ------ ------ ------  ---------- ------------- ------ ------------ ----------- -------------
Balance at December
31, 1997...........    908   $ 9     360  $   4    $44,433       $ --      $  --     $ --       $(43,675)     $   771
 Conversion of
 Series C preferred
 stock.............  1,468    15    (260)    (3)       (12)        --         --       --            --           --
 Common stock and
 warrants issued
 for legal
 settlement........      6   --      --     --         307         --         --       --            --           307
 Series C preferred
 stock dividend at
 6%................    --    --      --     --         278         --         --       --           (278)         --
 Issuance of
 warrants for
 services..........    --    --      --     --         168         --         --       --            --           168
 Issuance of stock
 options for
 services..........    --    --      --     --          78         --         --       --            --            78
 Expense related to
 stock option
 plans.............    --    --      --     --          29         --         --       --            --            29
 Capital
 contribution......    --    --      --     --       2,000         --         --       --            --         2,000
 Total
 comprehensive
 income (loss)-net
 loss..............    --    --      --     --         --          --         --       --         (1,384)      (1,384)
                     -----   ---    ----  -----    -------       -----     ------    -----      --------      -------
Balance at December
31, 1998...........  2,382    24     100      1     47,281         --         --       --        (45,337)       1,969
 Comprehensive
 income (loss):
 Net loss..........    --    --      --     --         --          --         --       --         (3,927)      (3,927)
 Net unrealized
 gain on securities
 available for
 sale..............    --    --      --     --         --          212        --       --            --           212
 Net foreign
 currency
 translation
 adjustments.......    --    --      --     --         --          (11)       --       --            --           (11)
                     -----   ---    ----  -----    -------       -----     ------    -----      --------      -------
 Total
 comprehensive
 income (loss).....    --    --      --     --         --          201        --       --         (3,927)      (3,726)
 Issuance of Series
 D preferred stock
 at $50,000 per
 share, net of
 offering costs of
 $34,000...........    --    --      100      1      4,966         --         --       --            --         4,967
 Issuance of units
 of common stock
 and common stock
 purchase warrants
 at $8.75 per unit,
 net of offering
 costs of $24,000..    240     3     --     --       2,071         --         --       --            --         2,074
 Issuance of common
 stock upon
 exercise of stock
 options at various
 prices............     38   --      --     --         298         --         --       --            --           298
 Issuance of stock
 options for
 services..........    --    --      --     --          16         --         --       --            --            16
 Series D preferred
 stock dividend at
 10% and accretion
 of fees...........    --    --      --     --         104         --         --       --           (104)         --
                     -----   ---    ----  -----    -------       -----     ------    -----      --------      -------
Balance at December
31, 1999...........  2,660    27     200      2     54,736         201        --       --        (49,368)       5,598
 Comprehensive
 income (loss):
 Net loss..........    --    --      --     --         --          --         --       --         (8,956)      (8,956)
 Net unrealized
 loss on securities
 available for
 sale..............    --    --      --     --         --         (263)       --       --            --          (263)
 Reclassification
 adjustment........    --    --      --     --         --          121        --       --            --           121
 Net foreign
 currency
 translation
 adjustments.......    --    --      --     --         --          (59)       --       --            --           (59)
                     -----   ---    ----  -----    -------       -----     ------    -----      --------      -------
 Total
 comprehensive
 income (loss).....    --    --      --     --         --         (201)       --       --         (8,956)      (9,157)
 Conversion of
 Series A and
 Series D preferred
 stock.............    930     9    (200)    (2)        (7)        --         --       --            --           --
 Issuance of common
 stock upon
 exercise of stock
 options and
 warrants..........    131     1     --     --       1,044         --         --       --            --         1,045
 Issuance of stock
 options and
 warrants for
 services..........    --    --      --     --         586         --         --       --            --           586
 Issuance of common
 stock warrants
 attached to bridge
 loan..............    --    --      --     --          94         --         --       --            --            94
 Issuance of stock
 options to
 employees.........    --    --      --     --         123         --         --       (81)          --            42
 Issuance of common
 stock for
 services..........     16   --      --     --         166         --         --       --            --           166
 Common stock to be
 issued in asset
 purchase..........    --    --      --     --         --          --       3,228      --            --         3,228
 Series D preferred
 stock dividend at
 10%...............    --    --      --     --         348         --         --       --           (348)         --
                     -----   ---    ----  -----    -------       -----     ------    -----      --------      -------
Balance at December
31, 2000...........  3,737   $37     --   $ --     $57,090       $ --      $3,228    $ (81)     $(58,672)     $ 1,602
                     =====   ===    ====  =====    =======       =====     ======    =====      ========      =======

         See accompanying notes to consolidated financial statements.

                              SAFLINK CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                      Year Ended December 31,
                                                      -------------------------
                                                       2000     1999     1998
                                                      -------  -------  -------
                                                          (In thousands)
Cash flows from operating activities:
Net loss............................................  $(8,956) $(3,927) $(1,384)
 Adjustments to reconcile net loss to net cash used
  in operating activities
 Stock-based compensation...........................      389       16      275
 Depreciation and amortization......................      313      239      587
 Purchased in-process research and development......      208      --       --
 Issuance of stock and warrants for legal
  settlement........................................      --       --       307
 Loss on sale of securities available for sale......      121      --       --
 Loss (gain) on disposal of furniture and
  equipment.........................................      --        17      (57)
 Amortization of deferred financing costs...........       97      --       --
 Amortization of discount on note payable...........        3      --       --
 Changes in operating assets and liabilities:
   Accounts receivable..............................       27      (31)     301
   Inventory........................................       13       (1)     325
   Prepaid royalties and other prepaid expenses.....      145       (9)       2
   Accounts payable.................................      472      107     (488)
   Accrued expenses.................................      387       84     (734)
   Deferred revenue.................................     (296)    (156)     131
   Other, net.......................................      (63)      20       12
                                                      -------  -------  -------
     Net cash used in operating activities..........   (7,140)  (3,641)    (723)
Cash flows from investing activities
Purchases of furniture and equipment................     (684)    (105)     (52)
Proceeds from the sale of furniture and equipment...      --         6      213
Purchase of technology licenses.....................     (100)     --       --
Proceeds from sale of securities available for
 sale...............................................      315      --       --
                                                      -------  -------  -------
     Net cash provided by (used) in investing
      activities....................................     (469)     (99)     161
Cash flows from financing activities
Proceeds from issuances of bridge notes and
 warrants...........................................    2,400      --       --
Payments made on note payable.......................      (63)     --       --
Proceeds from stock options and warrants exercises..    1,045      --       --
Proceeds from capital contribution..................      --       --     2,000
Proceeds from issuance of preferred stock...........      --     4,967      --
Proceeds from issuance of common stock..............      --     2,372      --
                                                      -------  -------  -------
     Net cash provided by financing activities......    3,382    7,339    2,000
                                                      -------  -------  -------
     Net increase (decrease) in cash and cash
      equivalents...................................   (4,227)   3,599    1,438
Cash and cash equivalents at beginning of period....    5,335    1,736      298
                                                      -------  -------  -------
Cash and cash equivalents at end of period..........  $ 1,108  $ 5,335  $ 1,736
                                                      =======  =======  =======
SUPPLEMENTAL CASH FLOW INFORMATION
Non-cash financing and investing activities:
 Preferred stock dividend...........................      348      104      278
 Issuance of common stock for services..............      166      --       --
 Issuance of common stock warrants attached to
  bridge loan.......................................       94      --       --
 Common stock issuable in asset purchase............    3,228      --       --
 Assets and liabilities recognized upon
  acquisition:
   Furniture and equipment..........................      182      --       --
   Intangibles......................................    5,174      --       --
   Note payable, net of $155 discount...............    1,545      --       --
Direct acquisition costs included in accounts
 payable............................................      726      --       --
                                                      =======  =======  =======


          See accompanying notes to consolidated financial statements.

                              SAFLINK CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. The Company

   SAFLINK Corporation, a Delaware corporation organized on October 23, 1991, and its wholly-owned subsidiary, ("SAFLINK" or the "Company") provides a suite of Internet and enterprise security software products that utilize biometric technologies to replace passwords or other user authentication methods for accessing information over the Internet, on personal computers, or in networked computing environments.

2. Summary of Significant Accounting Policies

 Principles of Consolidation

   The consolidated financial statements include the accounts of SAFLINK Corporation and its wholly owned subsidiary, SAFLINK International, Inc., a Delaware corporation organized on June 25, 1998. All intercompany accounts and transactions have been eliminated.

 Revenue Recognition

   The Company recognizes revenue from the licensing of its suite of software products, reselling of hardware and the provision of services including maintenance services, technology and programming consulting services, and training services performed for customers that license the Company's products.

   The Company recognizes revenue in accordance with the provisions of Statement of Position 97-2, "Software Revenue Recognition" (SOP 97-2), which provides specific guidance and stipulates that revenue recognized from software arrangements is to be allocated to each element of the arrangement based on the relative fair values of the elements, such as software products, upgrades, enhancements, post contract customer support, installation or training. Under SOP 97-2, the determination of fair value is based on objective evidence that is specific to the vendor. If such evidence of fair value for each element of the arrangement does not exist, all revenue from the arrangement is deferred until such time that evidence of fair value does exist or until all elements of the arrangement are delivered.

   Revenue from software license fees is recognized upon delivery, net of an allowance for estimated returns, provided persuasive evidence of an arrangement exists, collection is probable, the fee is fixed or determinable, and vendor-specific objective evidence exists to allocate the total fee to elements of the arrangement. If customers receive pilot or test versions of products, revenue from these arrangements are recognized upon customer acceptance. If the Company's software is sold through a reseller, revenue is recognized when the reseller delivers its product to the end-user or if there are non-refundable minimum guaranteed fees upon delivery to the reseller.

   The Company also acts as a reseller of hardware. Such revenues are recognized upon delivery of the hardware.

   Service revenues include payments under support and upgrade contracts and fees from consulting. Support and upgrade revenues are recognized ratably over the term of the contract, which typically is less than twelve months. Consulting revenues are primarily related to technology, programming and training services performed on a time-and-materials basis under separate service arrangements. Fees from consulting are recognized as services are performed.

   The Company recognized $149,000, $593,000 and $0 of software revenue from a related party for the years ended December 31, 2000, 1999 and 1998, respectively. A founder of the related party is a shareholder of the Company and a director of the Company is an officer of the related party. Total amounts owing to the Company are $92,000 and $151,000 are included in the accompanying consolidated balance sheet under accounts receivable. Amounts are due and payable within 30 days.

                              SAFLINK CORPORATION

   In 1999, the SEC issued Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements (SAB 101). SAB 101 provides guidance on revenue recognition and the SEC staff's views on the application of accounting principles to selected revenue recognition issues. The adoption of SAB 101 at October 1, 2000 did not have a material effect on the Company's revenue recognition or the Company's results of operations.

 Major Customers

   Four customers accounted for approximately 38%, 20%, 17% and 10%, respectively, of the Company's 2000 revenue. Two customers accounted for approximately 45% and 22%, respectively, of the Company's 1999 revenue. Approximately 80% of the Company's 1998 revenue was from the sale of software licenses and related services to one customer. No other individual customer accounted for significant sales in 1998.

 Use of Estimates

   The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash and Cash Equivalents

   The Company considers all highly liquid investments with maturity at purchase of three months or less to be cash equivalents. Cash and cash equivalents consist of cash in bank and overnight investments in repurchase agreements collateralized by United States Government or United States Government Agency obligations.

 Management of Credit Risk

   The Company records an allowance for potential credit losses based on ongoing credit evaluations of its clients' financial condition and records potential credit losses based upon expected collectibility of total accounts receivable.

   The Company is subject to concentrations of credit risk from its cash investments. The Company's credit risk is managed through monitoring the stability of the financial institutions utilized and diversification of its financial resources. The Company has recorded bad debt expense of $700, $6,163 and $49,000, and has had write-offs of $235, $713, and $14,444, during 2000, 1999 and 1998, respectively. As of December 31, 2000 and 1999, the Company had recorded an allowance for doubtful accounts of $12,300 and $11,835, respectively. The Company's financial instruments consist of cash and cash equivalents, overnight investments in repurchase agreements, accounts receivable and investment in a bank time certificate of deposit and accounts and notes payable. The fair value of these instruments approximates their carrying value based on the current rate offered to the Company for similar instruments.

 Inventory

   Inventory is comprised of computer hardware to be purchased by customers in connection with the installation of the Company's biometric products. Inventories are stated at the lower of cost, on a first-in, first-out basis, or market.

 Investments

   Investments consist of a $102,000 bank time certificate of deposit and, for 1999, publicly traded equity securities. The time certificate of deposit, which is pledged to secure a letter of credit issued in lieu of a security deposit related to the lease of the Company's headquarters facility, is carried at cost. The equity

                              SAFLINK CORPORATION
securities are classified as available-for-sale and are carried at fair value. Unrealized gains and losses are excluded from operations and reported as a separate component of other comprehensive income (loss) until realized. Unrealized gains (losses) were $(263,000), $212,000 and $0 in 2000, 1999 and 1998 respectively. Realized gains and losses from the sale of the equity securities are determined on a specific identification basis. Realized losses were $122,000 for the year ended December 31, 2000. There were no realized gains or losses in 1999 and 1998.

 Software Development Costs

   The Company expenses costs associated with the development of software as incurred until technological feasibility is established. The Company believes its current process for developing software is essentially completed concurrently with the establishment of technological feasibility; accordingly, software costs incurred after establishment of technological feasibility have not been material; and therefore, have been expensed.

 Furniture and Equipment

   Furniture and equipment are recorded at cost. Depreciation is provided using the straight-line method over the following estimated useful lives of the assets:

                                                                          Years
                                                                         -------
   Computer equipment and software...................................... 1 to 3
   Office furniture, equipment and other................................ 3 to 10

 Intangible Assets

   Purchased technology and other intangibles are amortized on a straight-line basis over their estimated useful lives of three years. The Company assesses the recoverability of intangible assets by determining whether the amortization of the intangible balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operations. The amount of intangible asset impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate reflecting the Company's average cost of funds. The assessment of the recoverability of intangible assets will be impacted if estimated future operating cash flows are not achieved.

 Advertising Costs

   The Company expenses advertising costs as incurred. Advertising expense was approximately $428,000, $298,000 and $228,000 in 2000, 1999, and 1998
respectively.

 Income Taxes

   Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

                              SAFLINK CORPORATION

 Stock-Based Compensation

   The Company accounts for its employee stock options in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. As such, compensation expense related to fixed employee stock options is recorded on a straight-line basis over the vesting period of the option only if, on the date of grant, the fair value of the underlying stock exceeded the exercise price. The Company has adopted the disclosure-only requirements of Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, which allows entities to continue to apply the provisions of APB Opinion No. 25 for transactions with employees and provide pro forma net income and pro forma earnings per share disclosures as if the fair-value based method of accounting in SFAS No. 123 had been applied to employee stock option grants.

   The Company accounts for non-employee stock-based compensation in accordance with SFAS No. 123 and EITF No. 96-18.

 Net Loss per Common Share

   In accordance with SFAS No. 128, Earnings Per Share, the Company has reported both basic and diluted net loss per common share for each period presented. Basic net loss per common share is computed on the basis of the weighted-average number of common shares outstanding for the year. Diluted net loss per common share is computed on the basis of the weighted-average number of common shares plus dilutive potential common shares outstanding. Dilutive potential common shares are calculated under the treasury stock method.

   The following tables sets forth the computation of basic and diluted loss per common share:

                                                      2000     1999     1998
                                                     -------  -------  -------
                                                      (In thousands, except
                                                       net loss per common
                                                             share)
   Numerator:
     Net loss......................................  $(8,956) $(3,927) $(1,384)
     Preferred Stock dividend and accretion........      348      104      278
                                                     -------  -------  -------
     Net loss attributable to common stockholders..  $(9,304) $(4,031) $(1,662)
                                                     =======  =======  =======
   Denominator:
     Weighted average number of common shares
      outstanding during the period................    2,949    2,506    1,031
     Common shares issuable but not outstanding....       34      --       --
                                                     -------  -------  -------
                                                       2,983    2,506    1,031
                                                     =======  =======  =======
     Net loss per common share.....................  $ (3.12) $ (1.61) $ (1.61)
                                                     =======  =======  =======

   Securities that could potentially dilute basic income per share consist of outstanding stock options and warrants and convertible preferred stock. Net loss attributable to common stockholders includes net loss and preferred stock dividend. As the Company had a net loss attributable to common shareholders in each of the periods presented, basic and diluted net loss per common share are the same. Dilutive potential securities outstanding at year-end were not included in the computation of diluted net loss per common share, because to do so would have been anti-dilutive. Dilutive potential securities for the years ended December 31, 2000, 1999 and 1998 included preferred stock convertible into approximately no shares, 0.9 million and 0.4 million common shares, respectively, and options and warrants to purchase approximately 0.5 million,
0.5 million and 0.4 million common shares, respectively.

                              SAFLINK CORPORATION

 Segment Reporting

   Operating segments are revenue-producing components of the enterprise for which separate financial information is produced internally for the Company's management. Under this definition, the Company operated, for all periods presented, as a single segment.

 Comprehensive Income

   SFAS No. 130, Reporting Comprehensive Income, establishes standards for reporting and presentation of comprehensive income (loss) and its components in a full set of financial statements. Comprehensive loss consists of net loss, foreign currency translation adjustments and net unrealized gains (losses) from securities available for sale and is presented in the accompanying statements of stockholders' equity and comprehensive income (loss). SFAS No. 130 requires only additional disclosures in the financial statements; it does not affect the Company's financial position or operations.

 Reclassifications

   Certain prior year balances have been reclassified to conform to the current year presentation.

 Foreign Currency

   The Company, as part of its acquisition of Jotter Technologies Inc., now has operations in Canada and accordingly has expenses denominated in foreign currencies. Realized and unrealized gains and losses resulting from foreign currency transactions are included in other income (expense). There were no significant gains or losses in 2000.

 Stock Split

   On November 19, 2001 a seven-to-one reverse stock split was effected. The financial statments reflect the stock split in all periods presented. See further discussion in Note 14.

 Recently Issued Accounting Pronouncements

   The Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, in June 1998. This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as a hedge. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. SFAS No. 133, as amended, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The adoption of this statement on January 1, 2001 did not have a material impact on our consolidated financial statements.

   In June 2000, the SEC updated Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements (SAB 101). The most recent update delayed the effective date of SAB 101 to the fourth quarter for fiscal years beginning after December 15, 1999. SAB 101 provides guidance on revenue recognition and the SEC staff's views on the application of accounting principles to selected revenue recognition issues. The Company adopted the provisions of SAB 101 in the fourth quarter of 2000 and the implementation of these provisions did not have a material impact on the consolidated financial statements.

   In March 2000, the Financial Accounting Standards Board (FASB) issued Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation, an Interpretation of APB Opinion No. 25. Interpretation No. 44 clarifies the application of APB Opinion 25, Accounting for Stock Issued to Employees,

                              SAFLINK CORPORATION
for issues, among others, regarding; (a) the definition of employees, (b) defining non-compensatory plans, (c) modifications to previously fixed stock option awards, and (d) accounting for an exchange of stock compensation awards in a business combination. The Company adopted Interpretation No. 44 in the third quarter of 2000 and it did not have a material impact on the consolidated financial statements.

3. Technology Licenses

   The Company has acquired certain rights to biometric identification and authentication software (the "Licensed Technology") under agreements with software algorithm suppliers including Anovea, Inc., AuthenTec, Inc., Lernout & Hauspie Speech Products NV, Precise Biometrics AB, Veridicom, Inc. and Visionics Corporation that may be terminated in the event the Company fails to pay license fees (including minimum specified payments) or commits any other material breach of any covenant of such agreements. In April 1998, the Company entered into a value added reseller agreement with a third party to provide the Company with certain recognition technology to be incorporated into its suite of products. The Company is required to pay guaranteed minimum royalties in the amount of $80,000 per year for the years ending December 31, 2001 and 2002 and $24,000 in 2003. A total of $1,200, $40,000 and $80,000 was paid under the terms of the agreement for the years ended December 31, 1998, 1999 and 2000, respectively. Prepayments under a separate license agreement in the amount of $280,000 and $190,000 made during 2000 and 1999, respectively, were charged to general and administrative expense in 2000 due to the uncertainty related to the Company's ability to utilize them during the term of the license agreements.

4. Furniture and Equipment

   Furniture and equipment consists of the following:

                                                                December 31,
                                                               ----------------
                                                                2000     1999
                                                               -------  -------
                                                               (In thousands)
   Computer equipment and software............................ $ 1,757  $ 1,006
   Office furniture, equipment and other......................     333      218
                                                               -------  -------
                                                                 2,090    1,224
   Less: accumulated depreciation.............................  (1,221)  (1,020)
                                                               -------  -------
                                                               $   869  $   204
                                                               =======  =======

   Depreciation expense amounted to $201,000 in 2000, $239,000 in 1999, and $587,000 in 1998.

5. Intangibles

   Intangibles consists of the following at December 31, 2000 (in thousands):

   Developed product technology......................................... $3,819
   Assembled work force.................................................    729
   Sales channel/customer relationships.................................    626
   Technology licenses..................................................    274
                                                                         ------
                                                                          5,448
   Less: accumulated amortization.......................................   (104)
                                                                         ------
                                                                         $5,344
                                                                         ======

   Amortization expense related to technology licenses was $32,000 for the year ended December 31, 2000. Technology licenses are amortized over their contractual life. Deferred rent is amortized over the term of the related lease.

                              SAFLINK CORPORATION

6. Bridge Notes Payable

   On November 13, 2000 the Company received approximately $2.4 million (net of issuance costs of approximately $100,000) of unsecured notes and warrants to a group of investors, including the Company's largest stockholder, RMS Limited Partnership, and two of the Company's officers. The notes carry an effective annual interest rate of 12% and will mature in May 2001. Holders of the notes will be entitled to participate in any financing undertaken by SAFLINK prior to the maturity date of the notes by electing to receive, in lieu of repayment of the notes, securities of the same class and on the same terms as issued in such financing. The Company also agreed to issue warrants allowing the note holders to purchase one share of SAFLINK common stock for each $28.00 invested. RMS and the Company officers participating in the financing elected not to accept the warrants; the Company therefore only issued warrants for the purchase of 51,789 shares of SAFLINK common stock for $10.50 per share exercisable at any time until November 2005.

7. Income Taxes

   As of December 31, 2000, the Company had net operating loss carryforwards of approximately $55.3 million for federal income tax purposes, which expire at various dates through 2020. The difference between the net operating loss carryforward for federal income tax purposes and the deficit accumulated for financial reporting arises primarily from temporary differences associated with the Company's start-up expenses which were capitalized for income tax purposes and, beginning January 1995, are being ratably amortized to expense over a 60-month period.

   These temporary differences and net operating loss carryforwards give rise to deferred tax assets of approximately $20.9 million and $14.0 million as of December 31, 2000 and 1999, respectively, based on a combined federal and state statutory rate of 37% in 2000 and 37.7% in 1999. Due to the uncertainty of achieving taxable income sufficient to realize the deferred tax asset, a valuation allowance of $20.9 million and $14.0 million was recorded as of December 31, 2000 and 1999, respectively, which fully offsets the deferred tax asset. The valuation allowance increased approximately $6.9 million, $1.6 million and $2.8 million in 2000, 1999 and 1998, respectively.

   The future utilization of the tax benefit carryforward items is subject to an annual limitation when a cumulative change in stock ownership of more that 50% occurs over a three year period. The Company believes that such a change has occurred, and that it is possible that taxable income and income taxes in future years, which would otherwise be offset by net operating losses and reduced by tax credits, will not be offset or reduced and, therefore, income tax liabilities will be incurred. The potential tax benefits of these carryforwards at December 31, 2000 and 1999 of approximately $20.9 million and $14.0 million, respectively, have been fully reserved in the financial statements due to the uncertainty of realization. Tax benefits will be recognized in future years and when such benefits are judged to be realizable.

   An analysis of the reasons for the variations from the expected federal corporate income tax rate of 34% and the effective rates provided is as follows:

                                                            2000   1999   1998
                                                            -----  -----  -----
                                                                (Percent)
   Tax benefit computed.................................... (34.0) (34.0) (34.0)
   State tax, net of federal benefit.......................  (3.0)  (3.7)  (3.6)
   Nondeductible items (meals and entertainment)...........   0.0    0.1    0.5
   Change in valuation allowance...........................  37.0   37.6   37.1
                                                            -----  -----  -----
   Effective tax rate......................................   0.0    0.0    0.0
                                                            =====  =====  =====

                              SAFLINK CORPORATION

8. Stockholders' Equity

 Preferred Stock

   The Series A preferred stock was converted into 371,505 shares of common stock of the Company on September 15, 2000.

   On February 6, 1997, the Company completed an equity financing (the "Series C Preferred Stock Private Placement") pursuant to which two accredited investment funds purchased an aggregate of 350,000 shares of the Company's Series C Preferred Stock, $.01 par value per share (the "Series C Preferred Stock"), for an aggregate purchase price of $7.0 million before commissions and expenses which totaled approximately $613,000. Shares of Series C Preferred Stock were convertible at the option of the holder into shares of common stock, based upon a defined conversion formula. The Series C Preferred Stock carried a six percent per annum accretion which the Company treated as a dividend resulting in a charge to accumulated deficit and a credit to additional paid-in capital. The Company recorded accretion of $278,000 during 1998. It also recorded, during 1997, a deemed dividend of $1.5 million attributable to the recognition of the market discount that the holders received upon conversion into common stock. 90,250 shares of Series C Preferred Stock were converted into 80,094 shares of common stock, including 3,349 shares attributable to accrued dividends, during 1997. The remaining 259,750 shares of Series C Preferred Stock were converted into 1,468,504 shares of common stock, including 144,394 shares attributable to accrued dividends, during 1998.

   On November 9, 1999 the Company issued 100,000 shares of Series D Preferred Stock to RMS Limited Partnership ("RMS") for an aggregate purchase price of $5.0 million. The holder converted the Series D Preferred Stock, and accumulated dividends, into 558,001 shares of the Company's common stock on September 11, 2000. The Series D Preferred Stock carried a 10% per annum cumulative dividend.

 Common Stock

   During 2000, the Company issued 8,572 shares of common stock, valued at $105,000 to H.C. Wainwright & Co., Inc. as partial consideration for services performed in relation to obtaining additional financing and the acquisition of Jotter Technologies Inc. The Company recorded $41,000 as prepaid financing costs, which will be netted against the proceeds of the equity financing when completed, and recorded $64,000 as part of the acquisition costs of the assets acquired from Jotter Technologies Inc.

   During 2000, the Company agreed to issue 7,143 shares of common stock, valued at $61,000 to H.C. Wainwright & Co., Inc. as partial consideration for services performed in relation to the $2.5 million bridge financing.

   During 1999, the Company issued units consisting of common stock and warrants to purchase common stock, for a total of 240,249 shares of common stock and 120,130 warrants, at $8.75 per share, for $2.1 million. The warrants may be exercised, for $7.00 per share, by the holders at any time until July 23, 2001.

   During 1998, the Company issued 5,953 shares of common stock, as well as fully vested warrants to purchase 10,715 shares of common stock for $23.66 per share, to International Interest Group, Inc. ("IIG") as part of the settlement of a lawsuit filed by IIG on February 13,1997. 4,679 warrants are outstanding at December 31, 2000 and remain exercisable until May 14, 2002.

 Stock Options

   The Company maintains an employee stock incentive plan (the "Plan") for officers, directors and key employees under which 571,429 shares of common stock were reserved for issuance as of December 31, 2000. In addition, the Company has granted, outside of the Plan, options to purchase an aggregate of 99,286 shares of common stock to certain employees. Options currently granted by the Company generally have a contractual life of 10 years and vest ratably over a three-year period. Additionally, from time to time, the

                              SAFLINK CORPORATION

Company will grant stock options to non-employees in exchange for services rendered. During 1999, a total of 23,572 options were issued to contractors at an average exercise price of $11.06. Expense recorded related to these non-employee grants during 2000 and 1999 was estimated using the Black-Scholes valuation model and amounted to $72,000 and $16,000, respectively, which represents the vested portion of such options. A total of 19,703 options were outstanding to non-employees at December 31, 2000.

   Certain options, including 1999 option grants to employees who agreed to relocate from Tampa to either Redmond, Washington or Reston, Virginia, were granted with exercise prices less than the market price of the underlying stock on grant date and the Company has recorded compensation expense for these options. Compensation related to employee stock options is measured as of the grant date. The difference between market value of the options, at time of issuance, and their exercise price is charged to stockholders' equity and amortized to expense over the options' vesting periods. The Company recognized $42,000, $4,000 and $29,000 as compensation expense in 2000, 1999 and 1998, respectively, relating to compensatory options.

   Disclosure of pro forma information regarding net loss and loss per share is required by SFAS No. 123. If compensation expense related to employee stock options issued had been determined based on the fair values at the grant dates consistent with the method of accounting prescribed by SFAS No 123, the Company's net loss attributable to common stockholders and loss per common share would have been as follows:

                                                     2000     1999     1998
                                                    -------  -------  -------
                                                     (In thousands, except
                                                             EPS)
   Net loss attributable to common stockholders.... $(9,304) $(4,031) $(1,662)
   Pro forma net loss attributable to common
    stockholders...................................  (9,927)  (4,385)  (4,558)
   Basic and diluted EPS, as reported..............   (3.12)   (1.61)   (1.61)
   Basic and diluted EPS, pro forma................   (3.33)   (1.75)   (4.42)

   The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model based on the following assumptions: risk-free interest rates of 6.0% for 2000, 6.0% for 1999, and 5.0% for 1998; no dividends; volatility factors of the expected market price of the Company's common stock of 132% for 2000, 129% for 1999, and 127% for 1998; and a weighted-average expected life of 5.6 years for 2000, 6.3 years for 1999, and
3.0 years for 1998. The weighted-average fair value of options granted during 2000, 1999 and 1998 was $5.88, $3.57 ($11.55 for options granted with exercise prices less than fair value and $2.87 for options granted with exercise prices equal to fair value), and $3.92 per share, respectively.

   The following table summarizes stock option activity:

                               Options Outstanding Weighted-Average
                                 (In thousands)     Exercise Price
                               ------------------- ----------------
   Outstanding at December
    31, 1997.................          108              $58.38
     Granted: price equal to
      fair value.............          285               12.74
     Expired or Cancelled....          (63)              56.77
                                      ----              ------
   Outstanding at December
    31, 1998.................          330               15.68
     Granted: price less than
      fair value.............           20                5.46
     Granted: price equal to
      fair value.............          223               11.41
     Exercised...............          (27)               8.26
     Expired or Cancelled....          (47)              30.31
                                      ----              ------
   Outstanding at December
    31, 1999.................          499               12.39
     Granted: price equal to
      fair value.............          134               21.14
     Exercised...............          (57)               8.12
     Expired or Cancelled....         (188)              18.90
                                      ----              ------
   Outstanding at December
    31, 2000.................          388              $12.81
                                      ====              ======

                              SAFLINK CORPORATION

   The following table summarizes information about employee stock options outstanding at December 31, 2000:

                               Options outstanding                  Options exercisable
                  --------------------------------------------- ----------------------------
                              Weighted-average
     Range of       Number       remaining     Weighted-average   Number    Weighted-average
     exercise     outstanding contractual life  exercise price  exercisable  exercise price
      prices        (000's)      (in years)       per share       (000's)      per share
   -------------  ----------- ---------------- ---------------- ----------- ----------------
   $ 0.01-$ 9.45      211           8.5             $ 7.07          119          $ 5.95
     9.46- 18.90      102           8.5              12.25           57           10.43
    18.91- 28.35       20           7.1              20.30           10           28.20
    28.36- 37.80       55           6.6              33.11           51           32.76
                      ---           ---             ------          ---          ------
   $ 0.01-$37.80      388           8.2              12.81          237           13.30
                      ===           ===             ======          ===          ======

   At December 31, 2000, 1999, and 1998, exercisable options of 237,000, 278,000, and 193,000, respectively, were outstanding at weighted average exercise prices of $13.30, $13.16, and $21.84 per share, respectively. As of December 31, 2000, approximately 131,000 shares were available for future grant under the Plan.

 Warrants

   During 2000, the Company issued 50,001 warrants to purchase common stock to two vendors as partial consideration for services rendered to the Company by such vendors. The value of the warrants ($449,000), as determined using a Black-Scholes pricing model is being capitalized or recognized as expense over the underlying awards' service period. One warrant, to purchase up to 35,715 shares, vested as the services were performed and is exercisable until July 31, 2005 at an exercise price of $15.33 per share. The other warrant, to purchase up to 14,286 shares, was fully vested upon grant and is exercisable until September 18, 2005 at an exercise price of $14.00 per share.

   Also during 2000, the Company issued a warrant to purchase up to 3,572 shares of its common stock as partial consideration for the lease it entered into for its corporate offices. This warrant was fully vested upon grant and is exercisable until May 18, 2005 at an exercise price of $21.00 per share. The value of the warrant ($65,000), determined using a Black-Scholes pricing model, is being charged to occupancy expense on a straight-line basis over the five-year lease term.

   In addition, the Company recorded $94,000 also determined using a Black-Scholes pricing model, as a prepaid financing cost related to the issuance of 51,789 warrants to purchase common stock issued in connection with the receipt of $2.5 million of bridge note financing in November 2000. The warrants were fully vested on grant and are exercisable until November 13, 2005 at an exercise price of $10.50 per share. The value of the warrants is being recognized as interest expense over the six-month term of the bridge notes.

   During 1998, the Company recognized $335,000 of expense related to the issuance of 17,412 warrants to purchase common stock. This expense was computed using a Black-Scholes pricing model and assumptions discussed under options above. These warrants were issued in connection with the IIG settlement (10,715 warrants) and to consultants in exchange for services (6,697 warrants).

   In connection with the 1997 Series C Preferred Stock Private Placement, the Company issued warrants to purchase up to 12,860 shares of common stock at an exercise price of $109.76 per share, subject to certain adjustments from time to time. Such warrants are exercisable at any time and expire in January 2001. The Company has also agreed to certain registration rights with respect to such warrants.

                              SAFLINK CORPORATION

   In connection with the 1996 Series B Preferred Stock Private Placement, the Company issued warrants to purchase 6,776 shares of common stock at an exercise price of $106.26 per share. Such warrants are exercisable at any time and expire in January 2001. The Company has also agreed to certain registration rights with respect to such warrants.

   The fair value for these warrants was estimated at the date of grant using a Black-Scholes option pricing model based on the following assumptions: risk-free interest rates of 6.0% for 2000, 6.0% for 1999, and 5.0% for 1998; no dividends; volatility factors of the expected market price of the Company's common stock of 132% for 2000, 129% for 1999, and 127% for 1998; and a weighted-average expected life of equal to the contractual life of 5 years.

 Capital Contribution

   On December 17, 1998, RMS Limited Partnership ("RMS"), Francis R. Santangelo ("Santangelo") and Clearwater Fund III, L.P. ("Clearwater") entered into a stock purchase agreement pursuant to which RMS and Santangelo agreed to purchase 195,500 and 34,500 shares, respectively, of the Series C Convertible Preferred Stock (the "Series C Preferred") of the Company from Clearwater in exchange for $1.0 million cash and 142,858 shares of the Common shares received upon conversion of the Series C Preferred. Upon consummation of the purchase of the Preferred Stock, RMS and Santangelo converted all of their respective shares of Series C Preferred into 1,180,592 and 208,340 shares, respectively, of common stock (representing approximately 49.6% and 8.7% of the then issued and outstanding shares of common stock). After the issuance of such shares of common stock and the delivery of the applicable shares of common stock to Clearwater, RMS and Santangelo were the beneficial owners of 1,154,401 and 186,911 shares of common stock, respectively, representing approximately 48.5% and 7.8%, respectively, of the then issued and outstanding shares of common stock. As a result of the foregoing transactions, RMS and Santangelo effectively acquired control of the Company through the ability to control the vote on most if not all matters to be determined by the stockholders of the Company, including, without limitation, the election of the directors of the Company. Also as a part of this transaction, RMS and Santangelo agreed to contribute $2.0 million to the Company to fund working capital needs without the issuance of any additional securities. The Company received these funds on December 30, 1998.

   As of December 31, 2000 RMS Limited Partnership was the holder of 1,703,902 shares (38.2%) of the Company's outstanding Common Stock and, based upon a voting agreement between RMS and Francis R. Santangelo, had the ability to vote 1,833,670 shares (41.1%) of the Company's outstanding common stock.

9. Commitments and Contingencies

   The Company leases office space and equipment under various non-cancelable operating leases. The lease obligation related to office space is secured by a pledged bank time certificate of deposit. Future minimum payments under these lease commitments are as follows (in thousands):

   Year Ending December 31,
   ------------------------
   2001................................................................ $  497
   2002................................................................    426
   2003................................................................    419
   2004................................................................    441
   2005................................................................    184
                                                                        ------
                                                                        $1,967
                                                                        ======

   Rent expense was $415,000 $261,000 and $266,000 for 2000, 1999, and 1998,
respectively.

                              SAFLINK CORPORATION

   During 2000, the Company began subleasing a portion of its corporate headquarters to a third party under a sublease expiring in July 2001. Total rent expense presented above has not been reduced by sublease income totaling $41,000 in 2000. Similarly, minimum lease payments indicated above do not reflect minimum rentals of $55,000 due in the future under such non-cancelable sublease.

10. Business Combinations

   On December 15, 2000, the Company purchased substantially all of the intellectual property and fixed assets of Jotter Technologies, Inc. in exchange for 728,572 shares of the Company's common stock and a two-year unsecured promissory note for $1.7 million. The total consideration was valued at approximately $5.6 million. The asset purchase was deemed a business combination under APB No. 16 and as such was recorded using the purchase method of accounting. The Company reduced the recorded value of the intangible assets and recorded a discount of $155,000 on the promissory note to reflect the fair value of the note based on a discounted rate of 12% and 7% stated interest rate. The purchase agreement was consummated on December 15, 2000; however, the 728,572 shares were subsequently issued in 2001. As of December 31, 2001, the value for the share consideration is reflected within stockholders' equity.

   The above acquisition was accounted for under the purchase method of accounting, and accordingly, the purchase price was allocated to the assets acquired based on their respective fair values. The results of operations of the acquired company are included in the Company's consolidated financial statements since the date of acquisition.

   A summary of the combined consideration paid and liabilities assumed for the above acquisition is as follows (in thousands):

   Common stock......................................................... $3,228
   Note payable, net of $155 discount...................................  1,545
   Direct acquisition costs.............................................    791
                                                                         ------
     Total.............................................................. $5,564
                                                                         ======

   The combined consideration paid and liabilities assumed were allocated as follows (in thousands):

   Fixed assets......................................................... $  182
   In-process research and development..................................    208
   Developed product technology.........................................  3,819
   Assembled workforce..................................................    729
   Sales channel/customer relationships.................................    626
                                                                         ------
     Total.............................................................. $5,564
                                                                         ======

   Identifiable intangibles are being amortized using the straight-line method over their estimated useful lives of 3 years. In-process research and development of $208,000 was expensed immediately as it does not have alternative future use to the Company.

                              SAFLINK CORPORATION

   The following unaudited pro forma financial information presents the combined results of operations of the Company and Jotter Technologies Inc. as if the acquisition had occurred as of the beginning of the Company's 2000 and 1999 fiscal years, after giving effect to certain adjustments, including amortization of intangibles. The pro forma financial information does not necessarily reflect the results of operations that would have occurred had the Company and Jotter Technologies, Inc. constituted a single entity during such periods.

                                                                  Years ended
                                                                  December 31,
                                                                 --------------
                                                                  2000    1999
                                                                 ------- ------
                                                                 (In thousands,
                                                                   except per
                                                                 share amounts)
   Revenue...................................................... $ 1,600 $1,303
   Net loss applicable to common stockholders...................  15,275  8,747
   Net loss per share applicable to common stockholders.........    4.04   2.70

   Pursuant to the asset purchase agreement, as subsequently amended, and an escrow agreement executed on the closing date, the shares have been deposited into escrow to be held in the event of any breach of the asset purchase agreement, and to secure certain indemnification rights under the asset purchase agreement. Shares held in escrow shall be distributed to Jotter as follows: (i) 50,000 shares 90 days after the closing date, and (ii) 35,715 shares per month beginning one month after the first share distribution, provided that no shares shall be released until the Company has notified the escrow agent that certain Canadian tax obligations have been met.

   In the event that Jotter does not satisfy certain Canadian tax obligations arising as a result of the transaction, the Company may be obliged to pay such tax obligations and will be entitled, at the Company's option to reduce the purchase price in an equal amount by reducing the number of shares in escrow as valued on the closing date or the principal amount of the note or both. On April 9, 2001, Jotter and the Company agreed to exchange the remaining balance of the note payable for 238,588 shares of the Company's Common Stock, with such shares valued at $7.00 per share.

11. Defined Contribution Retirement Plan

   The Company offers an employee benefit plan pursuant to Section 401(k) of the Internal Revenue Code covering substantially all employees. Matching employer contributions are set at the discretion of the Board of Directors. There were no employer contributions made for 2000, 1999, or 1998.

12. Litigation

   On June 16, 1999, International Interest Group, Inc. filed suit against the Company and Mr. J. Anthony Forstmann, a former director and chairman of the Company, in the Superior Court of the State of California for the County of Los Angeles (Civil Action No.: BC212033). This lawsuit relates to the Company's alleged failure to perform under the terms of a settlement agreement relating to a prior lawsuit filed by IIG. The complaint alleged three causes of action:
(i) the Company's breach of contract with IIG causing IIG to sustain damages;
(ii) fraud; and (iii) recission by IIG against the Company and Mr. Forstmann. IIG's cause of action for recission and IIG's cause of action for fraud were dismissed with prejudice by the trial court during the first quarter of 2000. However, the appellate court reinstated IIG's fraud cause of action in August 2000. On November 7, 2000, IIG filed a third amended complaint adding causes of action for fraud by concealment, negligent misrepresentation and breach of fiduciary duties. IIG is seeking actual and consequential damages and attorneys' fees in connection with its cause of action for breach of contract; actual, consequential and punitive damages in connection with its fraud causes of action and its breach of fiduciary duties cause of action; and

                              SAFLINK CORPORATION
actual and consequential damages in connection with its negligent misrepresentation cause of action On May 31, 2001, the Court ruled on the Defendant's Motions for Summary Judgment and Summary Adjudication. The Court
(i) dismissed the case as against J. Anthony Forstmann; (ii) dismissed IIG's causes of action for fraud by concealment, negligent misrepresentation and breach of fiduciary duty as against the Company; and (iii) limited the remaining issues in the case to breach of the Settlement Agreement (settling the underlying lawsuit) and false promise (by failing to use reasonable best efforts to file a Form S-3 Registration Statement or to use reasonable best efforts to register stock given to IIG in settlement of the prior lawsuit). Trial has been set for July 18, 2001. The Company does not believe the claims have any merit and intends to vigorously defend itself at trial.

13. Subsequent Events

 Bridge Loan Warrants

   On March 20, 2001 and April 13, 2001, the Company offered to reduce the exercise price on warrants issued in conjunction with the November 2000 bridge notes from $10.50 per share to $3.50 per share for warrants exercised by March 22, 2001 and April 20, 2001. 5,358 warrants were exercised at the reduced price on March 21, 2001 and 35,715 warrants were exercised at the reduced exercise price on April 20, 2001.

 Anovea Warrants

   In conjunction with the breach of the Anovea license agreement due to delinquent payments, the Company negotiated extensions of payment terms through the issuance of 2,858 warrants to purchase common stock at an exercise price of $7.00 per share at any time until April 20, 2003; 2,858 warrants to purchase common stock at an exercise price of $7.00 per share at any time until April 30, 2003; and an additional 1,429 warrants to purchase common stock at an exercise price of $3.50 per share at any time until May 31, 2003. Also, on May 31, 2001, the 5,716 warrants issued on April 20, 2001 and April 30, 2001 were repriced to $3.50 per share.

 NASDAQ Staff Determination

   On April 16, 2001, the Company received a Nasdaq Staff Determination indicating that the Company fails to comply with the minimum bid price requirement for continued listing set forth in Marketplace Rule 4310(c)(4), and that its securities are, therefore, subject to delisting from The Nasdaq SmallCap Market.

   The Company received a Nasdaq Staff Determination, dated May 31, 2001, indicating that the Company fails to comply with the net tangible assets/market capitalization/net income and shareholder approval requirements for continued listing set forth in Nasdaq Marketplace Rules 4310(c)(2) and 4350(i)(1)(c)(ii)(b), and that its securities are, therefore, subject to delisting from The Nasdaq SmallCap Market. Further, the Company was notified that the Company's Form 10-K for the fiscal year ended December 31, 2000 contained a "disclaimer opinion" and therefore did not comply with Nasdaq's filing requirement, as set forth in Marketplace Rule 4310(c)(14).

   The Company addressed these issues and appealed the Staff's Determination at a hearing before the Nasdaq Listing Qualifications Panel on June 7, 2001. At the hearing, Nasdaq requested additional information and took no action. The Company is in the process of providing the requested information and continuing its efforts to meet The Nasdaq SmallCap's continued listing requirements.

 Series E Convertible Preferred Stock

   On May 21, 2001, the Company authorized the issuance of up to 45,000 shares of its Series E convertible preferred stock, $0.01 par value. The Series E convertible preferred stock has a liquidation preference of $200

                              SAFLINK CORPORATION
per share and is convertible into common stock at $1.40 per share. The Series E convertible preferred stock has a redemption feature based on registration rights.

 Financing

   On June 5, 2001, the Company issued 40,000 shares of Series E convertible preferred stock and common stock purchase warrants for an aggregate price of $8 million, including the conversion of certain bridge notes, in a private placement to accredited investors. The Series E convertible preferred stock issued in this transaction is convertible into 5,714,309 shares of the Company's common stock at any time until June 5, 2004. The preferred stock will not pay a dividend and holders of the stock will have no voting rights other than the right to elect two members of the board of directors. In addition, investors received Series A warrants to purchase 5,714,309 shares of common stock at $1.75 per share exercisable until June 5, 2002, after which the purchase price will increase to $3.50 per share and will be exercisable until June 5, 2006. Series B warrants to purchase approximately 639,376 shares of common stock at $1.75 per share until the later of December 5, 2001 or 120 days after the effective date of the registration of such warrants were issued to investors purchasing more than $1 million of Series E convertible preferred stock. After allocation of the proceeds to the warrants, the Company will record a beneficial conversion feature in the form of a dividend on the Series E convertible preferred stock. Pending receipt of stockholder approval of the financing, holders of the Series E convertible preferred stock and warrants will not be able to convert such securities into more than 19.99% of the number of shares of common stock outstanding prior to the transaction.

   Debt holders representing $2.3 million in bridge notes and accrued interest at the time of closing exercised their right to participate in the financing. RMS Limited Partnership agreed to extend its $1 million bridge note and accrued interest for an additional 12 months and the Company agreed to apply 50% of any proceeds received from the exercise of Series A and Series B warrants towards principal and interest payments during the extension period. The remaining $203,000 in outstanding bridge notes and accrued interest were repaid from the proceeds of the financing.

   In connection with the financing, the Company has agreed to seek stockholder approval at its next annual stockholders meeting for (i) the issuance of common stock upon conversion of the Series E preferred stock and warrants issued in the financing, (ii) a new stock option plan, (iii) a reverse split of its common stock sufficient to allow the Company to meet NASDAQ's continued listing requirements (and in any event not less than 1:5), and (iv) the issuance of common stock to Jotter Technologies, Inc. upon conversion of the balance of the $1.7 million note payable issued to Jotter as partial consideration for the intellectual property and fixed assets acquired from Jotter on December 15, 2000.

   The securities issued in connection with the financing were privately placed with accredited investors and the issuance of such securities was not registered under the Securities Act of 1933, as amended (the "Act") and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Act.

   As part of the placement, the Company agreed to file a registration statement with the Securities and Exchange Commission to register the shares of common stock issuable upon exercise of the warrants and conversion of the preferred stock. If such registration statement is not declared effective within 60 days or 120 days (depending on the form of registration statement filed), such registration is suspended, or the Company's common stock is not listed or included for quotation on Nasdaq or another exchange after being so listed or included, the Company will be required to pay a 1.5% cash penalty per month to the purchasers of the Series E preferred stock and warrants. In addition, if the registration statement is not declared effective by the Securities

                              SAFLINK CORPORATION
and Exchange Commission within 160 days after the closing of this transaction, holders of the Series E preferred stock will be entitled to redeem for $250 per share in cash any of their then outstanding shares of Series E preferred stock. Furthermore, the expiration dates and pricing of the Series A and B Warrants may be adjusted depending on the availability of an effective registration statement.

   In conjunction with the Series E preferred stock financing, the Company negotiated the following:

  . Obligations totaling approximately $591,000 were forgiven or converted into notes payable in consideration for receiving payment of remaining outstanding amounts subsequent to the financing. In accordance with Statement of Financial Accounting Standards No. 15, Accounting by Debtors and Creditors for Troubled Debt Restructuring, the forgiveness effectively represents a modification of terms of the debt and signifies the restructuring of debt. The gain realized on the restructuring will be classified as an extraordinary item in the statement of operations for the three months ending June 30, 2001. The balance sheet includes the original amounts due to these creditors and presents the financial position of the Company as of December 31, 2000. Subsequent to the financing, the reduced amounts were paid in full satisfaction of the obligations.

  . After payment of a $100,000 lease termination fee, the terms of the lease for the Company's corporate offices were modified to provide for a month-to-month tenancy, terminable by either party upon 20 days notice.

  . Extension of the maturity date of the $1 million bridge note payable to RMS Limited Partnership to May 12, 2002. In addition, the Company agreed to apply 50% of any proceeds received from the exercise of warrants issued in the Series E Preferred Stock financing towards principal and interest payments during the extension period.

  . Issuance of placement agent warrants to purchase 428,575 shares of common stock for $1.40 per share exercisable until June 5, 2006.

 Staff Reductions

   In conjunction with a corporate restructuring implemented immediately following the closing of the Series E preferred stock financing, the Company initiated a staff reduction. As part of the staff reduction, the Company is obligated to pay approximately $324,000 under severance packages to certain employees. Additionally, all terminated employees who did not hold any vested stock options at the time of their termination immediately vested in one-third of the options held by them on the date of their termination and the expiration date of these and any other vested options held by employees terminated pursuant to the restructuring were extended to June 6, 2002.

14. Post Balance Sheet Reverse Stock Split

   At the Company's stockholder meeting held on September 24, 2001, the stockholders approved a reverse stock split of between seven-to-one and ten-to-one with the exact ratio to be determined at the discretion of the Board of Directors. The Board of Directors met on October 2, 2001 and determined the ratio for the split to be seven-to-one. The stock split was effective on November 19, 2001. All share and per share amounts have been restated in all periods presented to reflect the effects of the reverse stock split.

                              SAFLINK CORPORATION

15. Going Concern

   The Company incurred net losses of $9.0 million, $3.9 million and $1.4 million and used cash of $7.2 million, $3.6 million and $723,000 in operating activities in 2000, 1999, and 1998, respectively. At December 31, 2000, the Company has a net working capital deficit of $3.3 million and has an accumulated deficit of $58.7 million.

   While the Company raised approximately $5.6 million of additional working capital through the Series E preferred stock placement discussed in Note 13, the Company will require significant additional funds to continue its operations beyond the middle of 2002. Options the Company is reviewing to obtain such additional financing include, but are not limited to, the sale and issuance of additional stock, the sale and issuance of debt, the sale of certain assets and entering into an additional strategic relationship or relationships to either obtain the needed funding or to create what the Company believes would be a better opportunity to obtain such funds. The failure to obtain such additional funds could cause the Company to cease or curtail operations.

   There can be no assurance that the Company will be able to sell additional securities, achieve profitability, generate cash from operations or obtain additional financing if required. The accompanying financial statements have been prepared on the basis that the Company will be able to meet its obligations as they become due and continue as a going concern.

16. Quarterly Information (Unaudited)

   The following table summarizes the unaudited statements of operations for each quarter of 2000 and 1999 (in thousands, except per share amounts):

                                       Mar. 31  June 30  Sept. 30 Dec. 31  Total
                                       -------  -------  -------- -------  ------
                                                   (In thousands)
2000
  Net revenues........................ $  416   $  463    $  277  $  367   $1,523
  Gross profit........................    215      373       198     256    1,042
  Operating loss...................... (1,954)  (1,990)   (2,036) (2,846)  (8,826)
  Net loss............................ (1,892)  (1,947)   (2,066) (3,051)  (8,956)
  Basic and diluted net loss per
   share..............................  (0.74)   (0.74)    (0.73)  (0.87)   (3.12)

1999
  Net revenues........................    173      437       281     412    1,303
  Gross profit........................     78      412       130     324      944
  Operating loss...................... (1,063)    (751)   (1,072) (1,067)  (3,953)
  Net loss............................ (1,053)    (766)   (1,057) (1,051)  (3,927)
  Basic and diluted net loss per
   share..............................  (0.44)   (0.32)    (0.41)  (0.44)   (1.61)

                              SAFLINK CORPORATION

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                  (Unaudited)

                                                    September 30, December 31,
                                                        2001          2000
                                                    ------------- ------------
                                                          (In thousands)
                      Assets
Current assets:
  Cash and cash equivalents........................   $    707      $  1,108
  Accounts receivable, net.........................         64           153
  Inventory........................................         23            25
  Investments......................................         21           102
  Prepaid expenses and other current assets........        155           244
                                                      --------      --------
    Total current assets...........................        970         1,632
  Furniture and equipment, net.....................        405           869
  Intangible assets, net...........................        178         5,344
  Other assets.....................................        231           152
                                                      --------      --------
                                                      $  1,784      $  7,997
                                                      ========      ========
  Liabilities and Stockholders' Equity (Deficit)
Current liabilities:
  Accounts payable.................................   $  1,108      $  1,494
  Accrued liabilities..............................        479           693
  Notes payable....................................      1,135         2,437
  Deferred revenue.................................        153           286
                                                      --------      --------
    Total current liabilities......................      2,875         4,910
  Convertible long-term debt, net of discount......      1,506         1,485
  Warrants subject to registration.................         65           --
Stockholders' equity (deficit)
  Preferred stock..................................        --            --
  Common stock.....................................         45            37
  Common stock issuable in asset purchase..........        --          3,228
  Deferred stock-based compensation................        (47)          (81)
  Additional paid-in capital.......................     69,662        57,090
  Accumulated deficit..............................    (72,322)      (58,672)
                                                      --------      --------
                                                        (2,662)        1,602
                                                      --------      --------
                                                      $  1,784      $  7,997
                                                      ========      ========

     See accompanying notes to condensed consolidated financial statements.

                              SAFLINK CORPORATION

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (Unaudited)
                (In thousands, except share and per share data)

                                 Three months Ended       Nine months ended
                                    September 30,           September 30,
                                ----------------------  ----------------------
                                   2001        2000        2001        2000
                                ----------  ----------  ----------  ----------
Revenue:
  Products and services:
Software....................... $       22  $      168  $       59  $      637
Hardware.......................         34          10          63         257
Services and other.............         30          99         258         262
                                ----------  ----------  ----------  ----------
    Total revenue..............         86         277         380       1,156
Cost of revenue:
  Software.....................         13          47          38          59
  Hardware.....................         26           8          55         207
  Services and other...........         35          24         156         105
  Amortization of intangibles..        318         --          954         --
  Impairment loss on intangible
   assets......................      2,811         --        2,811         --
                                ----------  ----------  ----------  ----------
                                     3,203          79       4,014         371
                                ----------  ----------  ----------  ----------
  Gross (deficit) profit.......     (3,117)        198      (3,634)        785
Operating expenses:
  Product development..........        474       1,125       2,239       3,193
  Amortization of intangible
   assets......................        122         --          365         --
  Sales and marketing..........        221         355         610       1,224
  Restructuring and
   relocation..................        --           16         873         216
  Impairment loss on intangible
   assets......................        998         --          998         --
  General and administrative...        724         738       3,131       2,132
                                ----------  ----------  ----------  ----------
    Total operating expenses...      2,539       2,234       8,216       6,765
                                ----------  ----------  ----------  ----------
  Loss from operations before
   interest and extraordinary
   item........................     (5,656)     (2,036)    (11,850)     (5,980)
  Other income (expense):
  Interest and other income....         13         --           29          74
  Interest expense.............        (35)        (30)       (704)
                                ----------  ----------  ----------  ----------
  Net other income (expense)...        (22)        (30)       (675)         74
  Loss from operations before
   extraordinary item..........     (5,678)     (2,066)    (12,525)     (5,906)
  Extraordinary Item
  Gain from debt
   restructuring...............        --          --          360         --
                                ----------  ----------  ----------  ----------
  Net loss.....................     (5,678)     (2,066)    (12,165)     (5,906)
  Preferred stock dividend.....        --         (100)     (1,485)       (348)
                                ----------  ----------  ----------  ----------
  Net loss applicable to common
   stockholders................ $   (5,678) $   (2,166) $  (13,650) $   (6,254)
                                ==========  ==========  ==========  ==========
Basic and diluted loss per
 share applicable to common
 stockholders before
 extraordinary item............ $    (1.26) $    (0.73) $    (3.12) $    (2.21)
Extraordinary item.............        --          --         0.08         --
                                ----------  ----------  ----------  ----------
Basic and diluted loss per
 share applicable to common
 stockholders.................. $    (1.26) $    (0.73) $    (3.04) $    (2.21)
                                ==========  ==========  ==========  ==========
Weighted average number of
 basic and diluted common
 shares........................  4,507,744   2,961,975   4,491,625   2,825,655

     See accompanying notes to condensed consolidated financial statements.

                              SAFLINK CORPORATION

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (Unaudited)
                                 (In thousands)

                                                               Nine months
                                                             ended September
                                                                   30,
                                                             -----------------
                                                               2001     2000
                                                             --------  -------
Cash flows from operating activities:
Net loss.................................................... $(12,165) $(5,906)
  Adjustments to reconcile net loss to net cash used in
   operating activities:
    Stock-based compensation................................       67      259
    Depreciation and amortization...........................    1,563      136
    Impairment loss on intangible assets....................    3,809      --
    Amortization of deferred financing costs................      339      --
    Beneficial conversion of bridge notes...................      232      --
    Amortization of discount on note payable................       21      --
    Loss on disposal of fixed assets........................      387      --
    Loss on sale of investments.............................      --        42
    Changes in assets and liabilities:
      Accounts receivable...................................       89      (52)
      Inventory.............................................        2       22
      Prepaid expenses and other current assets.............       89     (251)
      Other assets..........................................      (79)    (346)
      Accounts payable......................................     (386)     827
      Accrued liabilities...................................     (213)     --
      Deferred revenue......................................     (133)    (127)
                                                             --------  -------
        Net cash used in operating activities...............   (6,378)  (5,396)
Cash flows from investing activities:
  Purchases of furniture and equipment......................     (131)    (341)
  Proceeds from sale of investments.........................       81      132
                                                             --------  -------
        Net cash used in investing activities...............      (50)    (209)
Cash flows from financing activities:
  Proceeds from issuance of bridge notes and warrants.......      854      --
  Proceeds from issuance of common stock upon exercise of
   employee stock options and investor warrants.............      156    1,029
  Proceeds from issuance of Series E Convertible Preferred
   Stock....................................................    5,207      --
  Repayment of bridge notes.................................     (190)     --
                                                             --------  -------
        Net cash provided by financing activities...........    6,027    1,029
                                                             --------  -------
        Net decrease in cash and cash equivalents...........     (401)  (4,576)
Cash and cash equivalents at beginning of period............    1,108    5,335
                                                             --------  -------
Cash and cash equivalents at end of period.................. $    707  $   759
                                                             ========  =======
Non cash financing and investing activities:
  Preferred stock dividend.................................. $  1,485  $   348
  Stock issued for services.................................      --       105
  Conversion of Series A and Series D Preferred Stock to
   Common Stock.............................................      --        65
  Warrants issued for product received......................      --       174

     See accompanying notes to condensed consolidated financial statements.

                              SAFLINK CORPORATION

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (Unaudited)

1. Basis of Presentation

   The accompanying consolidated financial statements are unaudited and condensed and, therefore, do not contain certain information included in the annual consolidated financial statements of SAFLINK Corporation and its wholly-owned subsidiary, SAFLINK International, Inc., (the "Company" or "SAFLINK"). In the opinion of management, all adjustments (consisting of normally recurring items and others) it considers necessary for a fair presentation have been included in the accompanying condensed consolidated financial statements.

   The Company's condensed consolidated interim financial statements are not necessarily indicative of results to be expected for a full fiscal year and should be read in conjunction with its consolidated financial statements and the notes thereto included in the Company's Annual Report on Form 10-K/A for the fiscal year ended December 31, 2000, as filed with the Securities and Exchange Commission (the "SEC") on June 22, 2001.

   Certain items in the 2000 financial statements and the notes thereto have been reclassified to conform to the 2001 presentation of such items. Certain amounts presented in the interim financial statements for 2001 have been reclassified.

2. Reverse Stock Split

   At the Company's recent stockholders' meeting held on September 24, 2001, the stockholders approved a reverse stock split of between seven-to-one and ten-to-one with the exact ratio to be determined at the discretion of the Board of Directors. The Board of Directors met on October 2, 2001 and determined the ratio for the split to be seven-to-one. The effective date for the reverse stock split is November 19, 2001. All stockholders of record as of that date will receive one share of common stock for every seven shares owned of Company common stock. Fractional interests will be rounded to the next highest share. All share and per share amounts have been restated in all periods presented to reflect the effects of the reverse split. In addition, the Company's stock ticker symbol will be changed to SFLK effective November 19, 2001 as a result of the reverse stock split.

3. Investments

   At September 30, 2001, investments consisted of a $2,000 bank time certificate of deposit and a $19,000 bank time certificate of deposit pledged to secure a credit card issued to the Company. These investments are carried at cost.

4. Note Receivable

   The Company has made certain advances totaling approximately $65,000 to Jotter Technologies, Inc., in return for an unsecured promissory note dated August 16, 2001 which is included in other current assets. The Company acquired the assets of Jotter Technologies, Inc. in December 2000. Certain members of the board of directors of Jotter Technologies, Inc. are either an officer or director of the Company. The note is payable in full including accrued interest on February 12, 2002 and bears interest at 12% per year.

5. Restructuring

   In conjunction with a corporate restructuring implemented in June 2001, the Company initiated a staff reduction. The Company terminated a total of twelve development staff and two sales staff, in addition to the Chief Executive and Chief Financial Officers. As part of the staff reduction, the Company paid approximately

                              SAFLINK CORPORATION

$344,000 under severance packages to certain employees. Additionally, all terminated employees immediately vested in one-third of the unvested options held by them on the date of their termination. Under their severance agreements, the former Chief Executive Officer and former Chief Financial Officer vested in all the remaining options granted to them. The number of options that remain outstanding upon separation totaled approximately 195,834. The expiration dates of these and any other vested options held by employees terminated pursuant to the restructuring were extended to June 6, 2002. The total number of options whose expiration dates were extended totaled approximately 216,310. The Company also incurred approximately $150,000 in lease termination related costs including the payment of a $100,000 termination fee and expensed deferred rent related to the lease of their corporate headquarters. In addition, the Company wrote off approximately $379,000 of certain leasehold improvements and other furniture and equipment in conjunction with the restructuring.

6. Impairment loss on intangible assets

   During the quarter ended September 30, 2001, the Company performed an impairment assessment of intangible assets recorded in connection with the Jotter acquisition. The assessment was performed primarily due to the fluctuations and declines in the Company's stock price, the continuous decline in the technology sector and the belief that this trend may continue for an indefinite period, and finally, a change in the strategic direction of the Company that limits further integration and development of the Jotter technology into the Company's current and anticipated product offerings due to current resource limitations. As a result, present expectations related to the Jotter technology indicate significant under performance as compared to original plans, and estimated future cash flows related to this technology have been determined to be negligible. The Company determined that the carrying value of the intangible assets were not recoverable and recognized an impairment loss on intangible assets during the quarter ended September 30, 2001 of approximately $3.8 million relating to the remaining net carrying value of the intangible assets acquired. The impairment loss on intangible assets is comprised of approximately $2.8 million of developed product technology included under the title of impairment loss on intangible assets in the cost of revenue section of the accompanying statement of operations for the three and nine months ended September 30, 2001 and approximately $535,000 of assembled workforce and approximately $460,000 of sales channel customer relationships included under the caption impairment loss on intangible assets in the operating expenses section of the accompanying statement of operations for the three and nine months ended September 30, 2001. Management determined the amount of the impairment loss on intangible assets by comparing the carrying value of the intangible assets to their fair value. Management determined the fair value of the developed product technology and sales channel customer relationships intangible assets based on the discounted cash flow methodology, which is based upon converting expected future cash flows to present value using a discount rate reflecting the Company's average cost of funds. The assembled workforce intangible asset fair value was determined using a replacement cost approach, which is based on the price a company would pay to replace the workforce.

7. Commitments and Contingencies

   On July 16, 2001 the Company entered into a lease agreement for office space for its corporate headquarters and on August 6, moved its headquarters from Redmond, Washington to Bellevue, Washington. The lease term is through March 2003 with payments of approximately $9,300 per month for 17 months beginning in November 2001 and provides rent concessions for the first two and a half months of the Company's occupancy.

8. Stockholders' Equity

   On March 20, 2001, the Company issued 728,572 shares of Common Stock to Jotter Technologies Inc. as partial consideration for the intellectual property and fixed assets acquired from Jotter pursuant to the December 15, 2000 asset purchase agreement between Jotter and the Company.

                              SAFLINK CORPORATION

   For the nine months ended September 30, 2001 the Company has issued 1,429 shares of Common Stock upon exercise of stock options exercised by certain employees pursuant to provisions of the Company's 1992 Stock Incentive Plan. The options had an exercise price of $9.38 per share, which equaled fair value of the common stock on the dates of grant.

   On April 10, 2001 the Company announced that Jotter Technologies Inc. will convert its outstanding remaining balance on the $1.7 million note, plus accrued interest of $33,635 into Company common stock at $7.00 per share. The note had been issued to Jotter as partial consideration for the assets acquired by the Company in December 2000. Upon conversion of the debt, Jotter will own 967,160 shares of the Company's common stock, representing approximately 21.5% of the Company's currently outstanding common stock after the issuance of the new shares. The shares issued to Jotter will be held in escrow on behalf of Jotter and released in monthly distributions after Jotter satisfies certain Canadian tax obligations related to the asset purchase. The shareholders approved the conversion of the note at the annual shareholder's meeting on September 24, 2001. As a result of the agreement to convert the note into equity, the Company has reflected the note as non-current in accordance with SFAS No. 6, Classification of Short-Term Obligations Expected to Be Refinanced.

 Series E Convertible Preferred Stock

   On May 21, 2001, the Company authorized the issuance of up to 40,000 shares of its Series E Convertible preferred stock, $0.01 par value. The Series E convertible preferred stock has a liquidation preference of $200 per share and is convertible into common stock at $1.40 per share.

   On June 5, 2001, the Company issued 40,000 shares of Series E convertible preferred stock and common stock purchase warrants for an aggregate price of $8 million, including the conversion of certain bridge notes, in a private placement to accredited investors (the "Financing"). The Series E convertible preferred stock issued in this transaction is convertible into 5,714,309 shares of Company common stock at any time until June 5, 2004. In addition, investors received Series A warrants to purchase 5,714,309 shares of common stock at $1.75 per share exercisable until June 5, 2002, after which the exercise price will increase to $3.50 per share and will be exercisable until June 5, 2006. Series B warrants to purchase 639,376 shares of common stock at $1.75 per share until the later of December 5, 2001 or 120 days after the effective date of the registration of the common stock underlying such warrants, were issued to investors purchasing more than $1 million of Series E convertible preferred stock. After allocation of the proceeds to the warrants based upon the relative fair values of the preferred stock and the warrants, the Company recorded a beneficial conversion feature in the form of a dividend on the Series E convertible preferred stock in the amount of $1,485,000. In accordance with EITF 98-5 and 00-27, the beneficial conversion feature was based on the intrinsic value and calculated as the difference between the value allocated to the preferred stock after the consideration of the warrants, and the fair value of the common stock into which the preferred stock is convertible.

   Debt holders representing $2.3 million in bridge notes and accrued interest at the time of closing exercised their right to participate in the Financing. RMS Limited Partnership agreed to extend its $1 million bridge note and accrued interest for an additional 12 months and the Company agreed to apply 50% of any proceeds received from the exercise of Series A and Series B warrants towards principal and interest payments during the extension period. The remaining $203,000 in outstanding bridge notes and accrued interest were repaid from the proceeds of the Financing.

   On July 27, 2001, the Company entered into a modification agreement (the "Modification Agreement") with certain purchasers of the Series E Preferred Stock and Series A and B warrants (the "warrants") in order to amend certain terms of the Securities Purchase Agreement and the Registration Rights Agreement entered

                              SAFLINK CORPORATION
into pursuant to the Financing. Under the Modification Agreement, the parties agreed to amend, among other things, certain terms of the Certificate of Designation, Preferences and Rights of the Series E Preferred Stock ("Certificate of Designation"), subject to stockholder approval, which approval was obtained at the annual stockholders' meeting on September 24, 2001.

   In particular, the Company entered into the Modification Agreement to extend certain dates by which the Company had committed to meet obligations with respect to the purchasers and to eliminate those features of the Preferred Stock and Warrants that would prevent the proceeds from the Financing to be treated as permanent equity for financial accounting purposes. These revisions, among other things, modify the penalties imposed upon the Company in the event the Company fails to register the common stock underlying the Preferred Stock and Warrants, extend the deadline by which the Company must register this common stock, and limit the existing rights of the holders of the Preferred Stock and certain holders of the Warrants by allowing a cash or stock penalty to be paid only in the event of certain types of acquisitions. Certain provisions of the Modification Agreement became effective immediately upon execution by two-thirds of the purchasers of the Preferred Stock; other provisions, including any amendments to the Certificate of Designation, became effective upon receipt of stockholder approval of the Financing, the reverse stock split, and the amendment to the Certificate of Designation at the Company's stockholder meeting. This approval was obtained on September 24, 2001. As a result of the approval of the Modification Agreement, the Financing has been recorded as equity in the accompanying balance sheet as of September 30, 2001.

   In connection with the financing, as modified, the Company agreed to seek stockholder approval at its next annual stockholders meeting for (i) the issuance of common stock representing 20% or more of the Company's outstanding shares of common stock upon conversion of the Series E preferred stock and warrants issued in the Financing, (ii) a new stock option plan, (iii) a reverse split of its common stock, and (iv) the issuance of common stock to Jotter Technologies, Inc. upon conversion of the remaining balance of the $1.7 million note payable plus accrued interest issued to Jotter as partial consideration for the intellectual property and fixed assets acquired from Jotter on December 15, 2000 and (v) amendment of the Certificate of Designation. These approvals were obtained as of September 24, 2001.

   Since the Company's stockholders approved the amendments to the Certificate of Designation, Preferences and Rights of the Series E preferred stock at our recent stockholders' meeting, the Company amended the terms of the Series E preferred stock. The revised terms are described below.

   Dividends and Voting Rights. The Series E preferred stock will not pay a dividend and holders of the Series E preferred stock will not have any voting rights other than the right to elect two members to our board of directors nominated by Palo Alto Investors, a group of investors that purchased an aggregate of 10,000 shares of Series E preferred stock, and certain protective voting rights. For example, the Company may not, without first obtaining the approval of two-thirds of the Series E Preferred Stock, modify the Certificate of Designation of the Series E preferred stock, create any senior or parity securities or change the rights, preferences or privileges of any of the Company's capital stock so as to affect adversely the Series E preferred stock. The Series E preferred stockholders have not, to date, nominated any members for election to the board.

   Conversion. The 40,000 shares of Series E preferred stock are convertible, at the option of the holder, into shares of common stock at an initial conversion price of $1.40 per share. As of June 5, 2001, and until June 5, 2004, each share of Series E preferred stock is convertible into 143 shares of common stock. Any shares of Series E preferred stock outstanding on June 5, 2004 shall automatically be converted into common stock at the conversion price in effect on that date, which price will take into account any adjustments in the conversion price. The Series E preferred stock contains (i) anti-dilution provisions with respect to future issuances of our equity securities and (ii) adjustment provisions upon the occurrence of stock splits, stock dividends, combinations, reclassifications or similar events of our capital stock.

                              SAFLINK CORPORATION

   Since the Company received the requisite stockholder approval at our recent stockholders meeting, the Series E preferred stock and Series A and Series B warrants may now be exercised or converted into more than 19.99% of the common stock outstanding on June 4, 2001. However, SAC Capital Associates, LLC and SDS Merchant Fund, LP shall not be issued common stock upon conversion of their respective Series E preferred stock, if upon that conversion those purchasers would beneficially own greater than 4.9% of our issued and outstanding shares of common stock.

   Penalties Applicable for Conversion Failure. If a holder of the Series E preferred stock submits his, her or its shares for conversion and we fail to convert those shares for any reason, then we will have to pay to the holder hereof a cash amount equal to $2.00 for each share of Series E preferred stock we have not converted for each day the failure exists. As a result, assuming all of the shares of Series E preferred stock outstanding as of June 5, 2001 are presented to the Company for conversion, and the Company fails to convert those shares, the Company could have to pay up to $80,000 per day. In addition, if a holder of Series E preferred stock has not, by the third business day after the date of surrender of the shares of Series E preferred stock for conversion, received certificates for all shares of common stock with respect to the shares of the Series E preferred stock that holder has requested to convert, then the conversion price will be reduced five percent (5%) per month (pro rated for days less than a month) during the period beginning on the date of conversion and ending on the date the Company is no longer in default of the Company's conversion obligations.

   Rights Upon Occurrence of Major Transactions. Holders of the Series E preferred stock will be entitled to receive from the Company 125% of the liquidation preference of their Series E preferred stock in cash only in connection with an acquisition involving the issuance of more than 40% of Company common stock, where the acquisition does not constitute a change of control.

   Adjustment to Conversion Price for Registration Failure. In the event that the registration statement registering the shares of common stock underlying the Series E preferred stock and warrants is not declared effective by the SEC by December 31, 2001, the conversion price in respect of any shares of Series E preferred stock held by any affected holder, will be reduced by 20% and by 1.5% for each month thereafter during which such failure continues (pro rated for partial months).

   Rank; Liquidation Preference. The holders of Series E preferred stock rank prior to the holders of common stock and prior to all other classes of capital stock hereafter established with respect to the distribution of the Company's assets upon a bankruptcy, liquidation or other similar event. The liquidation preference for the Series E preferred stock is an amount equal to the purchase price of the Series E preferred stock of $200 per share.

 Warrants

   Warrants issued in connection with the recent Financing. Since our stockholders approved certain proposals at our recent stockholders' meeting, the Company has issued to holders of the Series A and Series B warrants amended warrants, the terms of which are described below, which will replace the warrants issued on June 5, 2001.

   Series A warrants have an initial exercise price of $1.75 per share, which exercise price will be in effect until June 5, 2002 and are exercisable for common stock. After this date, the exercise price will increase to $3.50 per share until the warrant expires on June 5, 2006. If, however, the registration statement which was filed August 31, 2001 and amended on November 7, 2001 is not declared effective by the SEC by December 31, 2001, the expiration date of these warrants will be extended 120 days from the effective date of the registration statement as declared by the SEC.

                              SAFLINK CORPORATION

   The Series B warrants have an initial exercise price of $1.75 per share and are exercisable for common stock at any time until the later of December 5, 2001 or 120 days from the effective date of the registration statement as declared by the SEC.

   The terms of the warrants issued to the placement agent are substantially similar to the Series A warrants other than with regard to their respective initial exercise prices and expiration dates. The Series A and Series B warrants contain (i) anti-dilution provisions with respect to future issuances of the Company's equity securities and (ii) adjustment provisions upon the occurrence of stock splits, stock dividends, combinations, reclassification or similar events of our capital stock. SAC Capital Associates, LLC and SDS Merchant Fund, LP will only be issued common stock upon exercise of these warrants to the extent their respective holdings do not exceed 4.9% of the Company's issued and outstanding shares of common stock. In addition, if the Company's common stock closing bid price is at least 200% of the then effective exercise price of the warrants for a specified period of time and subject to certain other conditions, 50% of the warrants are redeemable by the Company for cash before March 5, 2002. After this date, all warrants are redeemable by the Company for cash.

   In addition, in the event of certain major transactions and subject to certain conditions, the warrant holders are entitled to receive cash consideration in exchange for their warrants. For example, if in connection with an acquisition involving the issuance of more than 40% of the Company's common stock, where such acquisition does not constitute a change of control, then each warrant holder shall be entitled to receive a cash amount equal to the "Black Scholes Amount" times the number of shares of common stock for which the warrant was exercisable on the date before the transaction. For purposes of the warrant, the term "Black Scholes Amount" is an amount determined by calculating the "Black Scholes" value of an option to purchase one share of common stock using the applicable Bloomberg online page, using the following variable values:

  . current market price of common stock equal to the closing trade price on the last trading day before notice of the major transaction;

  . volatility of the common stock equal to the volatility of the common stock during the 100 trading day period preceding notice of the major transaction;

  . a risk free rate equal to the interest rate on the U.S. treasury bill or note with a maturity corresponding to the remaining term of the warrant on the date of the notice of the major transaction; and

  . an exercise price equal to the exercise price on the date of notice of the major transaction.

   If this calculation function is no longer available using the Bloomberg online page, the holder shall calculate this amount in its sole discretion using the closest available alternative mechanism and variable values to those available on the Bloomberg online page.

 2000 Stock Incentive Plan

   On September 6, 2000, the Company's board of directors adopted, and on June 29, 2001, amended, the SAFLINK Corporation 2000 Stock Incentive Plan ("the 2000 Plan"). The 2000 Plan was approved by the Company's shareholders on September 24, 2001. Prior to the approval, shareholders representing approximately 54% of the outstanding common shares had indicated their intent to vote in favor of the proposal at the shareholders meeting. Through September 30, 2001 the Company has granted and outstanding a total of 517,881 options to employees and 11,429 options to directors under the 2000 Plan which were still outstanding. A total of 12,858 options have been granted to a consultant with terms similar to those granted to employees and directors. The Black Scholes value of these options granted to the consultant of approximately $17,000 has been charged to general and administrative expenses for the three months ended September 30, 2001.

                              SAFLINK CORPORATION

Additional options to purchase 62,018 shares were granted to employees through November 12, 2001. The options were granted with an exercise price of ranging between $1.68 and $2.10, which equaled or exceeded the fair value of the stock on the date of the grant. The options expire 10 years from the date of the grant.

9. Significant Customers

   One customer accounted for approximately 60% of the Company's revenues for the three months ended September 30, 2001. Three customers accounted for approximately 73%, 13% and 10% of the Company's revenues for the three months ended September 30, 2000. Two customers accounted for approximately 29% and 16% of the Company's revenues for the nine months ended September 30, 2001. Two customers accounted for approximately 44% and 26% of the Company's revenues for the nine months ended September 30, 2000.

10. Comprehensive Loss

   For the three and nine months ended September 30, 2001, total comprehensive loss was $5,678,000 and $12,165,000, respectively, which equaled the net loss for the respective periods. For the three and nine months ended September 30, 2000, total comprehensive loss was $1,981,000 and $6,172,000, respectively which consisted of a net loss of $2,066,000 and $5,906,000 and unrealized holding gains (losses) on investments of $85,000 and ($266,000), respectively.

11. Net Loss Per Share

   In accordance with Statement of Financial Accounting Standard No. 128, "Earnings Per Share", the Company has reported both basic and diluted net loss per common share for each period presented. Basic net loss per common share is computed on the basis of the weighted-average number of common shares outstanding for the period. Diluted net loss per common share is computed on the basis of the weighted-average number of common shares plus dilutive potential common shares outstanding. Dilutive potential common shares are calculated under the treasury stock method. Securities that could potentially dilute basic income per share consist of outstanding stock options and warrants, convertible preferred stock and convertible debt. Net loss available to common stockholders includes net loss and preferred stock dividends. As the Company had a net loss available to common stockholders in each of the periods presented, basic and diluted net loss per common share are the same. All outstanding warrants and stock options to purchase common shares were excluded because their effect was anti-dilutive. Potential common shares consisted of options and warrants to purchase approximately 7.9 million and 0.5 million common shares at September 30, 2001 and 2000, respectively, and preferred stock and long-term debt convertible into approximately 6.0 million common shares at September 30, 2001.

12. Segment Information

   Operating segments are revenue-producing components of the enterprise for which separate financial information is produced internally for the Company's management. Under this definition, the Company operated, for all periods presented, in a single segment.

13. Legal Proceedings

   On June 16, 1999, International Interest Group, Inc. ("IIG") filed suit against the Company and Mr. J. Anthony Forstmann, a former director and chairman of the Company, in the Superior Court of the State of California for the County of Los Angeles (Civil Action No. BC 212033). The lawsuit alleged that the Company failed to perform under the terms of a settlement agreement relating to a prior lawsuit filed by IIG. The original complaint alleged three causes of action:

  . the Company's breach of contract with IIG causing IIG to sustain damages;

  .  fraud; and

  .  rescission by IIG against the Company and Mr. Forstmann.

                              SAFLINK CORPORATION

   IIG's causes of action for rescission and fraud were dismissed with prejudice by the trial court during the first quarter of 2000. However, the Appellate Court reinstated IIG's fraud cause of action in August 2000. On November 7, 2000, IIG filed a third amended complaint adding causes of action for fraud by concealment, negligent misrepresentation and breach of fiduciary duties.

   The company, Mr. Forstmann and IIG all filed motions for summary adjudication with the court on March 29, 2001. On May 31, 2001, the trial court ruled on the motions as follows:

  .  IIG's motion was denied in its entirety;

  .  Mr. Forstmann was granted summary judgment; and

  . trial court dismissed the causes of action for fraud by concealment, negligent misrepresentation and breach of fiduciary duty as to the Company and Mr. Forstmann.

   The court further limited the issues in the case as they related to the remaining causes of action (breach of contract and fraud) to the narrow issues of whether the Company breached the contract or made a false promise, by failing to use reasonable best efforts to file the Form S-3 Registration Statement, for the purpose of registering the shares given to IIG in settlement, within 30 days of execution of the settlement agreement, and by failing to use reasonable best efforts to have the registration statement declared effective. The trial court implicitly ruled that the reverse stock split which occurred on or about May 27, 1998 was not a material fact.

   Thereafter, IIG filed two additional petitions for writ of mandate with the Court of Appeal. In response to the first petition, the Court of Appeal reinstated the breach of contract cause of action against Mr. Forstmann, but left the remainder of the trial court's ruling intact. The Court of Appeal denied IIG's second petition in its entirety.

   Trial is set to commence on the remaining issues in this case on January 9, 2002. As a result of the trial court's rulings on the motions for summary adjudication, the remaining factual basis for IIG's alleged fraud claim is whether the Company made a false promise in the underlying settlement agreement by not allegedly intending to use reasonable best efforts to file the Form S-3 registration statement or to use reasonable best efforts to have the registration statement declared effective. IIG is seeking actual and consequential damages and attorneys' fees in connection with its cause of action for breach of contract and actual, consequential and punitive damages in connection with its fraud cause of action against the Company. Although in its original complaint, IIG claimed damages for $1,000,000, the Company believes that damages awarded, if any, would be de minimus. The Company believes that these damages, if any, would be calculated as the difference between the market value of the shares given to IIG at the time IIG was allegedly supposed to receive the shares and the market value of the shares at the time that IIG actually received the registered stock. The Company believes the remaining claims have little merit and intend to vigorously defend ourselves at trial.

14. Recently Issued Accounting Pronouncements

   The Financial Accounting Standards Board (FASB) issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, in June 1998. This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as a hedge. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. SFAS No. 133, as amended, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The adoption of this statement on January 1, 2001 did not have an impact on the consolidated financial statements.

                              SAFLINK CORPORATION

   In July 2001, the FASB issued Statement No. 141, Business Combinations, and Statement No. 142, Goodwill and Other Intangible Assets. Statement No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 and is applicable to all purchase method business combinations completed after June 30, 2001. Statement No. 142 will require that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions of Statement No. 142. Statement No. 142 will be adopted by the Company on January 1, 2002 and is not expected to have a material impact on the Company's consolidated financial statements.

15. NASDAQ Proceedings

   On April 20, 2001 the Company announced that it received a Nasdaq Staff Determination on April 16, 2001 indicating that the Company failed to comply with the minimum bid price requirement for continued listing set forth in Marketplace Rule 4310(c)(4), and that its securities were, therefore, subject to delisting from The Nasdaq SmallCap Market. On May 31, 2001 the Nasdaq Stock Market suspended trading in the Company's common stock due to the inclusion of a disclaimer opinion with respect to financial statements required to be certified by the Company's independent accountants in the Company's Form 10-K. On June 7, 2001, the Company appeared at a hearing before a Nasdaq Listing Qualifications Panel to appeal the Staff Determination. The Hearing Panel requested additional information, which the Company provided. On August 8, 2001, the Hearing Panel notified the Company that the Company had not met the minimum bid price and net tangible asset/shareholder equity requirements of the Nasdaq Marketplace Rules and that the Company's securities were delisted effective with the open of the market on August 9, 2001. The stock is presently being quoted on the Over The Counter Bulletin Board ("OTCBB") and the Pink Sheets inter dealer quotation service under the symbol ESAF. Effective with the Company's reverse stock split on November 19, 2001, the Company's common stock is being quoted under the symbol SFLK.

16. Going Concern

   As of December 5, 2001, we had approximately $25,000 in cash and require an additional $90,000 prior to December 14, 2001, in order to meet our payroll obligations. We will need approximately an additional $135,000 to continue our operations through December 31, 2001. We are seeking to raise the necessary funds by means of a bridge financing or the exercise of outstanding warrants, but there can be no assurance that we will be able to obtain sufficient cash to continue our operations past December 14 or through the end of the year.

   The Company incurred net losses of $9.0 million, $3.9 million and $1.4 million and used cash of $7.2 million, $3.6 million and $723,000 in operating activities in 2000, 1999, and 1998, respectively. The Company incurred additional net losses applicable to common stockholders of approximately $5.7 million and $13.7 million for the three and nine months ended September 30, 2001, respectively, and used cash of $6.4 million in operating activities for nine months ended September 30, 2001 compared to losses of approximately $2.2 million and $6.3 million and used cash of $5.4 million for the prior year comparable periods. At September 30, 2001, the Company has a net working capital deficiency of $1,905,000 and has an accumulated deficit of $72.3 million. Although the Company has obtained proceeds from the Financing, additional funding of at least $9.0 million is needed to maintain its current level of operations through December 31, 2002. The Company must seek additional funding available to it through the exercise of the Series A and B Warrants issued in the Financing. The exercise of these warrants will be dependant upon the price of our Common stock being at sufficient levels to induce the Series A and B Warrant holders to exercise.

                              SAFLINK CORPORATION

   There can be no assurance that the Company will be able to raise additional capital, achieve profitability, or generate cash from operations. If the Company is unable to obtain additional financing in the near term, it will be forced to severely curtail or possibly discontinue operations. The accompanying financial statements have been prepared on the basis that the Company will be able to meet its obligations as they become due and continue as a going concern.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Jotter Technologies, Inc.

   We have audited the accompanying consolidated balance sheets of Jotter Technologies, Inc. and subsidiary, and Predecessor, (a development stage enterprise) (collectively, the Company) as of December 31, 1998 and 1999 and the related consolidated statements of operations, stockholders' deficit and comprehensive loss, and cash flows for the period from June 1, 1998 (inception) through December 31, 1998 and the year ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Jotter Technologies, Inc. and subsidiary, and Predecessor as of December 31, 1998 and 1999, and the results of their operations and their cash flows for the period from June 1, 1998 (inception) through December 31, 1998 and the year ended December 31, 1999, in conformity with generally accepted accounting principles.

   The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          /s/ KPMG LLP

Seattle, Washington
December 15, 2000 except as to note 8
which is as of November 19, 2001

                    JOTTER TECHNOLOGIES, INC. AND SUBSIDIARY
                                AND PREDECESSOR
                        (A Development Stage Enterprise)

                          CONSOLIDATED BALANCE SHEETS

                                               December 31,        September 30,
                                             1998        1999          2000
                                           ---------  -----------  -------------
                                                                    (unaudited)
                 Assets
Current assets:
 Cash....................................  $  71,065  $       --    $       --
 Non-trade receivables...................        --        40,520           --
 Prepaid expenses and other current
  assets.................................      4,456       18,958        24,564
                                           ---------  -----------   -----------
   Total current assets..................     75,521       59,478        24,564
Property and equipment, net..............     35,667      214,674       290,575
Debt issuance costs......................        --        14,677           --
Deferred preferred stock offering costs..        --        24,292           --
Other....................................        --        35,172        24,000
                                           ---------  -----------   -----------
   Total assets..........................  $ 111,188  $   348,293   $   339,139
                                           =========  ===========   ===========
   Liabilities, Minority Interest and
          Stockholders' Deficit
Current liabilities:
 Bank overdraft..........................  $     --   $    81,576   $    10,963
 Accounts payable........................    151,183      471,401       370,996
 Accrued expenses........................      2,351      241,704       382,481
 Current portion of capital lease
  obligations............................        --           --          9,441
 Promissory notes payable................        --           --        200,000
 Due to related parties..................    236,992      161,225           --
                                           ---------  -----------   -----------
   Total current liabilities.............    390,526      955,906       973,881
Capital lease obligations, net of current
 portion.................................        --           --          5,888
Convertible promissory notes payable.....        --       416,642       360,778
Convertible promissory notes payable to
 related parties.........................        --        81,701           --
                                           ---------  -----------   -----------
   Total liabilities.....................    390,526    1,454,249     1,340,547
                                           ---------  -----------   -----------
Minority interest........................     40,363          --            --
Stockholders' equity (deficit):
 Convertible preferred stock, Series A,
  $0.01 par value. Authorized 400,000
  shares; no shares issued and
  outstanding at December 31, 1998 and
  1999, and 206,200 shares issued and
  outstanding at September 30, 2000......                     --          2,062
 Common stock, $0.01 par value.
  Authorized 50,000,000 shares; issued
  9,843,621, 10,827,224 and 12,348,512
  shares at December 31, 1998 and 1999
  and September 30, 2000, respectively;
  outstanding 9,843,621, 9,827,224 and
  11,348,512 shares at December 31, 1998
  and 1999 and September 30, 2000,
  respectively...........................     98,436      108,271       123,484
Treasury stock...........................        --            (1)           (1)
Additional paid-in capital...............    426,783    2,438,449     6,394,735
Accumulated other comprehensive income...     30,106       16,466        16,466
Deficit accumulated during the
 development stage.......................   (875,026)  (3,669,141)   (7,538,154)
                                           ---------  -----------   -----------
   Total stockholders' deficit...........   (319,701)  (1,105,956)   (1,001,408)
                                           ---------  -----------   -----------
Commitments, contingencies and subsequent
 events
   Total liabilities, minority interest
    and stockholders' deficit............  $ 111,188  $   348,293   $   339,139
                                           =========  ===========   ===========

          See accompanying notes to consolidated financial statements.

                    JOTTER TECHNOLOGIES, INC. AND SUBSIDIARY
                                AND PREDECESSOR
                        (A Development Stage Enterprise)

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                         Period from                                        Period from
                         June 1, 1998                                       June 1, 1998
                         (inception)                                        (inception)
                           through     Year ended    Nine months ended        through
                         December 31, December 31,     September 30,       September 30,
                         ------------ ------------ ----------------------  -------------
                             1998         1999        1999        2000         2000
                         ------------ ------------ ----------  ----------  -------------
                                                        (unaudited)
Revenue.................  $     --            --          --       52,027       52,027
Operating expenses:
  General and
   administrative.......    334,388       953,670     857,310   1,662,412    2,950,470
  Sales and marketing...    110,169       503,269     456,278   1,287,708    1,901,146
  Product development...    456,107     1,337,958   1,005,580     811,040    2,605,105
                          ---------    ----------  ----------  ----------   ----------
  Total operating
   expenses.............    900,664     2,794,897   2,319,168   3,761,160    7,456,721
                          ---------    ----------  ----------  ----------   ----------
Operating loss..........   (900,664)   (2,794,897) (2,319,168) (3,709,133)  (7,404,694)
                          ---------    ----------  ----------  ----------   ----------
Interest expense........        --        (37,403)    (19,902)   (159,880)    (197,283)
                          ---------    ----------  ----------  ----------   ----------
Loss before minority
 interest...............   (900,664)   (2,832,300) (2,339,070) (3,869,013)  (7,601,977)
                          ---------    ----------  ----------  ----------   ----------
Minority interest in
 loss...................     25,638        38,185      38,185         --        63,823
                          ---------    ----------  ----------  ----------   ----------
Net loss................   (875,026)   (2,794,115) (2,300,885) (3,869,013)  (7,538,154)
Beneficial conversion
 feature................        --            --          --     (435,810)    (435,810)
                          ---------    ----------  ----------  ----------   ----------
Net loss available to
 common stockholders....  $(875,026)   (2,794,115) (2,300,885) (4,304,823)  (7,973,964)
                          =========    ==========  ==========  ==========   ==========


          See accompanying notes to consolidated financial statements.

                    JOTTER TECHNOLOGIES, INC. AND SUBSIDIARY
                                AND PREDECESSOR
                        (A Development Stage Enterprise)

    CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT AND COMPREHENSIVE LOSS

                      Convertible                                                                    Deficit
                       preferred                                                      Accumulated  accumulated
                         stock       Common stock       Treasury stock    Additional     other     during the      Total
                     ------------- -----------------  ------------------   paid-in   comprehensive development stockholders'
                     Shares Amount  Shares    Amount    Shares    Amount   capital   income (loss)    stage       deficit
                     ------ ------ ---------  ------  ----------- ------  ---------- ------------- ----------- -------------
Balances at
inception..........   --    $ --         --   $  --           --  $ --     $   --       $  --       $    --      $    --
Issuance of common
stock to founders
for cash (7/98)....   --      --   8,250,000       6          --    --         --          --            --             6
Issuance of
restricted common
stock to employees
for cash (7/98)....   --      --     350,000       1          --    --         --          --            --             1
Issuance of common
stock at prices
ranging from $0.33
to $1.96 per share
(11/98--12/98).....   --      --   1,243,621  98,429          --    --     426,783         --            --       525,212
Comprehensive loss:
 Net loss..........   --      --         --      --           --    --         --          --       (875,026     (875,026)
 Foreign currency
 translation
 adjustment........   --      --         --      --           --    --         --       30,106            --       30,106
                                                                                                                 --------
   Total
   comprehensive
   loss............                                                                                              (844,920)
                      ---   -----  ---------  ------  ----------- -----    -------      ------      --------     --------
Balances at
December 31, 1998..   --      --   9,843,621  98,436          --    --     426,783      30,106      (875,026)    (319,701)
Issuance of common
stock at prices
ranging from $0.33
to $1.96 pershare,
net of cash
offering costs of
$17,649 (1/99--
5/99)..............   --      --     429,044   4,290          --    --     505,481         --            --       509,771
Repurchase of
common stock
(6/99).............   --      --         --      --   (1,000,000)    (1)       --          --            --            (1)
Forfeiture of
restricted common
stock issued to
employees (6/99)...    --     --    (350,000) (3,500)         --    --       3,500         --            --           --
Issuance of common
stock to acquire
minority interest
(6/99).............   --      --      53,333     533          --    --      17,067         --            --        17,600
Issuance of common
stock at prices
ranging from $0.33
to $1.96 per share,
including 79,041
shares issued in
payment of
commissions and net
of cash offering
costs of $12,790
(6/99).............   --      --     615,925   6,159          --    --     884,940         --            --       891,099
Issuance of common
stock at prices
ranging from $2.00
to $2.50 per share,
including 6,500
shares issued in
payment of
commissions and net
of cash offering
costs of $74,348
(6/99--9/99).......   --      --     159,000   1,590          --    --     299,062         --            --       300,652
Stock compensation
related to stock
option grants
(7/99).............   --      --         --      --           --    --      68,250         --            --        68,250

                                                        (Continued on next page)

                      Convertible                                                                     Deficit
                       preferred                                                       Accumulated  accumulated
                         stock         Common stock     Treasury stock    Additional      other     during the       Total
                     -------------- ------------------ ------------------  paid-in    comprehensive development  stockholders'
                     Shares  Amount   Shares   Amount    Shares    Amount  capital    income (loss)    stage        deficit
                     ------- ------ ---------- ------- ----------  ------ ----------  ------------- -----------  -------------
Common shares
issued for services
at $2.50 per share
(9/99).............      --    --       62,472     625        --    --      155,556          --            --        156,181
Issuance of common
stock at $1.26 per
share for services
performed related
to the issuance of
convertible
promissory notes
(11/99)............      --    --       13,829     138        --    --       17,286          --            --         17,424
Stock compensation
related to the
issuance of
warrants (11/99)...      --    --          --      --         --    --       60,524          --            --         60,524
Comprehensive loss:
 Net loss..........      --    --          --      --         --    --          --           --     (2,794,115)   (2,794,115)
 Foreign currency
 translation
 adjustment........      --    --          --      --         --    --          --       (13,640)          --        (13,640)
                                                                                                                  ----------
   Total
   comprehensive
   loss............                                                                                               (2,807,755)
                     ------- -----  ---------- ------- ----------   ---   ---------      -------    ----------    ----------
Balances at
December 31, 1999..      --    --   10,827,224 108,271 (1,000,000)   (1)  2,438,449       16,466    (3,669,141)   (1,105,956)
Issuance of Series
A convertible
preferred stock at
$10.00 per share,
including 18,750
shares issued in
payment of
commissions and net
of cash offering
costs of $24,607
(1/00)
(unaudited)........  206,200 2,062         --      --         --    --    1,412,021          --            --      1,414,083
Beneficial
conversion feature
of Series A
convertible
preferred stock
(1/00)
(unaudited)........      --    --          --      --         --    --      435,810          --            --        435,810
Recognition of
beneficial
conversion feature
of Series A
convertible
preferred stock
(1/00)
(unaudited)........      --    --          --      --         --    --     (435,810)         --            --       (435,810)
Issuance of common
stock warrants
attached to Series
A convertible
preferred stock
(1/00)
(unaudited)........      --    --          --      --         --    --      435,810          --            --        435,810
Stock compensation
related to stock
options (1/00)
(unaudited)........      --    --          --      --         --    --       31,694          --            --         31,694
Issuance of common
stock in settlement
of litigation at
$1.26 per share
(3/00)
(unaudited)........      --    --       29,646     297        --    --       37,057          --            --         37,354
Issuance of common
stock warrants
attached to
convertible
promissory note
(4/00)
(unaudited)........      --    --          --      --         --    --      250,984          --            --        250,984
Recognition of
beneficial
conversion feature
on convertible
promissory note
(4/00)
(unaudited)........      --    --          --      --         --    --      250,984          --            --        250,984
Conversion of
promissory notes
into common stock
at $1.26 per share,
net of unamortized
debt issuance costs
of $14,363 (1/00)
(unaudited)........      --    --      397,817   3,978        --    --      482,909          --            --        486,887

                                                        (Continued on next page)

                     Convertible                                                                     Deficit
                      preferred                                                       Accumulated  accumulated
                        stock         Common stock      Treasury stock    Additional     other     during the       Total
                    -------------- ------------------- ------------------  paid-in   comprehensive development  stockholders'
                    Shares  Amount   Shares    Amount    Shares    Amount  capital   income (loss)    stage        deficit
                    ------- ------ ---------- -------- ----------  ------ ---------- ------------- -----------  -------------
Issuance of
common stock at
prices ranging
from $0.61 to
$0.80 per share,
net of cash
offering costs
of $9,764 (7/00-
9/00)
(unaudited).....        --     --     489,437    4,894        --     --      299,342        --             --        304,236
Issuance of
common stock
attached to
promissory notes
at $1.26 per
share (7/00-
8/00)
(unaudited).....        --     --      66,667      667        --     --       83,333        --             --         84,000
Issuance of
common stock for
services at
$1.26 per share
(1/00-
7/00)(unaudited)..      --     --     350,221    3,502        --     --      437,777        --             --        441,279
Issuance of
common stock for
cash and
services at
$1.26 per share
(7/00)
(unaudited).....        --     --     187,500    1,875        --     --      234,375        --             --        236,250
Comprehensive
loss-- net loss
(unaudited).....        --     --         --       --         --     --          --         --      (3,869,013)   (3,869,013)
                    ------- ------ ---------- -------- ----------   ----  ----------   --------    -----------   -----------
Balances at
September 30,
2000
(unaudited).....    206,200 $2,062 12,348,512 $123,484 (1,000,000)  $ (1) $6,394,735   $16, 466    $(7,538,154)  $(1,001,408)
                    ======= ====== ========== ======== ==========   ====  ==========   ========    ===========   ===========



         See accompanying notes to consolidated financial statements.

                    JOTTER TECHNOLOGIES, INC. AND SUBSIDIARY
                                AND PREDECESSOR
                        (A Development Stage Enterprise)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                   Period from
                             Period from                                          June 1, 1998
                            June 1, 1998                    Nine months ended      (inception)
                         (inception) through  Year ended      September 30,          through
                            December 31,     December 31, ----------------------  September 30,
                                1998             1999        1999        2000         2000
                         ------------------- ------------ ----------  ----------  -------------
                                                               (unaudited)         (unaudited)
Cash flows operating
 activities:
Net loss...............       $(875,026)      (2,794,115) (2,300,885) (3,869,013)  (7,538,154)
 Adjustments to
  reconcile net loss
  to net cash used in
  operating
  activities:
    Depreciation and
     amortization......           5,388           40,872      23,056      59,237      105,497
    Non-cash interest
     expense...........             --               --          --      149,652      149,652
    Stock-based
     compensation......             --           274,676     317,431     559,223      833,899
    Minority interest
     in loss...........         (25,638)         (38,185)    (38,185)        --       (63,823)
    Changes in certain
     assets and
     liabilities:
    Current and
     noncurrent
     assets............          (4,614)         (97,050)    (26,374)     63,520      (38,144)
    Accounts payable
     and other accrued
     expenses..........         159,005          559,569     433,970      77,727      796,301
                              ---------       ----------  ----------  ----------   ----------
      Net cash used in
       operating
       activities......        (740,885)      (2,054,233) (1,590,987) (2,959,654)  (5,754,772)
Cash used in investing
 activities--purchases
 of property and
 equipment.............         (42,326)        (206,496)   (138,437)   (108,076)    (356,898)
Cash flows from
 financing activities:
  Bank overdraft, net..             --            81,576         --      (70,613)      10,963
  Payments of capital
   lease obligations...             --               --          --       (4,561)      (4,561)
  Investments from
   limited partner.....          67,439              --          --          --        67,439
  Increase (decrease)
   in due to related
   parties.............         245,435            5,935      90,028    (161,225)      90,145
  Repurchases of common
   stock...............             --                (1)        --          --            (1)
  Proceeds from
   issuance of
   convertible
   promissory notes....             --           416,642         --      800,000    1,216,642
  Proceeds from
   issuance or
   promissory notes....             --               --          --      200,000      200,000
  Proceeds from
   issuances of
   preferred stock, net
   of issuance costs...             --               --          --    1,849,893    1,849,893
  Proceeds from
   issuances of common
   stock, net of
   issuance costs......         543,933        1,701,522   1,638,816     454,236    2,699,691
                              ---------       ----------  ----------  ----------   ----------
      Net cash provided
       by financing
       activities......         856,807        2,205,674   1,728,844   3,067,730    6,130,211
Effect of exchange rate
 changes on cash.......          (2,531)         (16,010)      2,504         --       (18,541)
                              ---------       ----------  ----------  ----------   ----------
      Net decrease
       (increase) in
       cash............          71,065          (71,065)      1,924         --           --
Cash at beginning of
 period................             --            71,065      71,065         --           --
                              ---------       ----------  ----------  ----------   ----------
Cash at end of period..       $  71,065              --       72,989         --           --
                              =========       ==========  ==========  ==========   ==========
Supplemental
 disclosures of cash
 flow information--cash
 paid during the period
 for interest..........       $     --             8,329         --       29,074       37,403
Supplemental schedule
 of non-cash investing
 and financing
 activities:
  Conversion of
   promissory notes and
   accrued interest
   thereon into common
   stock, net of
   unamortized debt
   issuance costs......       $     --               --          --      486,887      486,887
                              =========       ==========  ==========  ==========   ==========
  Debt issuance costs
   paid through the
   issuance of common
   stock...............             --            17,424         --          --        17,424
  Stock issued in
   prepayment of
   expenses to be
   incurred............             --            17,361         --          --        17,361
  Stock issued to
   acquire minority
   interest............             --            17,600      17,600         --        17,600
  Conversion of related
   party payables to
   convertible
   promissory notes....             --            81,701         --          --        81,701
  Equipment acquired
   through capital
   leases..............             --               --          --       19,890       19,890
  Stock issued in
   settlement of a
   liability...........             --               --          --       37,354       37,354
  Recognition of
   beneficial
   conversion feature
   on Series A
   convertible
   preferred stock.....             --               --          --      435,810      435,810
  Recognition of
   beneficial
   conversion feature
   on convertible
   promissory note.....             --               --          --      250,984      250,984
  Issuance of warrants
   attached to
   convertible
   promissory notes....             --               --          --      250,984      250,984
                              =========       ==========  ==========  ==========   ==========

          See accompanying notes to consolidated financial statements.

                    JOTTER TECHNOLOGIES, INC. AND SUBSIDIARY
                                AND PREDECESSOR
                        (A Development Stage Enterprise)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Description of Business and Summary of Significant Accounting Policies

 (a) Description of Business

   Jotter Technologies, Inc. and its predecessor (collectively, the Company) is a development stage enterprise whose principal activities since inception have been performing research and development and raising capital for the development and marketing of an Internet microportal that gives consumers increased personalization and control over information they give and receive on the Internet. The microportal allows users the ability to designate advertising preferences, provides customized ticker information on news, sports, investments and other topics, and affords users sophisticated search and electronic commerce tools.

   The Company is subject to the risks and challenges associated with other companies at a similar stage of development including its limited operating history, the limited history of commerce on the Internet, dependence on key individuals, successful development and marketing of its technology, and competition from substitute services and larger companies with greater financial, technical management and marketing resources. The Company's success depends in part upon the emergence of the Internet as a commerce medium, the acceptance of the Company's technology by the marketplace and its ability to generate revenues from the use of its technology.

 (b) Basis of Presentation

   The consolidated financial statements include the accounts of Jotter Technologies, Inc. and its subsidiary, MindQuake Interactive, Inc., and its predecessor. All significant intercompany transactions and accounts have been eliminated in consolidation. Jotter Technologies, Inc. (Jotter) was incorporated in June 1999 in Delaware and is headquartered in San Francisco, CA. The Company also has operations located in Edmonton, Alberta, Canada and Mesa, Arizona. The Company's primary business in all periods presented consists of developing and marketing an Internet microportal.

   Prior to the formation of Jotter in June 1999, the Company operated as MindQuake Limited Partnership (MQ LP), a Canadian limited partnership formed on June 1, 1998 and based in Edmonton, Alberta, and its 100% owner, MindQuake Interactive Inc. (MQI), a Canadian corporation. The predecessor entity presented in the accompanying consolidated financial statements represents the consolidated accounts of MQI and MQ LP.

   In December 1998, MQ LP granted an 11% limited partnership interest to an individual in exchange for a cash investment of approximately $65,000. The limited partner's investment has been reflected as a minority interest in the accompanying consolidated financial statements and has been reduced by the limited partner's share of the losses of MQ LP, which is limited to 95% of the original investment, according to the limited partnership agreement.

   In June 1999, the Company acquired the minority interest in MQI, consisting of the limited partnership interest in MQ LP, in exchange for the issuance of 53,333 shares of the Company's common stock. MQ LP was then dissolved. Concurrently, Jotter completed a merger with MQI. Prior to the merger, Jotter did not have any assets or operations and therefore the merger transaction has been accounted for as a re-capitalization of MQI. Under a recapitalization, the historical cost basis amounts of MQI carryforward to the accounts of Jotter while the stockholders' deficit details for capital stock are those of Jotter, as adjusted for the recapitalization. Jotter issued one share of common stock for each share of MQI common stock. A total of 8,430,259 shares of Jotter's common stock were issued in exchange for the same number of MQI common shares representing approximately 95% of MQI's common stock outstanding at such date. In addition, Jotter entered into an agreement with the stockholders owning the remaining 492,406 outstanding common shares of MQI in June

            JOTTER TECHNOLOGIES, INC. AND SUBSIDIARY AND PREDECESSOR
                        (A Development Stage Enterprise)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

1999 whereby the stockholders could exchange their shares of MQI common stock for shares of Jotter common stock. This agreement grants Jotter the right to purchase the shares from the stockholders, and the MQI stockholders the right to put the shares to Jotter on the same terms as the original exchange and is exercisable by either party until June 17, 2004. These remaining 492,406 shares have been included as issued and outstanding stock of the Company as of December 31, 1999, and September 30, 2000 as the shares are exchangeable at Jotter's option.

   Subsequent to the merger, Jotter entered into an asset transfer agreement with MQI which resulted in all of the assets of MQI being transferred to Jotter. As a result, all of the operations of the Company, subsequent to the transfer, are those of Jotter and its subsidiary, MQI. The equity of the Company presented for the period prior to the merger has been reflected as if it were the equity of Jotter.

   References to 1998 and 1999 in the accompanying notes to the consolidated financial statements refer to the period from June 1, 1998 (inception) through December 31, 1998 and the year ended December 31, 1999, respectively.

   The accompanying consolidated financial statements have been prepared on a going concern basis which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the consolidated financial statements, the Company has incurred net losses and negative operating cash flows since inception. These factors, among others, raise doubt whether the Company will be able to continue as a going concern for a reasonable period of time.

   The consolidated financial statements do not include adjustments relating to the recoverability of recorded asset amounts or the amounts or classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company's continuance as a going concern is dependent on its ability to raise capital and ultimately to generate revenue and achieve profitability.

   Management is presently evaluating capital sources to sustain the company through the development stage. No assurances can be given that the Company will be successful in raising additional capital or that the Company will achieve profitability or positive cash flows. If the Company is unable to raise adequate additional capital and achieve profitability and positive cash flows, there can be no assurance that the Company will continue as a going concern.

 (c) Interim Consolidated Financial Statements

   The consolidated financial information as of September 30, 2000 and for the nine months ended September 30, 1999 and 2000 is unaudited. These interim consolidated financial statements have been prepared on substantially the same basis as the audited consolidated financial statements and in the opinion of management, contain all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the consolidated financial information set forth herein.

 (d) Property and Equipment

   Property and equipment are stated at cost. Depreciation and amortization are provided using the straight-line method over the following estimated useful lives:

                                                      Estimated useful life
                                                 -------------------------------
     Computer equipment and software............            3-5 years
     Furniture and fixtures.....................            3-7 years
     Leasehold improvements..................... Lesser of lease term or 7 years

            JOTTER TECHNOLOGIES, INC. AND SUBSIDIARY AND PREDECESSOR
                        (A Development Stage Enterprise)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


 (e) Long Lived Assets

   The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted net cash flows expected to be generated by such asset. If the carrying amount is in excess of the future undiscounted net cash flows of such asset, an impairment is recognized and is measured by the amount by which the carrying value of the asset exceeds its fair value. Assets to be disposed of are reported at the lower of their carrying value or fair value less cost to sell.

 (f) Revenue Recognition

   Revenues are derived from advertisements appearing on the Company's Internet microportal. The Company is a participant in a network whereby it makes advertising space on its Internet microportal available for sale. The Company is then remitted 60% of the revenues generated from the sale of the advertising space, its impressions, net of any commissions or other fees. As the amount that will be ultimately remitted to the Company is not determinable, revenue is recognized upon receipt of payment.

 (g) Advertising Expenses

   The Company expenses the cost of advertising and promoting its product as incurred. Such costs are included in sales and marketing expenses and totaled approximately $18,000 and $257,000 for 1998 and 1999, respectively, and $210,000 and $716,000 for the nine months ended September 30, 1999 and 2000, respectively.

 (h) Product Development

   Product development expenditures are charged to operations as incurred. Capitalization of certain software development costs is required subsequent to the establishment of technological feasibility. Based on the Company's product development process, technological feasibility is established upon the completion of a working model. Costs incurred by the Company between completion of a working model and the point at which the product is ready for general release have been insignificant.

 (i) Income Taxes

   The Company computes income taxes using the asset and liability method, under which deferred income taxes are provided for the future tax consequences attributable to differences between the financial statement carrying amounts of the Company's assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in results of operations in the period that includes the enactment date. A valuation allowance is recorded to reduce any deferred tax assets to the amounts which are more likely than not to be realized.

   Under certain provisions of the Internal Revenue Code of 1986, as amended, the availability of the Company's net operating loss and the tax credit carryforwards may be subject to limitations if it should be determined there has been a change in ownership of more than 50% of the value of the Company's stock. Such determination could limit the utilization of net operating loss and the tax credit carryforward.

            JOTTER TECHNOLOGIES, INC. AND SUBSIDIARY AND PREDECESSOR
                        (A Development Stage Enterprise)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


 (j) Stock-Based Compensation

   The Company accounts for its stock option plans for employees in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. As such, compensation expense related to fixed employee stock options is recorded only if, on the date of grant, the fair value of the underlying stock exceeded the exercise price. The Company adopted the disclosure-only requirements of Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, which allows entities to continue to apply the provisions of APB Opinion No. 25 for transactions with employees and provide pro forma net income disclosures as if the Company had recognized compensation expense based on the fair value of the options at the grant date as prescribed by SFAS No. 123.

 (k) Foreign Currency

   The functional currency of the predecessor company through June 30, 1999 was the Canadian dollar, which represents the local currency of the country in which the predecessor company operated. As the functional currency of the predecessor company is different from the reporting currency, the accounts of the predecessor company have been translated into the reporting currency and the net gain or loss resulting from the foreign currency translation is included in accumulated other comprehensive loss in stockholders' deficit. Assets and liabilities of the predecessor company have been translated into U.S. dollars using rates of exchange in effect at the end of the reporting periods. Income and expense accounts are translated into U.S. dollars using average rates of exchange for the reporting periods.

   As of July 1, 1999, the functional currency of the Company changed from the Canadian dollar to the U.S. dollar due to a change in economic facts and circumstances. The translated amounts for non-monetary assets as of June 30, 1999 became the accounting basis for these assets as of July 1, 1999.

 (l) Use of Estimates in the Preparation of Financial Statements

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 (m) Recently Issued Accounting Standards

   In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which will be effective for fiscal years beginning after June 15, 2000. SFAS No. 133, as amended, establishes accounting and reporting standards requiring that every derivative instrument, including certain derivative instruments embedded in other contracts, be recorded in the balance sheet as either an asset or liability measured at its fair value. The statement also requires that changes in the derivative's fair value be recognized in earnings unless specific hedge accounting criteria are met. The Company has assessed the impact of this new statement and does not expect the adoption of SFAS No. 133 to have a material effect on its consolidated financial position or results of operations.

   In March 2000, the FASB issued FASB Interpretation No. 44 (FIN 44), Accounting for Certain Transactions Involving Stock Compensation--an Interpretation of APB Opinion No. 25. FIN 44 clarifies certain elements of APB Opinion No. 25. Among other issues, this interpretation clarifies: the definition of employee

            JOTTER TECHNOLOGIES, INC. AND SUBSIDIARY AND PREDECESSOR
                        (A Development Stage Enterprise)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

for purposes of applying APB Opinion No. 25, the criteria for determining whether a plan qualifies as non-compensatory, the accounting consequences of various modifications to the terms of a previously fixed stock option award, and the accounting for an exchange of stock compensation in a business combination. This interpretation became effective July 1, 2000. Adoption of this interpretation has not had a material impact on the Company's financial position or results of operations.

(2) Property and Equipment

   Property and equipment consist of the following:

                                                  December 31,
                                                 --------------- September 30,
                                                  1998    1999       2000
                                                 ------- ------- -------------
   Computer equipment and software.............. $22,393 210,411    286,939
   Furniture and fixtures.......................  18,476  36,355     65,850
   Equipment under capital lease................     --      --      19,890
   Leasehold improvements.......................     --    3,749      5,802
                                                 ------- -------    -------
                                                  40,869 250,515    378,481
   Less accumulated depreciation and
    amortization................................   5,202  35,841     87,906
                                                 ------- -------    -------
                                                 $35,667 214,674    290,575
                                                 ======= =======    =======

   At September 30, 2000, accumulated amortization of equipment under capital lease was $3,570.

(3) Convertible Promissory Notes

   At December 31, 1999, the Company had convertible promissory notes outstanding with aggregate principal balances of $498,343 that bear interest at 7% per annum and mature on November 1, 2000. The principal balance and all accrued interest are due and payable on the maturity date. Included in the balance of promissory notes are notes issued to certain related parties for amounts due to them for services and expenses totaling $81,701. Upon closing of an equity financing round by the Company that raises gross proceeds of at least $1 million, the notes will automatically convert into the common stock of the Company at a conversion price equal to the price of the common stock sold in the equity financing or, if the equity round is preferred stock, the conversion price of the Company's convertible preferred stock.

   In connection with the issuance of these notes, the Company issued 13,829 shares of its common stock as payment for services provided related to the note issuance. Based on the fair value of the common shares, the Company recorded debt issuance costs of approximately $17,000 which are being amortized to interest expense over the term of the underlying notes. For the year ended December 31, 1999, amortization of debt issuance costs was approximately $3,000. On January 12, 2000, all of the notes and related accrued interest totaling $501,250 were converted into 397,817 shares of the Company's common stock at a conversion rate of $1.26 per share. The remaining unamortized debt issuance costs of approximately $14,000 were recorded in additional paid-in capital in conjunction with this conversion.

   In April 2000, the Company issued an $800,000 convertible note to an entity affiliated with an officer of the Company. Under the terms of the note, the principal balance will accrue interest at 7% per annum and principal and all accrued interest are due on April 1, 2004. Additionally, the principal balance and all accrued interest are convertible into common stock of the Company only upon the closing of one of the following: (1) an equity financing by the Company that raises gross proceeds of at least $10,000,000, or (2) the acquisition of the Company by another entity. The conversion price will be $1.26 per common share.

            JOTTER TECHNOLOGIES, INC. AND SUBSIDIARY AND PREDECESSOR
                        (A Development Stage Enterprise)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


   In addition, upon payment or conversion of this note, the note holder will receive warrants to purchase common stock of the Company at an exercise price of $1.26 per share. The number of warrants to be issued is based upon: (1) 30% of the amount due upon repayment if it is repaid in cash, or (2) 50% of the amount due upon conversion if it is converted into common stock. The fair value of the warrants at the grant date was approximately $251,000 determined using the Black-Scholes option pricing model and based on the probability that the note will be ultimately repaid or converted. The following assumptions were used in the Black-Scholes calculation: expected dividend yield of 0%, risk free interest rate of 6.2%, volatility of 80%, and an expected life of 5 years. The fair value of the warrants was accounted for as a discount on the note and is being recognized as interest expense over the stated term of the notes. As a result of the value assigned to the warrants, the $800,000 convertible promissory note was issued with a beneficial conversion feature which was valued at approximately $251,000 based on the intrinsic value and calculated as the difference between the conversion price and the fair value of the common stock into which the note was convertible. The beneficial conversion feature is accounted for as an increase in additional paid-in capital and a note discount, with the discount amortized to interest expense over the stated term of the note using the effective interest method. Approximately $63,000 was charged to interest expense for the nine months ended September 30, 2000 related to the amortization of the fair value of the warrants and the beneficial conversion feature.

   In July and August 2000, the Company issued two promissory notes with aggregate principal balances of $200,000 that bear interest at 10% per annum and were due and payable on September 29 and October 1, 2000, respectively. Subsequent to September 30, 2000, the lenders verbally extended the maturity of the notes. No final due date has been determined. In connection with the notes, the Company issued a total of 66,667 shares of its common stock to the noteholders. Based on the fair value of the shares issued, the Company recognized $84,000 of additional interest expense on the notes through September 30, 2000.

(4) Income Taxes

   The components of loss before income taxes are:

                               Period from
                               June 1, 1998
                               (inception)                 Nine months ended
                                 through     Year ended      September 30,
                               December 31, December 31, ----------------------
                                   1998         1999        1999        2000
                               ------------ ------------ ----------  ----------
United States.................  $     --     (1,375,856)   (882,626) (3,869,013)
Canadian......................   (875,026)   (1,418,259) (1,418,259)        --
                                ---------    ----------  ----------  ----------
                                $(875,026)   (2,794,115) (2,300,885) (3,869,013)
                                =========    ==========  ==========  ==========

   The Company's expected income tax benefit determined by applying the Canadian statutory income tax rate of 43% for the periods prior to July 1, 1999 and the U.S. federal statutory income tax rate of 34% for subsequent periods to net loss before income taxes differs from actual income tax benefit primarily as a result of the increases in the valuation allowance for deferred tax assets.

            JOTTER TECHNOLOGIES, INC. AND SUBSIDIARY AND PREDECESSOR
                        (A Development Stage Enterprise)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


   The tax effects of temporary differences and tax loss and credit carryforwards that give rise to significant portions of deferred tax assets and liabilities are as follows:

                                                December 31,
                                             --------------------  September 30,
                                               1998       1999         2000
                                             --------  ----------  -------------
Deferred tax assets:
  Loss carryforwards........................ $387,286   1,330,849    2,635,257
  Stock compensation........................      --       43,783       54,559
  Other.....................................      --       12,969       20,881
                                             --------  ----------   ----------
    Gross deferred tax assets...............  387,286   1,387,601    2,710,627
Less valuation allowance.................... (387,286) (1,387,601)  (2,710,627)
                                             --------  ----------   ----------
    Net deferred tax assets................. $    --          --           --
                                             ========  ==========   ==========

   The Company did not provide any current or deferred income tax provision or benefit for any of the years presented because it has experienced operating losses since its inception. The Company provided a full valuation allowance on net deferred tax assets, consisting primarily of loss carryforwards, because of the uncertainty regarding their realizability. The valuation allowance for deferred tax assets increased $387,000, $1,000,000, $416,000 and $1,323,000 during the years ended December 31, 1998 and 1999 and the nine months ended September 30, 1999 and 2000, respectively.

   As of September 30, 2000, the Company has loss carryforwards of approximately $6,600,000 which are available to offset future U.S. federal taxable income and income taxes, respectively, if any, and expire beginning in 2018.

(5) Stockholders' Deficit

 (a) Convertible Preferred Stock

   In January 2000, the board of directors approved the designation of 400,000 of the authorized preferred shares as Series A convertible preferred stock. The price paid for each share of Series A convertible preferred stock plus any accrued and unpaid dividends are convertible into shares of common stock at $1.26 per share, subject to certain anti-dilution provisions. Outstanding Series A convertible preferred shares automatically convert into common stock on December 31, 2001 or upon closing of an initial public offering of the Company's common stock with a price of at least $10.00 per share. The Series A convertible preferred shares are entitled to cumulative non-cash dividends at a rate of $0.70 per share per annum if and when declared by the board of directors and in preference to dividends paid to common shareholders. No dividends have been declared. The Company may not pay cash dividends to any class of stock prior to conversion of the Series A convertible preferred shares. In the event of voluntary liquidation, dissolution or termination of the Company, holders of Series A convertible preferred shares shall be entitled to receive $10.00 for each share held plus declared but unpaid dividends. The Series A convertible preferred shareholders have been granted certain registration rights and the Company may not amend the Articles of Incorporation without prior approval of two-thirds of the outstanding Series A shareholders. The Series A shareholders have no other voting rights.

   On January 12, 2000, the Company completed the sale of 187,450 shares of its Series A convertible preferred stock at a price of $10.00 per share. For each Series A convertible preferred share purchased, investors received warrants to purchase 3.9684 shares of the Company's common stock resulting in the issuance of 743,703 warrants. The warrants are exercisable through December 31, 2001 at an exercise price of $1.26 per share. The fair value of the warrants at the grant date was approximately $436,000 determined using

            JOTTER TECHNOLOGIES, INC. AND SUBSIDIARY AND PREDECESSOR
                        (A Development Stage Enterprise)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

the Black-Scholes option pricing model with the following assumptions: expected dividend yield of 0%, risk free interest rate of 6.51%, volatility of 80%, and a contractual life of 2 years.

   As a result of the value assigned to the warrants, the shares of Series A convertible preferred stock were issued with a beneficial conversion feature which was valued at approximately $436,000 based on the intrinsic value and calculated as the difference between the conversion price and the fair value of the common stock into which the preferred stock is convertible. The beneficial conversion feature was recognized at the time of issuance as the Series A convertible preferred stock is convertible immediately. The beneficial conversion feature has been accounted for as an increase in additional paid-in capital and an in substance dividend to the preferred stockholders in 2000. Accordingly, the beneficial conversion feature increases the loss applicable to common stockholders for the nine months ended September 30, 2000 by approximately $436,000.

   As payment for services provided in connection with the sale of preferred shares, the Company issued 18,750 shares of Series A convertible preferred stock and attached warrants to purchase 18,750 shares of common stock to certain advisors. The warrants are exercisable through December 31, 2001 at an exercise price of $1.26 per share. As additional payment for services provided in connection with the sale of preferred shares, the Company issued warrants to purchase 137,055 shares of common stock to advisors. The warrants are exercisable through December 31, 2004 at an exercise price of $1.26 per share.

   All of the common stock warrants issued in conjunction with the Series A convertible preferred stock offering, including the warrants issued to advisors, were outstanding at September 30, 2000.

 (b) Common Stock


   During the nine months ended September 30, 2000, the Company sold 187,500 shares of its common stock to a consultant at a price per share of $0.80. The sale price of the common stock represented a discount from the fair value of the Company's common stock on the date of sale. As a result, an expense of $86,250 was recognized.

 (c) Stock Option Plans

   In January 2000, the Company adopted its 1999 and 2000 Stock Option Plans and reserved an aggregate of 2,000,000 shares of its common stock for future stock option grants. Options may be granted under both plans to employees, directors and consultants and be designated as incentive or non-qualified stock options at the discretion of the board of directors. Generally, options granted under both plans have five-year terms and vest over three years with the initial 1/6 of the options cliff vesting after six months and the remainder monthly over the subsequent two and one-half years.

   During the year ended December 31, 1999, the Company granted 75,000 stock options under its stock option plans at exercise prices less than the fair value of the underlying common stock on the date of grant. Additionally, the Company granted stock options under its plans prior to approval by the board of directors. As such, the measurement date of these option grants is the date of approval of the plans by the board of directors. As a result, the Company recorded compensation expense of $68,250 during the year ended December 31, 1999.

   During the nine months ended September 30, 2000, the Company granted options to a nonemployee to purchase 45,000 shares of its common stock under its stock option plans at an exercise price of $1.26 per share. In lieu of this option grant, the Company cancelled a warrant to purchase 15,000 shares of common stock with

            JOTTER TECHNOLOGIES, INC. AND SUBSIDIARY AND PREDECESSOR
                        (A Development Stage Enterprise)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

an exercise price of $2.50 per share that had been previously granted in 1999 (as discussed in note 5d). The options have a three-year term and vest immediately. Based on the fair value of the options, the Company recognized compensation expense of approximately $31,700 during the nine months ended September 30, 2000 in relation to the grant of these options. The fair value of the options on the date of grant was determined using the Black-Scholes option pricing model with the following assumptions: expected dividend yield of 0%, risk free interest rate of 6.64%, volatility of 80%, and a contractual life of 3 years.

   A summary of stock option activity is as follows:

                                                        Options outstanding
                                                     ---------------------------
                                                                    Weighted
                                                     Number of  average exercise
                                                      shares         price
                                                     ---------  ----------------
   Balance at December 31, 1998.....................       --        $ --
   Granted..........................................   316,838        1.05
                                                     ---------       -----
   Balance at December 31, 1999.....................   316,838        1.05
   Granted.......................................... 1,306,500        1.26
   Forfeited........................................   (47,501)       1.26
                                                     ---------       -----
   Balance at September 30, 2000.................... 1,575,837       $1.22
                                                     =========       =====

   At September 30, 2000, 424,163 shares remain available for grant under the Company's stock option plans. Total exercisable options to purchase common shares and their weighted average exercise prices per share at December 31, 1999 and September 30, 2000 were 85,746 shares and 976,210 shares and $0.46 and $1.20 respectively. Additional information regarding stock options outstanding and exercisable at December 31, 1999 is as follows:

                          Options outstanding          Options exercisable
                   ---------------------------------- ---------------------
                                Weighted-
                                 average    Weighted-             Weighted-
                                remaining    average               average
      Exercise       Number    contractual  exercise    Number    exercise
       prices      outstanding life (years)   price   exercisable   price
   --------------  ----------- -----------  --------- ----------- ---------
           $ 0.35     75,000      1.50        $0.35     75,000      $0.35
             1.26    241,838      4.92         1.26     10,746       1.26
   --------------    -------      ----        -----     ------      -----
   $ 0.35 to 1.26    316,838      4.11        $1.05     85,746      $1.47
   ==============    =======      ====        =====     ======      =====

 (d) Stock Purchase Warrants

   During 1999, the Company issued warrants to purchase 150,000 shares of its common stock to an officer. The warrants are exercisable through December 1, 2004 at an exercise price of $1.26 per share and were all outstanding at September 30, 2000.

   During 1999, the Company issued to the previous employer of one of its officers warrants to purchase 103,419 shares of its common stock as compensation for their loss of the officer's services. The warrants are exercisable through August 1, 2000 at an exercise price of $1.26 per share and were all outstanding at September 30, 2000. Based on the fair value of the warrants, the Company recognized compensation expense during 1999 of $43,260. The fair value of the warrants was determined using the Black-Scholes option pricing model with the following assumptions: expected dividend yield of 0%, risk-free interest rate of 6.17%, volatility of 80%, and an expected life of one year.

            JOTTER TECHNOLOGIES, INC. AND SUBSIDIARY AND PREDECESSOR
                        (A Development Stage Enterprise)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


   During 1999, the Company issued warrants to purchase 15,000 shares of its common stock to a non-employee. The warrants were exercisable through October 1, 2001 at an exercise price of $2.50 per share and were all outstanding at December 31, 1999. These warrants were canceled in March 2000 and common stock options were issued in their place as discussed in note 5c. The fair value of the warrants was approximately $17,264 which was recorded as compensation expense. The fair value of the warrants was determined using the Black-Scholes pricing model with the following assumptions: expected dividend yield of 0%, risk-free interest rate of 5.66%, volatility of 80%, and a contractual life of 2 years.

   A summary of common stock warrant activity is as follows:

                                                       Number of
                                                      warrants to
                                                       purchase     Weighted-
                                                        common       average
                                                        shares    exercise price
                                                      ----------- --------------
   Outstanding at December 31, 1998..................        --       $ --
   Issued............................................    268,419       1.33
                                                       ---------      -----
   Outstanding at December 31, 1999..................    268,419       1.33
   Issued............................................    899,508       1.26
                                                       ---------      -----
   Outstanding at September 30, 2000.................  1,167,927      $1.28
                                                       =========      =====

   The weighted average remaining contractual life of common stock warrants outstanding at September 30, 2000 is 1.88 years. All of the common stock purchase warrants outstanding at September 30, 2000 are exercisable.

 (e) Stock Compensation

   Had the Company determined compensation cost of employee and officer stock options and warrants based on the fair value of the options and warrants at the date of grant as prescribed by SFAS No. 123, the Company's net loss would have been adjusted to the pro forma amounts indicated below:

                                                                         1999
                                                                      ----------
   Net loss:
     As reported..................................................... $2,794,115
     Pro forma.......................................................  2,926,503

   On the date of grant, the per share weighted average fair values of stock options and warrants granted to employees and officers during 1999 and the nine months ended September 30, 2000 were as follows:

                                                                    Nine months
                                                                       ended
                                                                   September 30,
                                                             1999      2000
                                                             ----- -------------
   Options granted at:
   Prices less than market.................................. $0.16      --
   Prices equal to market...................................  0.50     0.29
   Prices greater than market...............................   --       --

   The per share weighted average fair value of stock options and warrants granted to employees and officers during 1999 and the nine months ended September 30, 1999 on the date of grant was determined using the

            JOTTER TECHNOLOGIES, INC. AND SUBSIDIARY AND PREDECESSOR
                        (A Development Stage Enterprise)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

minimum value method with the following assumptions: expected dividend yield of 0%, risk-free interest rates ranging from 6.3% to 6.7%, and an expected life of four years.

(6) Related Party Transactions

   The Company has an agreement with Financial Analysts Consultants, Inc.
(FAC), a corporation owned by the Chairman of the Company's Board of Directors. Under the terms of this agreement, FAC is to provide the Company with various management services, including staffing of the Arizona office, rent, etc. The Company paid FAC approximately $307,000 and $222,000 for these services during 1999 and 2000, respectively.

   The amounts due to related parties are generally non-interest bearing, unsecured, and have no fixed terms of repayment.

(7) Commitments and Contingencies

 (a) Operating Leases

   The Company currently leases office space under a noncancelable operating lease which expires in 2002 and leases which are on a month-to-month basis. As of December 31, 1999, future minimum payments under noncancelable operating leases are as follows:

   2000............................................................... $ 65,700
   2001...............................................................   65,700
   2002...............................................................   60,225
                                                                       --------
     Future minimum lease payments.................................... $191,625
                                                                       ========

   Rent expense totaled approximately $6,000, $58,000, $48,000 and $77,000 for 1998 and 1999 and the nine months ended September 30, 1999 and 2000, respectively.

 (b) Litigation

   In 1999, the Company was named as a defendant in two suits claiming the non-payment of software development services and license fees, wrongful distribution of software in violation of copyright laws, and that the Company solicited and hired an employee in violation of a written agreement. The Company subsequently entered into settlement agreements in connection with both of these suits. In connection with the settlements, the Company was required to pay the parties involved a total of $225,000 and issue 29,646 shares of its common stock. The Company accrued for the full settlement amount in 1999 as the services were performed by the plaintiffs in 1999.

   At December 31, 1999, the Company had a remaining accrual for a total of approximately $131,000 relating to the settlement of the suits representing cash payments to be made and the value of 29,646 common shares to be issued based on the fair value of the stock on the settlement date. The cash was paid and the shares were issued in full during the nine months ended September 30, 2000.

(8) Subsequent Events

   In December 2000, the Company entered into an agreement with SAFLINK Corporation (SAFLINK) to sell its Internet microportal technology to SAFLINK in exchange for 728,572 shares of SAFLINK common stock and a $1.7 million unsecured promissory note that bears interest at 7% per annum. All principal and accrued interest on the note is due December 15, 2002. The number of shares received from SAFLINK reflect the SAFLINK seven-to-one reverse stock split that occurred on November 19, 2001.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

   The following unaudited pro forma condensed combined financial statements give effect to the purchase business combination between SAFLINK Corporation ("SAFLINK" or the "Company") and Jotter Technologies Inc. and predecessor companies, Mindquake Interactive Inc. and Mindquake Interactive L.P. ("Jotter"). Under the terms of the acquisition, SAFLINK acquired certain assets of Jotter in exchange for 728,572 shares of SAFLINK common stock valued at approximately $3.2 million and a $1.7 million unsecured promissory note. The note accrues interest at a rate of 7% per annum and any unpaid principal and interest are due on December 15, 2002. The acquisition has been accounted for using the purchase method of accounting in accordance with APB Opinion No. 16. Under the purchase method of accounting, the purchase price is allocated to the assets acquired based on their estimated fair values.

   SAFLINK's historical statement of operations for the year ended December 31, 2000 includes the results of operations of the business acquired beginning on December 15, 2000, the closing date of the transaction.

   The unaudited pro forma condensed combined statement of operations reflects the combined results of operations of SAFLINK and Jotter as if the acquisition occurred on January 1, 2000.

   The unaudited pro forma financial information reflects the seven-to-one reverse stock split that occurred on November 19, 2001.

   The unaudited pro forma condensed combined statement of operations is provided for illustrative purposes only and should be read in conjunction with the accompanying notes thereto, the audited financial statements and notes thereto for the year ended December 31, 2000 of SAFLINK included herein and the audited financial statements and notes thereto of Jotter also included herein. The unaudited pro forma condensed combined statement of operations is not necessarily indicative of the operating results that would have been achieved had the purchase been consummated on January 1, 2000, nor is it necessarily indicative of future operating results.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                    (In thousands, except per share amounts)

                            Year Ended     Period from January 1, 2000
                         December 31, 2000    To December 14, 2000
                         ----------------- ---------------------------
                              SAFLINK                Jotter             Pro Forma    Pro Forma
                            Historical             Historical          Adjustments   Combined
                         ----------------- --------------------------- -----------   ---------
Revenues................      $ 1,523                $    77             $   --      $  1,600
Cost of revenues........          481                    --                  --           481
                              -------                -------             -------     --------
    Gross profit........        1,042                     77                 --         1,119
Operating expenses:
  Product development...        4,186                    936                 --         5,122
  Sales and marketing...        1,756                  1,487                 --         3,243
  Relocation............          224                    --                  --           224
  Amortization of
   intangible assets....          208                    --                1,653 (a)    1,861
  General and
   administrative.......        3,494                  1,920                 --         5,414
                              -------                -------             -------     --------
    Total operating
     expenses...........        9,868                  4,343               1,653       15,864
                              -------                -------             -------     --------
    Loss from
     operations.........       (8,826)                (4,266)             (1,653)     (14,745)
Interest and other
 income (expense).......         (130)                   137                (189)(b)     (182)
                              -------                -------             -------     --------
    Net loss............       (8,956)                (4,129)             (1,842)     (14,927)
Preferred stock
 dividend...............          348                    --                  --           348
Beneficial conversion
 feature................          --                     436                 --           436
                              -------                -------             -------     --------
    Net loss
     attributable to
     common
     stockholders.......      $(9,304)               $(4,565)            $(1,842)    $(15,711)
                              =======                =======             =======     ========
Basic and diluted loss
 per common share.......      $  (3.12)                                              $  (4.27)
Weighted average number
 of basic and diluted
 common shares..........        2,983                                                   3,680


   See notes to unaudited pro forma condensed combined financial statements.

      NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. Periods Combined

   The unaudited pro forma condensed combined statement of operations reflects the combined results of operations of SAFLINK and Jotter for the year ended December 31, 2000 as if the purchase occurred on January 1, 2000.

2. Basis of Presentation

   The unaudited pro forma condensed combined financial statements reflect the issuance of 728,572 shares of SAFLINK common stock valued at approximately $3.2 million and a $1.7 million unsecured promissory note in connection with the purchase of certain assets of Jotter. The note accrues interest at a rate of 7% per annum and any unpaid principal and interest are due on December 15, 2002.

   The acquisition has been accounted for under the purchase method of accounting in accordance with APB Opinion No. 16. Under the purchase method of accounting, the purchase price is allocated to the assets acquired and liabilities assumed based on their estimated fair values.

3. Purchase Transaction Costs

   SAFLINK incurred direct transaction costs of approximately $750,000 associated with the merger, primarily for legal, investment banking and accounting fees. These costs are included as part of the total acquisition cost of Jotter. There can be no assurance that SAFLINK will not incur additional charges in subsequent quarters to reflect costs associated with the merger or that management will be successful in its efforts to integrate the operations of the two companies.

4. Pro Forma Loss Per Common Share

   The pro forma combined basic and diluted net loss per common share are based on the combined actual weighted average number of common shares of SAFLINK common stock outstanding during the period presented plus the 728,572 shares of SAFLINK common stock which were issued in the acquisition. All stock options and warrants have been excluded from the computation of pro forma combined basic and diluted net loss per common share because all such securities are anti-dilutive for the period presented.

   The following table reconciles shares used to compute historical basic and diluted net loss per share to shares used to compute pro forma basic and diluted net loss per share (rounded):

                                                                   Year ended
                                                                  December 31,
                                                                      2000
                                                                  ------------
   Shares used to compute historical basic and diluted net loss
    per share....................................................    2,983
   Impact of shares issued in acquisition assumed outstanding
    from January 1, 2000.........................................      697
                                                                     -----
   Shares used to compute pro forma basic and diluted net income
    per share....................................................    3,680
                                                                     =====

5. Conforming and Reclassification Adjustments

   There were no adjustments required to conform the accounting policies or financial statement presentation of SAFLINK and Jotter.

6. Pro Forma Adjustments

  a) To reflect the amortization of other identifiable intangible assets associated with the Company's acquisition of Jotter which are amortized over their useful lives of three years. A summary of the purchase price for the acquisition is as follows:

     Stock issued....................................................... $3,228
     Direct acquisition costs...........................................    791
     Promissory note, net of discount...................................  1,545
                                                                         ------
       Total............................................................ $5,564
                                                                         ======
     Furniture and equipment............................................ $  182
     Identifiable intangible assets.....................................  5,174
     In-process research and development................................    208
                                                                         ------
       Total............................................................ $5,564
                                                                         ======

     The purchase price allocation includes the purchase of in-process research and development. The immediate write-off of this item is included in the historical results of operations of SAFLINK for the year ended December 31, 2000. The purchase of in-process research and development represents a one-time charge incurred by the Company upon the acquisition of Jotter. The Company believes that the in-process technology obtained in this acquisition requires significant enhancements so that it may be successfully integrated with the existing SAFLINK products and so that it may successfully compete in the market, and has no future alternative uses. As such, $208,000 of the purchase price was recorded as in-process research and development and expensed on the date of acquisition.

  b) To reflect interest expense and discount amortization incurred on $1.7 million 7%, unsecured promissory note associated with the Company's acquisition of Jotter.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                              SAFLINK CORPORATION

                       15,943,512 Shares of Common Stock

                               ----------------

                                   PROSPECTUS

                               ----------------

   NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION OR REPRESENTATIONS. THIS PROSPECTUS IS AN OFFER TO SELL ONLY THE SECURITIES OFFERED HEREBY, BUT ONLY UNDER CIRCUMSTANCES AND IN JURISDICTIONS WHERE IT IS LAWFUL TO DO SO. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CURRENT ONLY AS OF ITS DATE.

                               December 14, 2001

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